341,718 Shares

Common Stock

Prospectus

 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-208539

PROSPECTUS

U.S. STEM CELL, INC.

341,718 Shares of Common Stock

This prospectus relates to the resale of up to 341,718 shares of our common stock, which may be offered by the selling stockholder, Magna Equities II, LLC, a New York limited liability company, or Magna.  The shares of common stock being offered by the selling stockholder are issuable (i) upon conversion of a senior convertible note in the principal amount of $110,000, or the First Convertible Note, that we issued to Magna on October 1, 2015 and amended and restated on December 3, 2015, pursuant to the terms and conditions of a Securities Purchase Agreement with Magna, dated October 1, 2015 (the “Initial Purchase Agreement”) and (ii) upon conversion of a senior convertible note in the principal amount of $262,500, or the Second Convertible Note, that we issued to Magna on December 3, 2015, pursuant to the terms and conditions of a subsequent  Securities Purchase Agreement with Magna, dated December 3, 2015 (collectively, with the Initial Purchase Agreement, the “Purchase Agreement”)

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholder under this prospectus, however, we have received gross proceeds of $100,000 from the sale of the First Convertible Note to Magna and $250,000 from the sale of the Second Convertible Note to Magna.

This prospectus relates to the resale of up to 341,718 shares of our common stock, which may be offered by the selling stockholder, Magna Equities II, LLC, a New York limited liability company, or Magna.  The shares of common stock being offered by the selling stockholder are issuable (i) upon conversion of a senior convertible note in the principal amount of $160,000, or the Convertible Note, that we issued to Magna on October 1, 2015, pursuant to the terms and conditions of a Securities Purchase Agreement with Magna, dated October 1, 2015 (the “Purchase Agreement”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholder under this prospectus, however, we have received gross proceeds of $100,000 from the sale of the Convertible Note to Magna.

Magna may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how Magna may sell its shares of common stock in the section titled “Plan of Distribution” on page 48.  We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by the selling stockholder.  With respect to the shares of common stock that have been and may be issued pursuant to the Purchase Agreement, Magna is an “underwriter” within the meaning of Section 2(a) (11) of the Securities Act of 1933, as amended, or the Securities Act, and with respect to any other shares of common stock, Magna may be deemed to be an “underwriter” within the meaning of Section 2(a) (11) of the Securities Act.

Our common stock is quoted on the OTCQB Marketplace operated by OTC Markets Group Inc., or the OTCQB, under the symbol “USRM”. The last reported closing price of our common stock on the OTCQB on January 29, 2016 was $0.44 per share.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” on page 16 of this prospectus and “Part I—Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2016.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of when the time of delivery of this prospectus or the sale of any Common Stock occurs. The Selling Stockholder may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

U.S. STEM CELL, INC.

You may only rely on the information contained in this prospectus or that we have referred you to via this prospectus. We have not authorized anyone to provide you with different or further information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein by reference thereto in this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and prospectus, the term “Registrant” refers to U.S. Stem Cell, Inc. and the terms "Company", "we," "us," or "our" refer to U.S. Stem Cell, Inc. and its consolidated subsidiaries unless the context otherwise requires.

Our Company

Overview

We are a biotechnology company focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Our lead product candidate is MyoCell, an innovative clinical therapy designed to populate regions of scar tissue within a patient’s heart with autologous muscle cells, or cells from a patient’s body, for the purpose of improving cardiac function in chronic heart failure patients.

Biotechnology Product Candidates

Our business includes the development of proprietary cell therapy products as well as revenue generating physician and patient based regenerative medicine / cell therapy training services, cell collection and cell storage services, the sale of cell collection and treatment kits for humans and animals, and the operation of a cell therapy clinic. Management maintains that revenues and their associated cash in-flows generated from our businesses will, over time, provide funds to support our clinical development activities as they do today for our general business operations. We believe the combination of our own therapeutics pipeline combined with our revenue generating capabilities provides the Company with a unique opportunity for growth and a pathway to profitability.

US Stem Cell Training, (“SCT”), an operating division of U.S. Stem Cell, Inc., is a content developer of regenerative medicine / cell therapy informational and training materials for physicians and patients. SCT also provides in-person and online training courses which are delivered through in-person presentations at SCT’s state of the art facilities and globally at university, hospital and physician’s office locations as well as through online webinars. Additionally, SCT provides hands-on clinical application training for physicians and health care professionals interested in providing regenerative medicine / cell therapy procedures.

Vetbiologics, (“VBI”), an operating division of our company, is a veterinary regenerative medicine company committed to providing veterinarians with the ability to deliver the highest quality regenerative medicine therapies to dogs, cats and horses. VBI provides veterinarians with extensive regenerative medicine capabilities including the ability to isolate regenerative stem cells from a patient’s own adipose (fat) tissue directly on-site within their own clinic or stall-side.

US Stem Cell Clinic, LLC, (“SCC”), a partially owned 33.3% investment of our company, is a physician run regenerative medicine/cell therapy clinic providing cellular treatments for patients afflicted with neurological, autoimmune, orthopedic and degenerative diseases. SCC is operating in compliance with the FDA 1271s which allow for same day medical procedures to be considered the practice of medicine. We isolate stem cells from bone marrow and adipose tissue and also utilize platelet rich plasma.

MyoCell/MyoCell SDF-1

MyoCell is a clinical therapy intended to improve cardiac function for those with congestive heart failure and is designed to be utilized months or even years after a patient has suffered severe heart damage due to a heart attack or other cause. We believe that MyoCell has the potential to become a leading treatment for severe, chronic damage to the heart due to its perceived ability to satisfy, at least in part, what we believe to be an unmet demand for more effective and/or more affordable therapies for chronic heart damage. MyoCell uses myoblasts, cells that are precursors to muscle cells, from the patient’s own body. The myoblasts are removed from a patient’s thigh muscle, isolated, grown through our proprietary cell culturing process, and injected directly in the scar tissue of a patient’s heart. A qualified physician performs this minimally invasive procedure using an endoventricular catheter. We entered into an agreement with a Johnson & Johnson company to use its NOGA® Cardiac Navigation System along with its MyoStar™ injection catheter for the delivery of MyoCell in the MARVEL Trial.

When injected into scar tissue within the heart wall, myoblasts have been shown to be capable of engrafting in the damaged tissue and differentiating into mature skeletal muscle cells. In a number of clinical and animal studies, the engrafted skeletal muscle cells have been shown to express various proteins that are important components of contractile function. By using myoblasts obtained from a patient’s own body, we believe MyoCell is able to avoid certain challenges currently faced by other types of cell-based clinical therapies including tissue rejection and instances of the cells differentiating into cells other than muscle. Although a number of therapies have proven to improve the cardiac function of a damaged heart, no currently available treatment, to our knowledge, has demonstrated an ability to generate new muscle tissue within the scarred regions of a heart.

We believe the market for treating patients in NYHA Class II or NYHA Class III heart failure is significant. According to the AHA Statistics and the European Society of Cardiology Task Force for the Treatment of Chronic Heart Failure, in the United States and Europe there are approximately 5.2 million and 9.6 million, respectively, patients with heart failure. The AHA Statistics further indicate that, after heart failure is diagnosed, the one-year mortality rate is high, with one in five dying and that 80% of men and 70% of women under age 65 who have heart failure will die within eight years. We believe that approximately 60% of heart failure patients are in either NYHA Class II or NYHA Class III heart failure based upon a 1999 study entitled “Congestive Heart Failure Due to Diastolic or Systolic Dysfunction – Frequency and Patient Characteristics in an Ambulatory Setting” by Diller, PM, et. al.

MyoCell SDF-1 is intended to be an improvement to MyoCell. MyoCell SDF-1 is similar to MyoCell except that the myoblast cells to be injected for use in MyoCell SDF-1 will be modified prior to injection by an adenovirus vector or non-viral vector so that they will release extra quantities of the SDF-1 protein, which expresses angiogenic factors. AdipoCell is a patient-derived cell therapy proposed for the treatment of acute myocardial infarction, chronic heart ischemia, and lower limb ischemia. We hope to demonstrate that these product candidates are safe and effective complements to existing therapies for chronic and acute heart damage.

MyoCath

The MyoCath was developed by U.S. Stem Cell co-founder Robert Lashinski specifically for delivering new cells to damaged tissue. It is a deflecting tip needle injection catheter that has a larger needle which is 25 gauge for better flow rates and less leakage than systems that are 27 gauge. This larger needle allows for thicker compositions to be injected which helps with cell retention in the heart. Also, the MyoCath needle has more fluoroscopic brightness than the normally used nitinol needle, enabling superior visualization during the procedure. Seeing the needle well during injections enables the physician who is operating the catheter to pinpoint targeted areas more precisely, thus improving safety. The MyoCath competes well with other biological delivery systems on price and efficiency and allows the physician to utilize standard fluoroscopy and echo equipment found in every cath lab. The MyoCath is used to inject cells into cardiac tissue in therapeutic procedures to treat chronic heart ischemic and congestive heart failure. We are currently utilizing a contract manufacturer to produce catheters as needed.

AdipoCell

U.S. Stem Cell has successfully completed various trials using adipose stem cells. We have completed the Phase 1 Angel Trial for AdipoCell (adipose derived stem cells). Five patients were enrolled and treated in the second quarter of 2013. At the twelve (12) month time point, patients demonstrated a statistically significant average improvement in ejection fraction (EF) by echocardiogram.

At the three (3) month time point, 100% of the patients demonstrated either improvement or stayed the same.  After three (3) months, patients showed an average absolute improvement of 3 percentage points in EF.   The patients continued to improve from 3 months to 6 months with a statistically significant average absolute improvement of 10 percentage points (p=0.01) and at the 12 month follow up patients showed this same level of improvement (p=0.01).

We have also initiated several Institutional Review Board studies in 2013 using adipose derived stem cells for various indications including dry macular degeneration, degenerative disc disease, erectile dysfunction and chronic obstructive pulmonary disease.

In the second quarter of 2014, we announced the treatment of a patient in Honduras with congestive heart failure using AdipoCell and MyoCell. This was the first patient treated in the world using a combination of stem cells.

We have begun two clinical trials in India. The first cardiac patient has successfully been enrolled and treated in India using AdipoCell™ or adipose derived stem cells. The second trial will involve the combination of AdipoCell and MyoCell® or muscle derived stem cells for congestive heart failure patients. These trials are active and ongoing.

Trading Market

Our common stock, par value $0.001 per share, commenced trading on February 19, 2008, on the NASDAQ Global Market under the symbol “BHRT”. Effective June 11, 2008, we transferred the listing of our common stock to the NASDAQ Capital Market and then, during the course of 2009 our stock was delisted from NASDAQ and commenced quotation on the OTC Markets under the symbol “BHRT” and, following our name change to U.S. Stem Cell, Inc. to “USRM.”

Corporate Information

We were incorporated in Florida in 1999 under the name Bioheart and operate under the current name U.S. Stem Cell, Inc. and continue to be a Florida corporation.

Our principal executive offices are located at 13794 NW 4th Street, Suite 212, Sunrise, Florida  33325.  Our telephone number is (954) 835-1500.

Our website address is www.us-stemcell.com. Our website and the information contained on our website are not incorporated into this prospectus or the Registration Statement of which it forms a part. Further, our references to the URLs for our website are intended to be inactive textual references only.

Magna Equities II, LLC

Senior Convertible Note Financing with Magna Equities II, LLC

Note Purchase Agreement and Convertible Note

On October 1, 2015 (the “Closing Date”), Bioheart, Inc., a Florida corporation (the “Company”), entered into a securities purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Magna Equities II, LLC, a New York limited liability company (“Magna”).  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Magna shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $160,000 (the “Convertible Note”) for a purchase price of $100,000 (a 37.5% original issue discount).  Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Magna.

The Convertible Note matures on August 1, 2016 and, in addition to the 37.5% original issue discount, accrues interest at the rate of 12% per annum. The Convertible Note is convertible at any time, in whole or in part, at Magna’s option into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a fixed conversion price of $0.00072 per share (subject to adjustment).  This conversion price represents a discount of approximately 55% from the lowest trading price of the Common Stock during the five trading days prior to the Closing Date.  If the Company has not properly filed a registration statement with the SEC on or prior to the date that is 70 calendar days after the Closing Date covering the resale by Magna of all of the shares of Common Stock issued or issuable upon conversion of the Convertible Note, then, from and after such date, the Convertible Note will be convertible at any time, in whole or in part, at Magna’s option into Common Stock at a conversion price equal to a 55% discount from the lowest trading price of the Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the applicable date of conversion. At no time will Magna be entitled to convert any portion of the Convertible Note to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date. The Convertible Note includes “full ratchet” and standard anti-dilution protection.

The Convertible Note includes customary event of default provisions, and provides for a default interest rate of 18%. Upon the occurrence of an event of default, Magna may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Note to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 140% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 140% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 140% of the total amount of the Convertible Note then outstanding.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Company also agreed to pay up to $10,000 of reasonable attorneys’ fees and expenses incurred by Magna in connection with the transaction. The Purchase Agreement also provides for indemnification of Magna and its affiliates in the event that Magna incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations, warranties or covenants under the Purchase Agreement.

On December 3, 2015, the Convertible Note was amended and restated to reflect a final principal amount of $110,000.

The issuance of the Convertible Note to Magna under the Note Purchase Agreement was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a) (2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

Note Registration Rights Agreement

            In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Magna also entered into a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an initial registration statement (“Registration Statement”) with the SEC to register the resale of the Common Stock into which the Convertible Note may be converted, on or prior to November 20, 2015, subsequently extended to November 30, 2015  (the “Filing Deadline”) and have it declared effective at the earlier of (i) the 135th calendar day after the Closing Date and (ii) the fifth business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”).

If at any time all of the shares of Common Stock underlying the Convertible Note are not covered by the initial Registration Statement, the Company has agreed to file with the SEC one or more additional Registration Statements so as to cover all of the shares of Common Stock underlying the Convertible Note not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company also agreed, among other things, to indemnify Magna from certain liabilities and fees and expenses of Magna incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities. Magna has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control the Company against certain liabilities that may be based upon written information furnished by Magna to the Company for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

 Second Senior Convertible Note Financing with Magna Equities II, LLC

 Securities Purchase Agreement and Convertible Note

On December 3, 2015, (the “Closing Date”), the Company  entered into a securities purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Magna Equities II, LLC, a New York limited liability company (“Magna”).  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Magna shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $262,500 (the “Convertible Note”).  Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Magna.

The Convertible Note matures on December 3, 2016 and accrues interest at the rate of 12% per annum. The Convertible Note is convertible at any time, in whole or in part, at Magna’s option into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a fixed conversion price of the lesser of (A) the product of (x) the lowest sale price of the Common Stock during the five (5) consecutive Trading Days ending and including the Trading Day immediately preceding the applicable Conversion Date and (y) sixty percent (60%), and (B) $0.70 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). At no time will Magna be entitled to convert any portion of the Convertible Note to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date. The Convertible Note includes “full ratchet” and standard anti-dilution protection.

The Convertible Note includes customary event of default provisions, and provides for a default interest rate of 18%. Upon the occurrence of an event of default, Magna may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Note to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 140% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 140% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 140% of the total amount of the Convertible Note then outstanding.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Company also agreed to pay reasonable attorneys’ fees and expenses incurred by Magna in connection with the transaction. The Purchase Agreement also provides for indemnification of Magna and its affiliates in the event that Magna incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations, warranties or covenants under the Purchase Agreement.

The issuance of the Convertible Note to Magna under the Purchase Agreement was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”).  The Company made this determination based on the representations of Magna that Magna is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about the Company and its investment.

This Current Report on Form 8-K (this “Report”) is neither an offer to sell nor the solicitation of an offer to buy any securities.  The securities have not been registered under the Securities Act and may not be offered or sold in the United States of America absent registration or an exemption from registration under the Securities Act.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Magna also entered into a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an initial registration statement (“Registration Statement”) with the SEC to register the resale of the Common Stock into which the Convertible Note may be converted (the “Filing Deadline”) and have it declared effective at the earlier of (i) the 120th calendar day after the Closing Date and (ii) the fifth business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”).

If at any time all of the shares of Common Stock underlying the Convertible Note are not covered by the initial Registration Statement, the Company has agreed to file with the SEC one or more additional Registration Statements so as to cover all of the shares of Common Stock underlying the Convertible Note not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company also agreed, among other things, to indemnify Magna from certain liabilities and fees and expenses of Magna incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities. Magna has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control the Company against certain liabilities that may be based upon written information furnished by Magna to the Company for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Transfer Agent

The Transfer Agent for our Common Stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Magna Equities II, LLC prior registration statement

In the prior registration statement (SEC File No. 200457), we registered 143,813 (post-split) shares of common stock underlying commitment shares, a draw down equity line, and convertible promissory notes. The number of shares and stock prices listed below reflect post-split calculations. Magna Equities II, LLC was issued 9,109 and 2,891 shares as of October 27, 2014 and December 23, 2014 respectively, representing 1.66% and 0.50% of the then current issued and outstanding shares of our common stock respectively. Our common stock price as of October 27, 2014 and December 23, 2014 was $20.50 and $12.80 respectively. Pursuant to the draw down equity line, we requested drawdowns from January 13, 2015 through August 27, 2015 (which includes issuing true up shares as per the terms and conditions of the Purchase Agreement of the equity line). During this period, we issued an aggregate of 87,813 shares (post-split) pursuant to ten draw down requests initiated solely by us. The percentage dilution for any one draw down or true up represented from 0.35% of the then issued and outstanding shares of common stock to 2.12% of the then issued and outstanding shares of common stock. The price of our common stock was $8.40 as of January 13, 2015 (the date of the initial draw down) to  $4.00 as of August 27, 2015 (the date of the final true up issuance). Magna Equities II, LLC converted a portion of its convertible promissory notes on February 2, 2015, receiving 7,246 (post-split) shares of common stock (representing 1.19% of the then issued and outstanding shares of common stock). The remainder of the convertible promissory notes were converted to shares of common stock from August 27, 2015 through November 6, 2015. The percentage dilution for any one conversion during this period represented from 0.82% of the then issued and outstanding shares of common stock to 2.85% of the then issued and outstanding shares of common stock. The price of our common stock during this period was $4.00 as of August 27, 2015 to $1.40 as of October 27, 2015, the second to last conversion date) ($5.45 as of November 6, 2015 (the date of the final conversion). Consequently, during the period covered by the prior registration period, our stock price decreased from $20.50 to $1.40 ($5.45 as of the last conversion). During this time, our number of issued and outstanding shares increased from 548,186 showing 595,198 shares outstanding on 1/13/15 to 1,615,772 shares, partly as a result of the issuances to Magna Equities II, LLC.

As of the date of this filing, Magna Equities II, LLC does not own any securities of the Company, except for the convertible promissory note listed herein. Magna Equities II, LLC has completed the resale of securities registered for sale under the prior registration statement. On November 6, 2015, Magna Equities II, LLC converted the last portion of the promissory note described in the last registration statement and received 18,013 (post-split) shares of common stock (which was issued in electronic form). Magna Equities II, LLC has represented that these shares, representing all their holdings at the time, was sold into the public market on or before November 19, 2015. Since that date, Magna Equities II, LLC has represented that they have not bought or sold any Company securities (except for the convertible promissory notes listed herein).

The Offering

As of February 2, 2016 , there were 1,926,861 shares of our common stock outstanding, of which 1,025,155 shares were held by non-affiliates.  If all of the 341,718 shares offered under this prospectus were issued and outstanding as of February 2, 2016, such shares would represent approximately 17.7% of the total number of shares of our common stock outstanding and 33.33% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of February 2, 2016.

Common stock offered by Selling Stockholder	341,718 shares of common stock, consisting of: 341,718 shares of common stock that we may issue to Magna upon conversion of the Convertible Note;

Common stock outstanding before the offering	1,926,861 shares of common stock .

Common stock outstanding after the offering	2,268,579 shares of common stock.

Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholder. However, we have received gross proceeds of $350,000 from the sale of the Convertible Notes to Magna.  The net proceeds received from the sale of the Convertible Notes to Magna will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our Board of Directors, in its good faith deem to be in the best interest of the company and its stockholders.

OTCBB Trading Symbol	USRM

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” If any of the following risks actually cause the occurrence of adverse circumstances, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company’s Common Stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We are a development stage life sciences company with a limited operating history and a history of net losses and negative cash flows from operations. We may never be profitable, and if we incur operating losses and generate negative cash flows from operations for longer than expected, we may be unable to continue operations.

Risks Related to Our Financial Position and Need for Additional Financing

The sale or issuance of our common stock to Magna Equities II, LLC upon the issuance of the common stock underlying the convertible promissory notes may cause substantial dilution and the resale of the shares of common stock by Magna Equities II, LLC into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

In the event Magna Equities II, LLC elects,  upon effectiveness of the registration statement of which this prospectus is a part, to convert part of all of the outstanding principal and interest of the convertible promissory notes to the common stock registered hereunder, there will be substantial dilution to the current number of issued and outstanding shares and any sale of such stock may have an adverse effect upon our stock price.  The number of shares ultimately offered for sale by Magna Equities II, LLC under this prospectus is dependent upon a number of factors, including the extent to which Magna Equities II, LLC converts the convertible promissory notes into shares of our common stock. Because the actual exercise price for the shares of common stock that Magna Equities II, LLC  may receive upon conversion will fluctuate based on the market price of our common stock, we are not able to determine at this time the exact number of shares of our common stock that we will issue and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act. At no time will Magna Equities II, LLC be entitled to convert any portion of the Convertible Note to the extent that after such conversion, Magna Equities II, LLC (together with its affiliates) would beneficially own more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder). Moreover, there is an inverse relationship between the market price of our common stock and the number of shares of our common stock that may be sold following a conversion to common stock.. That is, the lower the market price, the more shares of our common stock that may be issued and sold. Accordingly, if the market price of our common stock decreases (whether such decrease is due to sales by Magna Equities II, LLC in the market or otherwise) and, in turn, the exercise  price of our common stock provided in a conversion of the convertible promissory notes to common stock issued  to Magna Equities II, LLC decreases, this could allow Magna Equities II, LLC to receive greater numbers of shares of our common stock. Although the number of shares of our common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances to Magna Equities II, LLC. Depending on market liquidity at the time, the issuance of a substantial number of shares of our common stock by Magna Equities II, LLC, and the resale of such shares by Magna Equities II, LLC into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

In the prior registration statement (SEC File No. 200457), we registered 143,813 (post-split) shares of common stock underlying commitment shares, a draw down equity line, and convertible promissory notes. The number of shares and stock prices listed below reflect post-split calculations. Magna Equities II, LLC was issued 9,109 and 2,891 shares as of October 27, 2014 and December 23, 2014 respectively, representing 1.66% and 0.50% of the then current issued and outstanding shares of our common stock respectively. Our common stock price as of October 27, 2014 and December 23, 2014 was $20.50 and $12.80 respectively. Pursuant to the draw down equity line, we requested drawdowns from January 13, 2015 through August 27, 2015 (which includes issuing true up shares as per the terms and conditions of the Purchase Agreement of the equity line). During this period, we issued an aggregate of 87,813 shares (post-split) pursuant to ten draw down requests initiated solely by us. The percentage dilution for any one draw down or true up represented from 0.35% of the then issued and outstanding shares of common stock to 2.12% of the then issued and outstanding shares of common stock. The price of our common stock was $8.40 as of January 13, 2015 (the date of the initial draw down) to  $4.00 as of August 27, 2015 (the date of the final true up issuance). Magna Equities II, LLC converted a portion of its convertible promissory notes on February 2, 2015, receiving 7,246 (post-split) shares of common stock (representing 1.19% of the then issued and outstanding shares of common stock). The remainder of the convertible promissory notes were converted to shares of common stock from August 27, 2015 through November 6, 2015. The percentage dilution for any one conversion during this period represented from 0.82% of the then issued and outstanding shares of common stock to 2.85% of the then issued and outstanding shares of common stock. The price of our common stock during this period was $4.00 as of August 27, 2015 to $1.40 as of October 27, 2015, the second to last conversion date) ($5.45 as of November 6, 2015 (the date of the final conversion). Consequently, during the period covered by the prior registration period, our stock price decreased from $20.50 to $1.40 ($5.45 as of the last conversion). During this time, our number of issued and outstanding shares increased from 548,186 showing 595,198 shares outstanding on 1/13/15 to 1,615,772 shares, partly as a result of the issuances to Magna Equities II, LLC.

As of the date of this filing, Magna Equities II, LLC does not own any securities of the Company, except for the convertible promissory note listed herein. Magna Equities II, LLC has completed the resale of securities registered for sale under the prior registration statement. On November 6, 2015, Magna Equities II, LLC converted the last portion of the promissory note described in the last registration statement and received 18,013 (post-split) shares of common stock (which was issued in electronic form). Magna Equities II, LLC has represented that these shares, representing all their holdings at the time, was sold into the public market on or before November 19, 2015. Since that date, Magna Equities II, LLC has represented that they have not bought or sold any Company securities (except for the convertible promissory notes listed herein).

Since Magna Equities II, LLC may convert all or part of its convertible promissory notes to common stock as registered hereunder, further dilution may occur similar to the prior registration. This further dilution may result in your additional dilution of the existing ownership interests of our common stockholders and may adversely affect the stock price of the shares of common stock.

We will need to secure additional financing in order to continue to finance our operations. If we are unable to secure additional financing on acceptable terms, or at all, we may be forced to curtail or cease our operations.

During nine months ended September 30, 2015, the Company incurred an operating loss of $1,551,966 and used $789,462 in cash for operating activities. As of September 30, 2015, the Company had a working capital deficit (current liabilities in excess of current assets) of approximately $7.5 million.  As such, our existing cash resources are insufficient to finance even our immediate operations. Accordingly, we will need to secure additional sources of capital to develop our business and product candidates as planned. We are seeking substantial additional financing through public and/or private financing, which may include equity and/or debt financings, research grants and through other arrangements, including collaborative arrangements. As part of such efforts, we may seek loans from certain of our executive officers, directors and/or current shareholders.

If we are unable to secure additional financing in the near term, we may be forced to:

•	curtail or abandon our existing business plans;
•	reduce our headcount;
•	default on our debt obligations;
•	file for bankruptcy;
•	seek to sell some or all of our assets; and/or
•	cease our operations.

If we are forced to take any of these steps, any investment in our common stock may be worthless.

Our ability to obtain additional debt financing and/or alternative arrangements, with the Guarantors or otherwise, may be limited by the amount of, terms and restrictions of our then current debt. For instance, we do not anticipate repaying our Northstar loan (described below) until its scheduled maturity. Accordingly, until such time, we will generally be restricted from, among other things, incurring additional indebtedness or liens, with limited exceptions. See “We have a substantial amount of debt...” Additional debt financing, if available, may involve restrictive covenants that limit or further limit our operating and financial flexibility and prohibit us from making distributions to shareholders.

If we raise additional capital and/or secure alternative arrangements, with the Guarantors or otherwise, by issuing equity, equity-related or convertible securities, the economic, voting and other rights of our existing shareholders may be diluted, and those newly issued securities may be issued at prices that are a significant discount to current and/or then prevailing market prices. In addition, any such newly issued securities may have rights superior to those of our common stock. If we obtain additional capital through collaborative arrangements, we may be required to relinquish greater rights to our technologies or product candidates than we might otherwise have or become subject to restrictive covenants that may affect our business.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm issued its report dated March 16, 2015 in connection with the audit of our financial statements as of December 31, 2014, which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. In addition, our notes to our unaudited financial statement for the period ended September 30, 2015 included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.  If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Current Adverse Economic Conditions have had a negative impact on our ability to obtain additional financing. Our inability to obtain additional financing would have a significant adverse effect on our operations.

In early 2008, as the United States economy began to weaken and there were increased doubts about the ability of borrowers to pay debts. Housing values began to fall and marginal loans were first to default, triggering the sub-prime lending crisis. Financial institutions responded by tightening their lending policies with respect to counterparties determined to have sub-prime mortgage risk. This tightening of institutional lending policies led to the failure of major financial institutions late in the third quarter of 2008. Continued failures, losses, and write-downs at major financial institutions through 2013 intensified concerns about credit and liquidity risks and have resulted in a sharp reduction in overall market liquidity. The global credit crisis threatens the stability of the global economy and has adversely impacted consumer confidence and spending. We believe this global credit crisis has also had a negative impact on our ability to obtain additional financing. As discussed above, our inability to obtain additional financing would have a significant adverse effect on our operations, results and financial condition.

We are a development stage life sciences company with a limited operating history and a history of net losses and negative cash flows from operations. We may never be profitable, and if we incur operating losses and generate negative cash flows from operations for longer than expected, we may be unable to continue operations.

We are a development stage life sciences company and have a limited operating history, limited capital, limited sources of revenue and have incurred losses since inception. As of December 31, 2014, we have accumulated a deficit of approximately $120.4 million and as of the third quarter of 2015, we have accumulated a deficit of approximately $120,7 million. Our MyoCell product candidate has not received regulatory approval or generated any material revenues and is not expected to generate any material revenues until commercialization of MyoCell, if ever.

Our ability to generate revenues from any of our product candidates will depend on a number of factors, including our ability to successfully complete clinical trials, obtain necessary regulatory approvals and implement our commercialization strategy. In addition, even if we are successful in obtaining necessary regulatory approvals and bringing one or more product candidates to market, we will be subject to the risk that the marketplace will not accept those products. We may, and anticipate that we will need to, transition from a company with a research and development focus to a company capable of supporting commercial activities and we may not succeed in such a transition.

Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict the extent of our future losses or when or if we will become profitable. Our failure to successfully commercialize our product candidates or to become and remain profitable could impair our ability to raise capital, expand our business, diversify our product offerings and continue our operations.

All of our product candidates are in an early stage of development and we may never succeed in developing and/or commercializing them. We depend heavily on the success of our MyoCell product candidate. If we are unable to commercialize MyoCell or any of our other product candidates or experience significant delays in doing so, our business may fail.

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We have invested a significant portion of our efforts and financial resources in our MyoCell product candidate and depend heavily on its success. MyoCell is currently in the clinical testing stage of development, although we have suspended work under our clinical trials as we seek to raise sufficient funds to complete the trials.

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We need to devote significant additional research and development, financial resources and personnel to develop commercially viable products, obtain regulatory approvals and establish a sales and marketing infrastructure.

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We are likely to encounter hurdles and unexpected issues as we proceed in the development of MyoCell and our other product candidates. There are many reasons that we may not succeed in our efforts to develop our product candidates, including the possibility that:

o	our product candidates will be deemed ineffective, unsafe or will not receive regulatory approvals;

o	our product candidates will be too expensive to manufacture or market or will not achieve broad market acceptance;

o	others will hold proprietary rights that will prevent us from marketing our product candidates; or

o	our competitors will market products that are perceived as equivalent or superior

Our approach of using cell-based therapy for the treatment of heart damage is risky and unproven and no products using this approach have received regulatory approval in the United States or Europe.

No company has yet been successful in its efforts to obtain regulatory approval in the United States or Europe of a cell-based therapy product for the treatment of heart damage. Cell-based therapy products, in general, may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval by regulators or commercial use. Many companies in the industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. One of our competitors exploring the use of skeletal myoblasts ceased enrolling new patients in its European Phase II clinical trial based on the determination of its monitoring committee that there was a low likelihood that the trial would result in the hypothesized improvement in heart function. Although our clinical research to date suggests that MyoCell may improve the contractile function of the heart, we have not yet been able to demonstrate a mechanism of action and additional research is needed to precisely identify such mechanism.

If our clinical trials are unsuccessful or significantly delayed, or if we do not complete our clinical trials, we will not receive regulatory approval for or be able to commercialize our product candidates.

We cannot market any product candidate until regulatory agencies grant approval or licensure. In order to obtain regulatory approval for the sale of any product candidate, we must, among other requirements, provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate to the satisfaction of regulatory authorities that our product candidates are safe and effective for each indication under the applicable standards relating to such product candidate. The preclinical studies and clinical trials of any product candidates must comply with the regulations of the FDA and other governmental authorities in the United States and similar agencies in other countries.

Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. For example, MyoCell has been studied in a limited number of patients to date. Even though our early data has been promising, we have not yet completed any large-scale pivotal trials to establish the safety and efficacy of MyoCell. A number of participants in our clinical trials have experienced serious adverse events adjudicated or determined by trial investigators to be potentially attributable to MyoCell. There is a risk that safety concerns relating to our product candidates or cell-based therapies in general will result in the suspension or termination of our clinical trials.

We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent regulatory approval and/or commercialization of our product candidates, including the following:

•	the FDA or similar foreign regulatory authorities may find that our product candidates are not sufficiently safe or effective or may find our cell culturing processes or facilities unsatisfactory;

•	officials at the FDA or similar foreign regulatory authorities may interpret data from preclinical studies and clinical trials differently than we do;

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our clinical trials may produce negative or inconclusive results or may not meet the level of statistical significance required by the FDA or other regulatory authorities, and we may decide, or regulators may require us, to conduct additional preclinical studies and/or clinical trials or to abandon one or more of our development programs;

•	the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations;

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there may be delays or failure in obtaining approval of our clinical trial protocols from the FDA or other regulatory authorities or obtaining institutional review board approvals or government approvals to conduct clinical trials at prospective sites;

•	we, or regulators, may suspend or terminate our clinical trials because the participating patients are being exposed to unacceptable health risks or undesirable side effects;

•	we may experience difficulties in managing multiple clinical sites;

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enrollment in our clinical trials for our product candidates may occur more slowly than we anticipate, or we may experience high drop-out rates of subjects in our clinical trials, resulting in significant delays;

•	we may be unable to manufacture or obtain from third party manufacturers sufficient quantities of our product candidates for use in clinical trials; and

•	our product candidates may be deemed unsafe or ineffective, or may be perceived as being unsafe or ineffective, by healthcare providers for a particular indication.

In the SEISMIC Trial, we experienced delays attributable to slower than anticipated enrollment of patients. We may continue to experience difficulties in enrolling patients in our clinical trials, which could increase the costs or affect the timing or outcome of these trials and could prevent us from completing these trials.

Failures or perceived failures in our clinical trials would delay and may prevent our product development and regulatory approval process, make it difficult for us to establish collaborations, negatively affect our reputation and competitive position and otherwise have a material adverse effect on our business.

We depend on third parties to assist us in the conduct of our preclinical studies and clinical trials, and any failure of those parties to fulfill their obligations could result in costs and delays and prevent us from obtaining regulatory approval or successfully commercializing our product candidates on a timely basis, if at all.

We engage consultants and CROs to help design, and to assist us in conducting, our preclinical studies and clinical trials and to collect and analyze data from those studies and trials. The consultants and contract research organizations we engage interact with clinical investigators to enroll patients in our clinical trials. As a result, we depend on these consultants and CROs to perform the studies and trials in accordance with the investigational plan and protocol for each product candidate and in compliance with regulations and standards, commonly referred to as “good clinical practice”, for conducting, recording and reporting results of clinical trials to assure that the data and results are credible and accurate and the trial participants are adequately protected, as required by the FDA and foreign regulatory agencies. We may face delays in our regulatory approval process if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers. The risk of delays is heightened for our clinical trials conducted outside of the United States, where it may be more difficult for us to ensure that studies are conducted in compliance with foreign regulatory requirements. Any third parties that we hire to conduct clinical trials may also provide services to our competitors, which could compromise the performance of their obligations to us. If these third parties do not successfully carry out their duties or meet expected deadlines, or if the quality, completeness or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical trial protocols or for other reasons, our clinical trials may be extended, delayed or terminated or may otherwise prove to be unsuccessful. If there are delays or failures in clinical trials or regulatory approvals as a result of the failure to perform by third parties, our development costs will increase, and we may not be able to obtain regulatory approval for our product candidates. In addition, we may not be able to establish or maintain relationships with these third parties on favorable terms, if at all. If we need to enter into replacement arrangements because a third party is not performing in accordance with our expectations, we may not be able to do so without undue delays or considerable expenditures or at all.

Risks Related to Government Regulation and Regulatory Approvals

Our cell-based product candidates are based on novel technologies and the FDA and regulatory agencies in other countries have limited experience reviewing product candidates using these technologies.

We are subject to the risks of failure inherent in the development of product candidates based on new technologies. The novel nature of our product candidates creates significant challenges in regards to product development and optimization, government regulation, third party reimbursement and market acceptance. These include:

•	the scientific basis of our technology could be determined to be less sound than we believe;
•	the time and effort required to solve novel technical problems could delay the development of our product candidates;
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the FDA and regulatory agencies in other countries have relatively limited experience with therapies based upon cellular medicine generally and, as a result, the pathway to regulatory approval for our cell-based product candidates may be more complex and lengthy; and

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the healthcare community has relatively little experience with therapies based upon cellular medicine and, accordingly, following regulatory approval, if any, our product candidates may not become widely accepted by physicians, patients, third party payers or the healthcare community.

As a result, the development and commercialization pathway for our cell-based therapies may be subject to increased uncertainty, as compared to the pathway for new conventional drugs.

There is substantial uncertainty as to the coverage that may be available and the reimbursement rates that may be established for our product candidates. Any failure to obtain third party coverage or an adequate level of reimbursement for our product candidates will likely have a material adverse effect on our business.

If we successfully develop, and obtain necessary regulatory approvals for, our product candidates we intend to sell them initially in Europe and the United States. We have not yet submitted any of our product candidates to CMS or any private or governmental third party payor in the United States to determine whether or not our product candidates will be covered under private or public health insurance plans or, if they are covered, what coverage or reimbursement rates may be available. Although we believe hospitals may be entitled to some procedure reimbursement for MyoCell, we cannot assure you that such reimbursement will be adequate or available at all.

In Europe, the pricing of prescription pharmaceutical products and services and the level of government reimbursement generally are subject to governmental control. Reimbursement and healthcare payment systems in European markets vary significantly by country, and may include both government-sponsored healthcare and private insurance. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compare the cost effectiveness of our product candidates to other available therapies. Conducting one or more clinical trials for this purpose would be expensive and result in delays in commercialization of our product candidates. We may not obtain coverage or reimbursement or pricing approvals from countries in Europe in a timely manner, or at all. Any failure to receive coverage or reimbursement or pricing approvals from one or more European countries could effectively prevent us from selling our product candidates in those countries, which could materially adversely affect our business.

In the United States, our revenues will depend upon the coverage and reimbursement rates and policies established for our product candidates by third party payors, including governmental authorities, managed-care providers, public health insurers, private health insurers and other organizations. These third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new healthcare products approved for marketing by the FDA or regulatory agencies in other countries. As a result, significant uncertainty exists as to whether newly approved medical products will be eligible for coverage by third party payors or, if eligible for coverage, what the reimbursement rates will be for those products. Furthermore, cell-based therapies like MyoCell may be more expensive than pharmaceuticals due to, among other things, the higher cost and complexity associated with the research, development and production of these therapies. This, in turn, may make it more difficult for us to obtain adequate reimbursement from third party payors, particularly if we cannot demonstrate a favorable cost-benefit relationship. Third party payors may also deny coverage or offer inadequate levels of reimbursement for our potential products if they determine that the product has not received appropriate clearances from the FDA or other government regulators or is experimental, unnecessary or inappropriate. Accordingly, we cannot assure you that adequate third party coverage or reimbursement will be available for any of our product candidates to allow us to successfully commercialize these product candidates.

Coverage and reimbursement rates for our product candidates may be subject to increased restrictions both in the United States and in other countries in the future. Coverage policies and reimbursement rates are subject to change and we cannot guarantee that current coverage policies and reimbursement rates will be applicable to our product candidates in the future. U.S. federal, state and foreign agencies and legislatures from time to time may seek to impose restrictions on coverage, pricing, and reimbursement level of drugs, devices and healthcare services in order to contain healthcare costs.

Product liability and other claims against us may reduce demand for our products or result in substantial damages. We anticipate that we will need to obtain and maintain additional or increased insurance coverage, and we may not be able to obtain or maintain such coverage on commercially reasonable terms, if at all.

A product liability claim, a clinical trial liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business. Our business exposes us to potential liability risks that may arise from the clinical testing of our product candidates in human clinical trials and the manufacture and sale of any approved products. Any clinical trial liability or product liability claim or series of claims or class actions brought against us, with or without merit, could result in:

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liabilities that substantially exceed our existing clinical trial liability insurance, or any clinical trial liability or product liability insurance that we may obtain in the future, which we would then be required to pay from other sources, if available;

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an increase in the premiums we pay for our clinical trial liability insurance and any clinical trial liability or product liability insurance we may obtain in the future or the inability to renew or obtain clinical trial liability or product liability insurance coverage in the future on acceptable terms, or at all;

•	withdrawal of clinical trial volunteers or patients;

•	damage to our reputation and the reputation of our products, including loss of market share;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	diversion of management’s attention from managing our business.

We do not currently have product liability insurance because none of our product candidates has yet been approved for commercialization. While we plan to seek product liability insurance coverage if any of our product candidates are sold commercially, we cannot assure you that we will be able to obtain product liability insurance on commercially acceptable terms, if at all, or that we will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect against potential losses.

Claims may be made by consumers, healthcare providers, third party strategic collaborators or others selling our products if one of our products or product candidates causes, or appears to have caused, an injury. We may be subject to claims against us even if an alleged injury is due to the actions of others. For example, we rely on the expertise of physicians, nurses and other associated medical personnel to perform the medical procedures and processes related to our product candidates. If these medical personnel are not properly trained or are negligent in using our product candidates, the therapeutic effect of our product candidates may be diminished or the patient may suffer injury, which may subject us to liability. In addition, an injury resulting from the activities of our suppliers may serve as a basis for a claim against us.

We do not intend to promote, or to in any way support or encourage the promotion of, our product candidates for off-label or otherwise unapproved uses. However, if our product candidates are approved by the FDA or similar foreign regulatory authorities, we cannot prevent a physician from using them for any off-label applications. If injury to a patient results from such an inappropriate use, we may become involved in a product liability suit, which will likely be expensive to defend.

These liabilities could prevent or interfere with our clinical efforts, product development efforts and any subsequent product commercialization efforts, all of which could have a material adverse effect on our business.

Risks Related to Our Intellectual Property

We hold limited patent and other intellectual property rights, and our success will be dependent in large part on safeguarding our existing intellectual property rights and obtaining patent and other proprietary protection for our product candidates.

We hold limited patent rights in our product candidates. Our MyoCath product candidate is protected by a patent, expiring in September 2017, in which we have an irrevocable co-exclusive license. Our MyoCell product candidate is no longer protected by patents, which means that competitors will be free to sell products that incorporate the same or similar technologies that are used in MyoCell without infringing our patent rights. As a result, MyoCell, if approved for use, may be vulnerable to competition in the form of products that use the same or similar technologies. We have previously licensed certain patents and patent applications relating to our MyoCell product candidate. These licenses have all lapsed as of the date of this report, although we have had discussions with the relevant licensor regarding a potential reinstatement of our rights in such licenses.

Our commercial success will depend to a significant degree on our ability to:

•	compel the owners of the patents licensed to us to defend and enforce such patents, to the extent such patents may be applicable to our products and material to their commercialization;

•	obtain new patent and other proprietary protection for MyoCell and our other product candidates;

•	obtain and/or maintain appropriate licenses to patents, patent applications or other proprietary rights held by others with respect to our technology, both in the United States and other countries;

•	preserve intellectual property rights relating to our product candidates; and

•	operate without infringing the patents and proprietary rights of third parties.

Failure to obtain adequate patent protection for our product candidates, or the failure to protect our existing patent rights, may impair our ability to be competitive. The availability of infringing products in markets where we have patent protection, or the availability of competing products in markets where we do not have adequate patent protection, could erode the market for our product candidates, negatively impact the prices we can charge for our product candidates, and harm our reputation if infringing or competing products are manufactured to inferior standards.

Our most important license agreement with respect to MyoCath is co-exclusive and the co-licensor of the intellectual property, a division of Abbott Laboratories, may also seek to commercialize MyoCath.

In June 2003, we assigned our exclusive license to the primary patent protecting MyoCath to ACS, originally a subsidiary of Guidant Corporation and now d/b/a Abbott Vascular, a division of Abbott Laboratories. In connection with this agreement, ACS granted to us a co-exclusive, irrevocable, fully paid-up license to this patent for the life of the patent. Because our license is co-exclusive with ACS, ACS may, parallel to our efforts, seek to commercialize MyoCath if MyoCath secures regulatory approval.

Accordingly, even if ACS does nothing to assist us to secure regulatory approval of MyoCath, ACS may become a direct competitor in the MyoCath manufacturing and supply business. In addition, pursuant to our agreement with ACS, we are prohibited from contracting with third parties for the distribution of MyoCath.

Our patents may not be valid or enforceable, and may be challenged by third parties.

We cannot assure you that any patents issued or licensed to us would be held valid by a court or administrative body or that we would be able to successfully enforce our patents against infringers, including our competitors. The issuance of a patent is not conclusive as to its validity or enforceability, and the validity and enforceability of a patent is susceptible to challenge on numerous legal grounds. Challenges raised in patent infringement litigation brought by or against us may result in determinations that patents that have been issued or licensed to us or any patents that may be issued to us or our licensors in the future are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in these patents without paying licensing fees or royalties to us, which could significantly diminish the value of our intellectual property and our competitive advantage. Even if our patents are held to be enforceable, others may be able to design around our patents or develop products similar to our products that are not within the scope of any of our patents.

In addition, enforcing the patents that have been licensed to us and any patents that may be issued to us in the future against third parties may require significant expenditures regardless of the outcome of such efforts. Our inability to enforce our patents against infringers and competitors may impair our ability to be competitive and could have a material adverse effect on our business.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We rely to a large extent on unpatented technology, trade secrets, confidential information and proprietary know-how to protect our technology and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such case we could not assert any trade secret rights against such party.

Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on our business.

Risks Related to Our Common Stock

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock.” It does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange or (iii) it is not quoted on the NASDAQ Global Market, or has a price less than $5.00 per share. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock are subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Securities Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Rule 144 sales in the future may have a depressive effect on the company’s stock price as an increase in supply of shares for sale, with no corresponding increase in demand will cause prices to fall.

All of the outstanding shares of common stock held by the present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act of 1933 and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a Company’s issued and outstanding common stock. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the Company is a current reporting company under the Securities Exchange Act of 1934. A sale under Rule 144 or under any other exemption from the Securities Act of 1933, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop. In addition, if we are deemed a shell company pursuant to Section 12(b)-2 of the Act, our “restricted securities”, whether held by affiliates or non-affiliates, may not be re-sold for a period of 12 months following the filing of a Form 10 level disclosure or registration pursuant to the Securities Act of 1933.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It is time consuming, difficult and costly for us to develop and maintain the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act, and as our business develops, we may need to hire additional financial reporting, internal auditing and other finance staff in order to remain compliant. The cost of compliance will adversely affect our financial results, while, if we are unable to comply, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and furnish a report by our management on our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, upon receiving sufficient financing or generating sufficient revenues, we will employ qualified personnel and adopt and implement policies and procedures to address any such material weaknesses. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Public disclosure requirements and compliance with changing regulation of corporate governance pose challenges for our management team and result in additional expenses and costs which may reduce the focus of management and the profitability of our company.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside its control. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, (i) our ability to manage the business despite continuing operating losses and cash outflows; (ii) our ability to obtain sufficient capital or a strategic business arrangement to fund its operations and expansion plans, including meeting its financial obligations under various licensing and other strategic arrangements and the successful commercialization of the relevant technology; (iii) our ability to build the management and human resources and infrastructure necessary to support the growth of the business; (iv) competitive factors and developments beyond our control; (v) scientific and medical developments beyond our control; (vi) limitations caused by government regulation of the business; (vii) whether any of our current or future patent applications result in issued patents and our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business; (viii) whether any potential strategic benefits of various licensing transactions will be realized and whether any potential benefits from the acquisition of these new licensed technologies will be realized; (ix) our ability to maintain our eligibility for quotation on the Over-The-Counter Bulletin Board; and (x) the other factors discussed in “Risk Factors” and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

USE OF PROCEEDS

Selling Stockholder may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. However, we have received gross proceeds of $100,000 from the sale of the Convertible Note to Magna.  The net proceeds received from the sale of the Convertible Note to Magna will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our Board of Directors, in its good faith deem to be in the best interest of the company and its stockholders.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Selling Stockholder will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that have been or may be issued by us to Magna upon conversion of the Convertible Note. For additional information regarding the issuance of common stock covered by this prospectus, see “Summary—Recent Developments”. We are registering the shares of common stock pursuant to the provisions of the Note Registration Rights Agreement we entered into with Magna on October 1, 2015, in order to permit the selling stockholder to offer the shares for resale from time to time.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus.  This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of February 2, 2016.  As used in this prospectus, the term “selling stockholder” means Magna. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering.  We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 1,444,675 shares of our common stock outstanding on February 2, 2016. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, and because the principal amount under the Convertible Note may be reduced under certain circumstances (thereby resulting in fewer shares being issued to Magna upon conversion of the Convertible Note), the number of shares that may actually be sold by the Company under the Purchase Agreement and the number of shares that may actually be issued to Magna upon conversion of the Convertible Note may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Magna Equities II, LLC (4)	96,150	4.99%	341,718	-0-	0%

(1)
This number represents  the beneficial ownership of up to 96,150 shares of common stock underlying a senior convertible note we issued to Magna on October 1, 2015 and amended on December 3, 2015 and a second a senior convertible note we issued to Magna on December 3, 2015  , which provides that we may not issue shares of our common stock to Magna to the extent that Magna or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding common stock.

(2)
Applicable percentage ownership is based on 1,926,861 shares of our common stock outstanding as of February 2, 2016. Pursuant to the senior convertible note we issued to Magna on October 1, 2015, we may not issue shares of our common stock to Magna to the extent that Magna or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding common stock. If the contractual limitations were waived and senior convertible note we issued to Magna on October 1, 2015, amended December 3, 2015 and a senior convertible note we issued to Magna on December 3, 2015 was fully converted, Magna would have up to 30.7% of our outstanding common stock.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)
The business address of Magna Equities II, LLC is c/o Magna, 5 Magna Square, New York, New York 10004. Magna’s principal business is that of a private investment firm.  We have been advised that Magna is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Magna nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.  We have been further advised that Joshua Season is the Chief Executive Officer and managing member of Magna and owns all of the membership interests in Magna, and that Mr. Season has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Magna.

PLAN OF DISTRIBUTION

We are registering shares of common stock that have been or may be issued by us from time to time to Magna Equities II, LLC upon conversion of the Convertible Note to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. With respect to the shares of common stock that have been and may be issued pursuant to the Purchase Agreement, Magna Equities II, LLC is an “underwriter” within the meaning of Section 2(a) (11) of the Securities Act, and with respect to any other shares of common stock, Magna Equities II, LLC may be deemed to be an “underwriter” within the meaning of Section 2(a) (11) of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Magna Equities II, LLC has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Magna Equities II, LLC has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of neither common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Magna Equities II, LLC is (with respect to shares of common stock issued under the Purchase Agreement) and may be deemed to be (with respect to any other shares of common stock), and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, Magna Equities II, LLC will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market in accordance with the rules of NASDAQ;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Magna Equities II, LLC has informed us that each such broker-dealer will receive commissions from Magna Equities II, LLC which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Magna Equities II, LLC has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $15,042   in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Magna Equities II, LLC will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Magna Equities II, LLC and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Magna Equities II, LLC has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Magna Equities II, LLC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF BUSINESS

Corporate History and Business Overview

We were incorporated in the State of Florida in August 1999 as Bioheart, Inc. and subsequently changed out name to U.S. Stem Cell, Inc. . Our principal executive offices are located at 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325 and our telephone number is (954) 835-1500. Information about us is available on our corporate web site at www.us-stemcell.com. Information contained on the web site does not constitute part of, and is not incorporated by reference in, this report.

We are an emerging enterprise in the regenerative medicine / cellular therapy industry. We are focused on the discovery, development and commercialization of cell based therapeutics that prevent, treat or cure disease by repairing and replacing damaged or aged tissue, cells and organs and restoring their normal function. Our business includes the development of proprietary cell therapy products as well as revenue generating physician and patient based regenerative medicine / cell therapy training services, cell collection and cell storage services, the sale of cell collection and treatment kits for humans and animals, and the operation of a cell therapy clinic.

US Stem Cell Training, (“SCT”), an operating division of our company, is a content developer of regenerative medicine / cell therapy informational and training materials for physicians and patients. SCT also provides in-person and online training courses which are delivered through in-person presentations at SCT’s state of the art facilities and globally at university, hospital and physician’s office locations as well as through online webinars. Additionally, SCT provides hands-on clinical application training for physicians and health care professionals interested in providing regenerative medicine / cell therapy procedures.

Vetbiologics, (“VBI”), an operating division of our company, is a veterinary regenerative medicine company committed to providing veterinarians with the ability to deliver the highest quality regenerative medicine therapies to dogs, cats and horses. VBI provides veterinarians with extensive regenerative medicine capabilities including the ability to isolate regenerative stem cells from a patient’s own adipose (fat) tissue directly on-site within their own clinic or stall-side

US Stem Cell Clinic, LLC, (“SCC”), a partially owned investment of our company, is a physician run regenerative medicine / cell therapy clinic providing cellular treatments for patients afflicted with neurological, autoimmune, orthopedic and degenerative diseases. SCC is operating in compliance with the FDA 1271s which allow for same day medical procedures to be considered the practice of medicine.  We isolate stem cells from bone marrow and adipose tissue and also utilize platelet rich plasma.

U.S. Stem Cell’s comprehensive map of products and services:

Regenerative medicine is defined as the process of replacing or regenerating human cells, tissues or organs to restore normal function. Among the categories of therapeutic technology platforms within this field are cell therapy; tissue engineering; tools, devices and diagnostics; and aesthetic medicine. U.S. Stem Cell's business model is focused on two of these areas. First, cell therapy, in which we introduce cells (adult, donor or patient, stem cell or differentiated) into the body to prevent and treat disease; and second, we are a provider of services and products to physicians and veterinaries who provide or seek to provide cellular therapies and direct patient care for individuals and animals who may benefit from cellular therapy.

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult organism through its lifetime. Cellular therapy is the process that uses cells to prevent, treat or cure disease, or regenerate damaged or aged tissue. To date, the most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, first bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow, as well as blood and immune system cells damaged by the chemotherapy and radiation that are used to treat many cancers. These types of cell therapies are standard of practice world-wide and are typically reimbursed by insurance.

Within the field of cell therapy, research and development using stem cells to treat a host of diseases and conditions has greatly expanded. Stem cells (in either embryonic or adult forms) are primitive and undifferentiated cells that have the unique ability to transform into or otherwise affect many different cells, such as white blood cells, nerve cells or heart muscle cells. Our cell therapy development efforts are focused on the use of adult stem cells; those cells which are found in the muscle, fat tissue and peripheral blood.

There are two general classes of cell therapies: Patient Specific Cell Therapies ("PSCTs") and Off-the-Shelf Cell Therapies ("OSCTs"). In PSCTs, cells collected from a person (“donor”) are transplanted, with or without modification, to a patient (“recipient”). In cases where the donor and the recipient are the same individual, these procedures are referred to as “autologous”. In cases in which the donor and the recipient are not the same individual, these procedures are referred to as “allogeneic.” Autologous cells offer a low likelihood of rejection by the patient and we believe the long-term benefits of these PSCTs can best be achieved with an autologous product. In the case of OSCT, donor cells are expanded many fold in tissue culture, and large banks of cells are frozen in individual aliquots that may result in treatments for as many as 10,000 people from a single donor tissue. By definition, OSCTs are always allogeneic in nature.

Various adult stem cell therapies are in clinical development for an array of human diseases, including autoimmune, oncologic, neurologic and orthopedic, among other indications. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy holds the promise to better the human experience and minimize or ameliorate the pain and suffering from many common diseases and/or from the process of aging.

According to Robin R. Young’s Stem Cell Summit Executive Summary-Analysis and Market Forecasts 2014-2024, the United States stem cell therapy market is estimated to grow from an estimated $237 million in 2013 to more than $5.7 billion in 2020

Specific to cellular therapy, we are focused on the discovery, development and commercialization of autologous cellular therapies for the treatment of chronic and acute heart damage as well as vascular and autoimmune diseases.

In our pipeline, we have multiple product candidates for the treatment of heart damage, including MyoCell and Myocell SDF-1. MyoCell and MyoCell SDF-1 are autologous muscle-derived cellular therapies designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients.

MyoCell SDF-1 is intended to be an improvement to MyoCell. MyoCell SDF-1 is similar to MyoCell but the myoblast cells to be injected for use in MyoCell SDF-1 are modified prior to injection by an adenovirus vector or non-viral vector so that they will release extra quantities of the SDF-1 protein, which expresses angiogenic factors.

AdipoCell is a patient-derived cell therapy proposed for the treatment of lower limb ischemia and potentially, among other autoimmune diseases, rheumatoid arthritis. We hope to demonstrate that these product candidates are safe and effective complements to existing therapies for chronic and acute heart damage.

Our Clinical Development Pipeline Chart:

Our mission is to advance to market novel regenerative medicine and cellular therapy products that substantially benefit humankind. Our business strategy is, to the extent possible, finance our clinical development pipeline through revenue (cash in-flows) generated through the marketing and sales of unique educational and training services, animal health products and personalized cellular therapeutic treatments.

A fundamental shift in venture capital investment strategies where, management believes, financial sponsorship is now directed toward commercial or near commercial enterprises has required U.S. Stem Cell to adapt its mission combining immediate revenue generating opportunities with longer-term development programs. Accordingly, we have  developed a multifaceted portfolio of revenue generating products and services in our US Stem Cell Training, Vetbiologics, and US Stem Cell Clinic, operating divisions that will, if successful, financially support its clinical development programs. Our goal is to maximize shareholder value through the generation of short-term profits that increase cash in-flows and decrease the need for venture financings – a modern biotechnology company development strategy.

Today, our company is a combination of opportunistic business enterprises. We estimate that the products and services we offer through US Stem Cell Training, Vetbiologics, and US Stem Cell Clinics has the potential, although we cannot provide assurances as to if and when it will be accomplished,  to drive up to $100 million dollars in cumulative peak annual revenues. What we are establishing is a foundation of value in the products and services we are and plan to sell from US Stem Cell Training, Vetbiologics, and US Stem Cell clinics. Our strategy is to expand the revenues generated from each of these operating divisions and to reinvest the profits we generate into our  clinical development pipeline.

On January 29th, 2015 we announced an update and diversification of our clinical development pipeline. Our cardiovascular and vascular product candidates have been streamlined, putting, we believe, our best opportunities at the forefront of our efforts. The MYOCELL and MYOCELL SDF-1 candidates will, in our opinion, advance forward in the treatment of chronic heart failure (CHF). We are in active prospective partnering discussion for the MYOCELL SDF-1 program. Partnering, we contend, will enhance our capabilities, reduce our development cost through cost sharing and potentially accelerate our time to approval and commercialization. We will apply our ADIPOCELL technology to the treatment of critical limb ischemia. Additionally, we have expanded and diversified our clinical development pipeline to include autoimmune disease, specifically applying ADIPOCELL to the treatment of Rheumatoid Arthritis (RA). We believe that updating and diversifying our clinical development programs increases the probability of our success, brings operational and fiscal clarity to our company, and will ultimately enhance shareholder value.

We will continue to evaluate and act upon opportunities to increase our top line revenue position and that correspondingly increase cash in-flows. These opportunities include but are not limited to the development and marketing of new products and services, mergers and acquisitions, joint ventures, licensing deals and more.

Further, if the opportunity presents itself whereby we can raise additional capital at a reasonable fair market value, our management will do so. Accordingly, we plan to continue in our efforts to restructure, equitize or eliminate legacy balance sheet issues that are obstacles to market capitalization appreciation and capital fund raising.

Biotechnology Product Candidates

Specific to biotechnology, we are focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage as well as degenerative diseases. In our pipeline, we have multiple product candidates for the treatment of heart damage, including MyoCell, Myocell SDF-1, and Adipocell. MyoCell and MyoCell SDF-1 are clinical muscle-derived cell therapies designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients.

MyoCell SDF-1 is intended to be an improvement to MyoCell. MyoCell SDF-1 is similar to MyoCell except that the myoblast cells to be injected for use in MyoCell SDF-1 will be modified prior to injection by an adenovirus vector or non-viral vector so that they will release extra quantities of the SDF-1 protein, which expresses angiogenic factors. AdipoCell is a patient-derived cell therapy proposed for the treatment of acute myocardial infarction, chronic heart ischemia, and lower limb ischemia. We hope to demonstrate that these product candidates are safe and effective complements to existing therapies for chronic and acute heart damage.

We have completed various clinical trials for MyoCell including the SEISMIC Trial, a 40-patient, randomized, multicenter, controlled, Phase II-a study conducted in Europe and the MYOHEART Trial, a 20-patient, multicenter, Phase I dose-escalation trial conducted in the United States. We were approved by the U.S. Food and Drug Administration, or the “FDA”, to proceed with a 330-patient, multicenter Phase II/III trial of MyoCell in North America and Europe, or the MARVEL Trial. We completed the MyoCell implantation procedure on the first patient in the MARVEL Trial on October 24, 2007. Thus far, 20 patients, including 6 control patients, have been treated. Initial results for the 20 patients were released at the Heart Failure Society of American meeting in September, 2009, showing a significant (35%) improvement in the 6 minute walk for those patients who were treated, and no improvement for those who received a placebo. On the basis of these results, we have applied for and received approval from the FDA to reduce the number of additional patients in the trial to 134, for a total of 154 patients.

We have also initiated the MIRROR trial, which is a Phase III, double-blind placebo controlled study for centers outside the US. The SEISMIC, MYOHEART, MARVEL and MIRROR Trials have been designed to test the safety and efficacy of MyoCell in treating patients with severe, chronic damage to the heart. Upon regulatory approval of MyoCell, we intend to generate revenue in the United States from the sale of MyoCell cell-culturing services for treatment of patients by qualified physicians.

We received approval from the FDA in July of 2009 to conduct a Phase I safety study on 15 patients of a combined therapy (Myocell with SDF-1), which we believe was the first approval of a study combining gene and cell therapies. We initially commenced work on this study, called the REGEN Trial, during the first quarter of 2010. We suspended activity on the trial in 2010 while seeking additional funding necessary to conduct the trial.

We are seeking to secure sufficient funds to reinitiate enrollment in the MARVEL and REGEN trials. If we successfully secure such funds, we intend to re-engage a contract research organization, or CRO, investigators and certain suppliers to advance such trials.

We have completed the Phase I Angel Trial for AdipoCell (adipose derived stem cells). Five patients were enrolled and treated in the second quarter of 2013.

We have also initiated several Institutional Review Board studies using adipose derived stem cells for various indications including dry macular degeneration, degenerative disc disease, erectile dysfunction and chronic obstructive pulmonary disease.

MyoCell

MyoCell is a clinical therapy intended to improve cardiac function for those with congestive heart failure and is designed to be utilized months or even years after a patient has suffered severe heart damage due to a heart attack or other cause. We believe that MyoCell has the potential to become a leading treatment for severe, chronic damage to the heart due to its perceived ability to satisfy, at least in part, what we believe to be an unmet demand for more effective and/or more affordable therapies for chronic heart damage. MyoCell uses myoblasts, cells that are precursors to muscle cells, from the patient’s own body. The myoblasts are removed from a patient’s thigh muscle, isolated, grown through our proprietary cell culturing process, and injected directly in the scar tissue of a patient’s heart. A qualified physician performs this minimally invasive procedure using an endoventricular catheter. We entered into an agreement with a Johnson & Johnson company to use its NOGA® Cardiac Navigation System along with its MyoStar™ injection catheter for the delivery of MyoCell in the MARVEL Trial. These cells can also be delivered with our MyoCath catheter.

When injected into scar tissue within the heart wall, myoblasts have been shown to be capable of engrafting in the damaged tissue and differentiating into mature skeletal muscle cells. In a number of clinical and animal studies, the engrafted skeletal muscle cells have been shown to express various proteins that are important components of contractile function. By using myoblasts obtained from a patient’s own body, we believe MyoCell is able to avoid certain challenges currently faced by other types of cell-based clinical therapies including tissue rejection and instances of the cells differentiating into cells other than muscle. Although a number of therapies have proven to improve the cardiac function of a damaged heart, no currently available treatment, to our knowledge, has demonstrated an ability to generate new muscle tissue within the scarred regions of a heart.

Our completed clinical trials of MyoCell to date, l have been primarily targeted to patients with severe, chronic damage to the heart who are in Class II or Class III heart failure according to the New York Heart Association, or NYHA, heart failure classification system. The NYHA system classifies patients in one of four categories based on how limited they are during physical activity. NYHA Class II heart failure patients have a mild limitation of activity and are generally comfortable at rest or with mild exertion while NYHA Class III heart failure patients suffer from a marked limitation of activity and are generally comfortable only at rest.

In addition to studies we have sponsored, we understand that myoblast-based clinical therapies have been the subject of at least eleven clinical trials involving more than 325 enrollees, including at least 235 treated patients. Although we believe many of the trials are different from the trials sponsored by us in a number of important respects, it is our view that the trials have advanced the cell therapy industry’s understanding of the potential opportunities and limitations of myoblast-based therapies.

We believe the market for treating patients in NYHA Class II or NYHA Class III heart failure is significant. According to the AHA Statistics and the European Society of Cardiology Task Force for the Treatment of Chronic Heart Failure, in the United States and Europe there are approximately 5.2 million and 9.6 million, respectively, patients with heart failure. The AHA Statistics further indicate that, after heart failure is diagnosed, the one-year mortality rate is high, with one in five dying and that 80% of men and 70% of women under age 65 who have heart failure will die within eight years.

We believe that approximately 60% of heart failure patients are in either NYHA Class II or NYHA Class III heart failure based upon a 1999 study entitled “Congestive Heart Failure Due to Diastolic or Systolic Dysfunction – Frequency and Patient Characteristics in an Ambulatory Setting” by Diller, PM, et. al.

MyoCath Product Candidate

The MyoCath was developed by U.S. Stem Cell co-founder Robert Lashinski specifically for delivering new cells to damaged tissue. It is a deflecting tip needle injection catheter that has a larger needle which is 25 gauge for better flow rates and less leakage than systems that are 27 gauge. This larger needle allows for thicker compositions to be injected which helps with cell retention in the heart. Also, the MyoCath needle has more fluoroscopic brightness than the normally used nitinol needle, enabling superior visualization during the procedure. Seeing the needle well during injections enables the physician who is operating the catheter to pinpoint targeted areas more precisely, thus improving safety. The MyoCath competes well with other biological delivery systems on price and efficiency and allows the physician to utilize standard fluoroscopy and echo equipment found in every cath lab. The MyoCath is used to inject cells into cardiac tissue in therapeutic procedures to treat chronic heart ischemic and congestive heart failure. The MyoCath catheters are currently produced by a contract manufacturer on an as needed basis.

AdipoCell

U.S. Stem Cell has successfully completed various trials using adipose stem cells.  In August 2013, the Company canceled its license agreement with the Ageless Regenerative Institute for adipose derived stem cells called LipiCell.  U.S. Stem Cell has entered into a term sheet agreement with Invitrx to License their adipose derived stem cell products.  U.S. Stem Cell has changed its adipose derived stem cell product name to AdipoCell.

U.S. Stem Cell has funded and completed enrollment of 5 patients in the Angel Trial in Mexico utilizing adipose derived cells.  Preliminary 3 month follow up data in the study was reported in September 2013. At the 3 month time point, patients are demonstrating an average improvement in exercise capacity or a six minute walk test of 47 meters.  In addition, 60% percent or a majority of the patients are walking greater than 65 meters further at 3 months post stem cell injection.

The patients are also reporting an average improvement of 13 points in their Minnesota Living with Heart Failure questionnaire.  An improvement of 5 points or greater is considered “clinically meaningful” and 80% of the patients in the trial had a greater than 5 point improvement.

Business Strategy

Our principal objective is to become a leading regenerative medicine company that discovers, develops and commercializes novel, autologous cell therapies, and related devices, for the treatment and improved care of patients suffering from chronic and acute heart damage as well as lower limb ischemia. Our secondary objective is the discovery, development and commercialization of autologous cell therapies for the treatment of degenerative diseases.  The number of heart failure patients is expected to increase from 25 million worldwide today to over 50 million in five years. Our focus is on serving these patients. To achieve our primary objective, we plan to pursue the following strategies:

Obtain initial regulatory approval of MyoCell and/or MyoCell SDF-1 by targeting patients with severe heart damage. In July 2007, we treated the final patient in the Phase II SEISMIC Trial, which was comprised of 40 patients, including 26 treated patients. The SEISMIC study results demonstrated that 94% of MyoCell treated patients improved or did not worsen in heart failure class while only 6% worsened, while in the control group receiving only drugs 42% worsened.  84% of MyoCell treated patients improved or did not worsen in exercise capacity and only 16% worsened, while 69% of the control patients worsened.  The average improvement in 6 minute walk was 62 meters.  This compares very favorably with the current gold standard in advanced heart failure treatment, Bi-Ventricular pacing, where they achieved 16 to 20 meters improvement over control patients in the Phase II MIRACLE trial that led to commercial approval of this product. By targeting a class of patients for whom existing therapies are very expensive, unavailable or not sufficiently effective, we hope to expedite regulatory approval of MyoCell and/or MyoCell SDF-1. Obtain regulatory approval of MyoCell and/or MyoCell SDF-1 to treat patients with less severe heart damage. If we obtain initial regulatory approval of MyoCell for the Class III Subgroup, we intend to continue to sponsor clinical trials in an effort to demonstrate that MyoCell and/or MyoCell SDF-1 should receive regulatory approval to treat all patients in NYHA Class II, NYHA Class III and NYHA Class IV heart failure and, provided we believe we have a reasonable basis to support such an indication, we intend to seek regulatory approval for these patients.

Continue existing studies with adipose derived stem cells and endothelial progenitor cells. We have initiated studies for the applications of lower limb ischemia, acute myocardial infarction and chronic heart ischemia. We have treated patients in the clinical program called the ANGEL trial utilizing adipose derived cells or AdipoCell for congestive heart failure patients. Using the clinical data from the trial in Mexico and preclinical studies, U.S. Stem Cell plans to apply to the FDA to begin a Phase I study in the US.  U.S. Stem Cell has completed several preclinical studies demonstrating the safety and efficacy of this product including a study led by Keith March, MD, PhD, Director of the Vascular and Cardiac Center for Adult Stem Cell Therapy at the Indiana University.  The adipose cells showed a tendency toward cardiomyocyte regeneration, prominent angiogenesis (growth of new blood vessels) and reduction in the infarction size. In addition, U.S. Stem Cell has several studies for the use of adipose derived stem cells.

Continue to develop our pipeline of cell-based therapies and related devices for the treatment of chronic and acute heart damage. In parallel with our efforts to secure regulatory approval of MyoCell, we intend to continue to develop and test other product candidates for the treatment of chronic and acute heart damage. These efforts are expected to initially focus on MyoCell SDF-1, AdipoCell, MyoCath and MyoCath II product candidates.

Develop our sales and marketing capabilities. In advance of U.S. regulatory approval of our MyoCell product candidate, we intend to internally build a sales force to cover the U.S. market and to utilize dealers in foreign markets which we anticipate will market MyoCell, MyoCell SDF-1 and our heart failure focused products primarily to interventional cardiologists and heart failure specialists. We are currently marketing our adipose derived stem cell therapy product in the U.S. and foreign markets.

Continue to refine our MyoCell and MyoCell SDF-1 cell culturing processes.

Expand and enhance our intellectual property rights. We intend to continue to expand and enhance our intellectual property rights.

License, acquire and/or develop complementary products and technologies. We intend to strengthen and expand our product development efforts through the license, acquisition and/or development of products and technologies that support our business strategy.

Industry Background

Myocardial Infarction (Heart Attack)

Myocardial infarction, or MI, commonly known as a heart attack, occurs when a blockage in a coronary artery severely restricts or completely stops blood flow to a portion of the heart. When blood supply is greatly reduced or blocked for more than a short period of time, heart muscle cells die. If the healthy heart muscle cells do not replace the dead cells within approximately two months, the injured area of the heart becomes unable to function properly. In the healing phase after a heart attack, white blood cells migrate into the affected area and remove the dead heart muscle cells. Then, fibroblasts, the connective tissue cells of the human body, proliferate and form a collagen scar in the affected region of the heart. Following a heart attack, the heart's ability to maintain normal function will depend on the location and amount of damaged tissue. The remaining initially undamaged heart muscle tissue must perform more work to adequately maintain cardiac output. Because the uninjured region is then compelled to work harder than normal, the heart can progressively deteriorate until it is unable to pump adequate blood to oxygenate the body properly leading to heart failure and ultimately death.

Congestive Heart Failure (CHF)

Congestive heart failure, or “CHF”, is a debilitating condition that occurs as the heart becomes progressively less able to pump an adequate supply of blood throughout the body resulting in fluid accumulation in the lungs, kidneys and other body tissues. Persons suffering from NYHA Class II or worse heart failure experience high rates of mortality, frequent hospitalization and poor quality of life. CHF has many causes, generally beginning in patients with a life-long history of high blood pressure or after a patient has suffered a major heart attack or some other heart-damaging event. CHF itself may lead to other complicating factors such as pulmonary hypertension, edema, pulmonary edema, liver dysfunction and kidney failure. Although medical therapy for CHF is improving, it remains a major debilitating condition.

Classifying Heart Failure

The NYHA heart failure classification system provides a simple and widely recognized way of classifying the extent of heart failure. It places patients in one of four categories based on how limited they are during physical activity. NYHA Class I heart failure patients have no limitation of activities and suffer no symptoms from ordinary activities. NYHA Class II heart failure patients have a mild limitation of activity and are generally comfortable at rest or with mild exertion. NYHA Class III heart failure patients suffer from a marked limitation of activity and are generally comfortable only at rest. NYHA Class IV heart failure patients generally suffer discomfort and symptoms at rest and should remain confined to a bed or chair.

The risk of hospitalization and death increases as patients progress through the various stages of heart failure. The risk of hospitalization due to heart failure for patients in NYHA Class II, NYHA Class III and NYHA Class IV is approximately 1.2, 2.3 and 3.7 times greater than for patients in NYHA Class I heart failure according to a 2006 American Heart Journal article entitled “Higher New York Heart Association Classes and Increased Mortality and Hospitalization in Patients with Heart Failure and Preserved Left Ventricular Function”' by Ahmed, A et al.

Similarly, according to this same article, the risk of death from all causes for patients in NYHA Class II, NYHA Class III and NYHA Class IV is approximately 1.5, 2.6 and 8.5 times greater than for patients in NYHA Class I heart failure.

The following chart illustrates the various stages of heart failure, their NYHA classifications and the associated current standard of treatment.

Class	NYHA Functional Classification(1)	Specific Activity Scale(2)(3)	Current Standard of Treatment(4)

I	Symptoms only with above normal physical activity	Can perform more than 7 metabolic equivalents	ACE Inhibitor, Beta-Blocker
II	Symptoms with normal physical activity	Can perform more than 5 metabolic equivalents	ACE Inhibitor, Beta-Blocker, Diuretics
III	Symptoms with minimal physical activity	Can perform more than 2 metabolic equivalents	ACE Inhibitor, Beta-Blocker, Diuretics, Digoxin, Bi-ventricular pacers
IV	Symptoms at rest	Cannot perform more than 2 metabolic equivalents	ACE Inhibitor, Beta-Blocker, Diuretics, Digoxin, Hemodynamic Support, Mechanical Assist Devices, Bi-ventricular pacers, Transplant
_____________

Symptoms include fatigue, palpitations, shortness of breath and chest pain; normal activity is equivalent to walking one flight of stairs or several blocks.

Based upon the Goldman Activity Classification of Heart Failure, which classifies severity of heart failure based on estimated metabolic cost of various activities; the four classes of the Goldman Activity Classification system correlate to the NYHA Classes.

7 metabolic equivalents = shovel snow, carry 24 lbs. up 8 stairs, recreational sports; 5 metabolic equivalents = garden, rake, dance, walk 4 mph on level ground, have intercourse; 2 metabolic equivalents = shower without stopping, strip and make bed, dress without stopping.

Source: American College of Cardiology/ American Heart Association 2005 Guideline Update for the Diagnosis and Management of Chronic Heart Failure in the Adult.

Diagnosis and Management of Heart Failure

Heart disease has been the leading cause of death from 1950 on within the United States, according to the U.S. Department of Health and Human Services. In addition, heart failure is the single most frequent reason for hospitalization in the elderly according to a 2007 study entitled “Long-Term Costs and Resource Use in Elderly Participants with Congestive Heart Failure” by Liao, L., et al. The American College of Cardiology/ American Heart Association 2005 Guideline Update for the Diagnosis and Management of Chronic Heart Failure in the Adult, or the ACC/ AHA Guidelines, provides recommendations for the treatment of chronic heart failure in adults with normal or low LVEF. The treatment escalates and becomes more invasive as the heart failure worsens. Current treatment options for severe, chronic heart damage include, but are not limited to, heart transplantation and other surgical procedures, bi-ventricular pacers, drug therapies, ICDs, and ventricular assist devices. Therapies utilizing drugs, ICDs and bi-ventricular pacers are currently by far the most commonly prescribed treatments for patients suffering from NYHA Class II or NYHA Class III heart failure. Since the therapies generally each address a particular feature of heart disease or a specific subgroup of heart failure patients, the therapies are often complementary and used in combination.

Drug Therapies

The ACC/AHA Guidelines recommend that most patients with heart failure should be routinely managed with a combination of ACE inhibitors, beta-blockers and diuretics. The value of these drugs has been established by the results of numerous large-scale clinical trials and the evidence supporting a central role for their use is, according to the ACC/AHA Guidelines, compelling and persuasive. ACE inhibitors and beta blockers have been shown to improve a patient’s clinical status and overall sense of well-being and reduce the risk of death and hospitalization. Side effects of ACE inhibitors include hypotension, worsening kidney function, potassium retention, cough and angioedema. Side effects of beta-blockers include fluid retention, fatigue, bradycardia and heart block and hypotension.

Bi-Ventricular Pacers

The ACC/AHA Guidelines recommend bi-ventricular pacers for persons who, in addition to suffering from heart failure, have left and right ventricles that do not contract in sync, known as ventricular dyssynchrony and who have a LVEF less than or equal to 35%, sinus rhythm and NYHA Class III or NYHA Class IV symptoms despite recommended optimal medical therapy. Bi-ventricular pacers are surgically implanted electrical generators that function primarily by stimulating the un-damaged portion of the heart to beat more strongly using controlled bursts of electrical currents in synchrony. Compared with optimal medical therapy alone, bi-ventricular pacers have been shown in a number of clinical trials to significantly decrease the risk of all-cause hospitalization and all-cause mortality as well as to improve LVEF, NYHA Class and Quality of Life. According to the ACC/AHA Guidelines, there are certain risks associated with the bi-ventricular pacer including risks associated with implantation and device-related problems.

Implantable Cardioverter Defibrillators

ACC/AHA Guidelines recommend ICDs primarily for patients who have experienced a life-threatening clinical event associated with a sustained irregular heartbeat and in patients who have had a prior heart attack and a reduced LVEF. ICDs are surgically implanted devices that continually monitor patients at high risk of sudden heart attack. When an irregular rhythm is detected, the device sends an electric shock to the heart to restore normal rhythm. In 2001, ICDs were implanted in approximately 62,000 and 18,000 patients in the United States and Europe, respectively. Although ICDs have not demonstrated an ability to improve cardiac function, according to the ACC/AHA Guidelines, ICDs are highly effective in preventing sudden death due to irregular heartbeats. However, according to the ACC/AHA Guidelines, frequent shocks from an ICD can lead to a reduced quality of life, whether triggered appropriately or inappropriately. In addition, according to the ACC/AHA Guidelines, ICDs have the potential to aggravate heart failure and have been associated with an increase in heart failure hospitalizations.

Heart Transplantation and Other Surgical Procedures

According to the ACC/AHA Guidelines, heart transplantation is currently the only established surgical approach for the treatment of severe heart failure that is not responsive to other therapies. Heart transplantation is a major surgical procedure in which the diseased heart is removed from a patient and replaced with a healthy donor heart. Heart transplantation has proven to dramatically improve cardiac function in a majority of the patients treated and most heart transplant recipients return to work, travel and normal activities within three to six months after the surgery. In addition, the risk of hospitalization and mortality for transplant recipients is dramatically lower than the risk faced by patients in NYHA Class III or NYHA Class IV heart failure. Heart transplants are not, for a variety of reasons, readily available to all patients with severe heart damage. The availability of heart transplants is limited by, among other things, cost and donor availability. In addition to the significant cost involved and the chronic shortage of donor hearts, one of the serious challenges in heart transplantation is potential rejection of the donor heart. For many heart transplant recipients, chronic rejection significantly shortens the length of time the donated heart can function effectively and such recipients are generally administered costly anti-rejection drug regimens which can have adverse and potentially severe side effects.

There are a number of alternate surgical approaches under development for the treatment of severe heart failure, including cardiomyoplasty, a surgical procedure where the patient’s own body muscle is wrapped around the heart to provide support for the failing heart, the Batista procedure, a surgical procedure that reduces the size of an enlarged heart muscle so that the heart can pump more efficiently and vigorously, and the Dor procedure. According to the ACC/AHA Guidelines, both cardiomyoplasty and the Batista procedure have failed to result in clinical improvement and are associated with a high risk of death. The Dor procedure involves surgically removing scarred, dead tissue from the heart following a heart attack and returning the left ventricle to a more normal shape. While the early published single-center experience with the Dor procedure demonstrated early and late improvement in NYHA Class and LVEF, according to the ACC/AHA Guidelines, this procedure’s role in the management of heart failure remains to be defined.

Ventricular Assist Devices

Ventricular assist devices are mechanical heart pumps that replace or assist the pumping role of the left ventricle of a damaged heart too weak to pump blood through the body. Ventricular assist devices are primarily used as a bridge for patients on the waiting list for a heart transplant and have been shown in published studies to be effective at halting further deterioration of the patient’s condition and decreasing the likelihood of death before transplantation. In addition, ventricular assist devices are a destination therapy for patients who are in NYHA Class IV heart failure despite optimal medical therapy and who are not eligible for heart transplant. According to the ACC/AHA Guidelines, device related adverse events are reported to be numerous and include bleeding, infection, blood clots and device failure. In addition, ventricular assist devices are very expensive, with the average first-year cost estimated at approximately $225,000.

We believe the heart failure treatment industry generally has a history of adopting therapies that have proven to be safe and effective complements to existing therapies and using them in combination with existing therapies. It is our understanding that there is no one or two measurement criteria, either quantitative or qualitative, that define when a therapy for treating heart failure will be deemed safe and effective by the FDA. We believe that the safety and efficacy of certain existing FDA approved therapies for heart damage were demonstrated based upon a variety of endpoints, including certain endpoints (such as LVEF) that individually did not demonstrate large numerical differences between the treated patients and untreated patients. For instance, the use of bi-ventricular pacers with optimal drug therapy has proven to significantly decrease the risk of all-cause hospitalization and all-cause-mortality as well as to improve LVEF, NYHA Class and quality of life as compared to the use of optimal drug therapy alone. In the Multicenter InSync Randomized Clinical Evaluation (MIRACLE) trial, one of the first large studies to measure the therapeutic benefits of bi-ventricular pacing, 69% of the patients in the treatment group experienced an improvement in NYHA Class by one or more classes at six-month follow-up versus a 34% improvement in the control group. However, patients in the treatment group experienced on average only a 2.1% improvement in LVEF as compared with a 1.7% improvement for patients in the control group. Although a number of the therapies described above have proven to improve the cardiac function of a damaged heart, no currently available heart failure treatment has demonstrated an ability to generate new muscle tissue within the scarred regions of a heart.

Our Proposed Solution

We believe that MyoCell has the potential to become a leading treatment for severe chronic damage to the heart due to its perceived ability to satisfy, at least in part, what we believe to be a presently unmet demand for more effective and/or more affordable therapies for chronic heart damage.

MyoCell

The human heart does not have cells that naturally repair or replace damaged heart muscle. Accordingly, the human body cannot, without medical assistance, repopulate regions of scar tissue within the heart with functioning muscle. MyoCell is a clinical therapy designed to improve cardiac function by populating regions of scar tissue within a patient’s heart with myoblasts derived from a biopsy of a patient’s thigh muscle. Myoblasts are precursors to muscle cells that have the capacity to fuse with other myoblasts or with damaged muscle fibers to regenerate skeletal muscle. When injected into scar tissue within the heart wall, myoblasts have been shown to be capable of engrafting in the damaged tissue and differentiating into mature skeletal muscle cells. In a number of clinical and animal studies, the engrafted skeletal muscle cells have been shown to express various proteins that are important components of contractile function. By using myoblasts obtained from a patient’s own body, we believe MyoCell is able to avoid certain challenges currently faced by other cell-based clinical therapies intended to be used for the treatment of chronic heart damage including tissue rejection and instances of the cells differentiating into cells other than muscle.

Our clinical research to date suggests that MyoCell may improve the contractile function of the heart. However, we have not yet been able to demonstrate a mechanism of action. The engrafted skeletal muscle tissues are not believed to be coupled with the surrounding heart muscle by the same chemicals that allow heart muscle cells to contract simultaneously. The theories regarding why contractile function may improve include:

•	the engrafted muscle tissue can contract in unison with the other muscles in the heart by stretching or by the channeling of electric currents;
•	the myoblasts acquire certain characteristics of heart muscle or fuse with them; and/or
•	the injected myoblasts release various proteins that indirectly result in a limit on further scar tissue formation.

As part of the MyoCell therapy, a general surgeon removes approximately five to ten grams of thigh muscle tissue from the patient utilizing local anesthesia, typically on an outpatient basis. The muscle tissue is then express-shipped to a cell culturing site. At the cell culturing site, our proprietary techniques are used to isolate and remove myoblasts from the muscle tissue. We typically produce enough cells to treat a patient within approximately 21 days of his or her biopsy. Such production time is expected to continue to decrease as we continue to refine our cell culturing processes. After the cells are subjected to a variety of tests, the cultured cells are packaged in injectate media and express shipped to the interventional cardiologist. Within four days of packaging, the cultured myoblasts are injected via catheter directly into the scar tissue of the patient’s heart. The injection process takes on average about one hour and can be performed with or without general anesthesia. Following treatment, patients generally remain in the hospital for approximately 48-72 hours for monitoring.

The MyoCell injection process is a minimally invasive procedure which presents less risk and considerably less trauma to a patient than conventional (open) heart surgery. Patients are able to walk immediately following the injection process and require significantly less time in the hospital compared with surgically treated patients. In the 69 patients who have received MyoCell injections delivered via percutaneous catheter, only two minor procedure-related events (2.9%) have been reported. In both cases, however, no complications resulted from the event, with the patients in each case remaining asymptomatic at all times during and after the procedure.

We use a number of proprietary processes to create therapeutic quantities of myoblasts from a patient’s thigh muscle biopsy. We have developed and/or licensed what we believe are proprietary or patented techniques to:

•	transport muscle tissue and cultured cells;
•	disassociate muscle tissue with manual and chemical processes;
•	separate myoblasts from other muscle cells;
•	culture and grow myoblasts;
•	identify a cell population with the propensity to engraft, proliferate and adapt to the cardiac environment, including areas of scar tissue; and
•	maintain and test the cell quality and purity.

We have also developed and/or licensed a number of proprietary and/or patented processes related to the injection of myoblasts into damaged heart muscle, including the following:

•	package the cultured cells in a manner that facilitates shipping and use by the physician administering MyoCell;
•	methods of using MyoCath;
•	the use of an injectate media that assists in the engraftment of myoblasts;
•	cell injection techniques utilizing contrast media to assist in the cell injection process; and
•	cell injection protocols related to the number and location of injections.

Assuming we secure regulatory approval of MyoCell for the treatment of all NYHA Class II and NYHA Class III patients, we believe MyoCell will provide a treatment alternative for the millions of NYHA Class II and NYHA Class III patients in the United States and Europe who either do not qualify for or do not have access to heart transplant therapy. Furthermore, we anticipate that the time incurred and cost of identifying patients qualified to receive MyoCell as well as the cost of MyoCell, including any ICD, drug and bi-ventricular pacer therapies that are simultaneously prescribed, if any, will be less expensive than the current cost of heart transplant therapy. Moreover, MyoCell is less invasive than a heart transplant and is not subject to the tissue rejection and immune system suppression issues associated with heart transplants.

We believe there is still a large population of patients exhibiting symptoms consistent with NYHA Class II and NYHA Class III heart failure that is seeking an effective or more effective therapy for chronic heart damage than ICDs, bi-ventricular pacers and drug therapies. We hope to demonstrate that MyoCell is complementary to various therapies using ICDs, bi-ventricular pacers and drugs. In the MYOHEART and SEISMIC Trials, enrolled patients are required to have an ICD and to be on optimal drug therapy to be included in the study. While we do not require patients to have previously received a bi-ventricular pacer to participate in our clinical trials, we plan to accept patients in our MARVEL Trial who have had prior placement of a bi-ventricular pacer. We are hopeful that the results of our future clinical trials will demonstrate that MyoCell is complementary to existing therapies for treating heart damage.

Metrics Used to Evaluate Safety and Efficacy of Heart Failure Treatments

The performance of therapies used to treat damage to the heart is assessed using a number of metrics, which compare data collected at the time of initial treatment to data collected when a patient is re-assessed at follow-up. The time periods for follow-up are usually three, six and twelve months. Statistical data is often accompanied by a p-value, which is the mathematical probability that the data are the result of random chance. A result is considered statistically significant if the p-value is less than or equal to 5%. The common metrics used to evaluate the efficacy of these therapies include:

Metric	Description

NYHA Class	The NYHA heart failure classification system is a functional and therapeutic classification system based on how much cardiac patients are limited during physical activity.
Six-Minute Walk Distance
Six-Minute Walk Distance is an objective evaluation of functional exercise capacity which measures the distance a patient can walk in six minutes. The distance walked during this test has been shown to correlate with the severity of heart failure.

LVEF
LVEF is a measure of the heart’s efficiency and can be used to estimate the function of the left ventricle, which pumps blood to the rest of the body. The LVEF is the amount of blood pumped divided by the amount of blood the ventricle contains. A normal LVEF is more than 55% of the blood volume. Damage to the heart impairs the heart’s ability to efficiently pump and therefore reduces LVEF.

Quality of Life	Quality of Life is evaluated by patient questionnaire, which measures subjective aspects of health status in heart failure patients.
Number of Hospital Admissions and Mean Length of Stay
The Number of Hospital Admissions and Mean Length of Stay measure the aggregate number of times that a patient is admitted to the hospital during a defined period and the number of days a patient remains in the hospital during each such admission.

Total Days Hospitalized	The Total Days Hospitalized measures the aggregate number of days a patient is admitted to the hospital during a defined period.
End-Systolic Volume	End-Systolic Volume is a measurement of the adequacy of cardiac emptying, related to the function of the heart during contraction.
End-Diastolic Volume	End-Diastolic Volume is the amount of blood in the ventricle immediately before a cardiac contraction begins and is used as a measurement of the function of the heart at rest.
LV Volume
Left Ventricular Volume, or LV Volume, is measured in terms of left ventricular End-Diastolic Volume and left ventricular End-Systolic Volume. Both measure the reduction in volume of blood in the left ventricle of the heart following expansion and contraction, respectively. Reduction in volume generally is reflective of positive ventricular remodeling and improvement in the heart’s ability to circulate oxygenated blood through the arteries.

Wall Motion	Wall Motion is a test designed to show whether the heart is receiving adequate quantities of oxygen-rich blood. Wall motion is generally measured by a stress echocardiography test.
Cardiac Output	Cardiac Output is a measure of the amount of blood that is pumped by the heart per unit time, measured in liters per minute.
BNP Level
B-Type Natriuretic Peptide, or BNP, is a substance secreted from the ventricles or lower chambers of the heart in response to changes in pressure that occur when heart failure develops and worsens. The level of BNP in the blood increases when heart failure symptoms worsen and decreases when the heart failure condition is stable.

Marvel Phase II/III Clinical Trial in the United States

The Marvel Trial is designed to be a double-blind, randomized, placebo-controlled multicenter trial to evaluate the safety and efficacy of MyoCell. In August 2007, we received clearance from the FDA to proceed with the trial. We completed the MyoCell implantation procedure on the first patient in the Marvel Trial on October 24, 2007. Thus far, 20 patients, including 6 control patients, have been treated.  Initial results for the 20 patients were released at the Heart Failure Society of American meeting in September, 2009, showing a dramatic (35%) improvement in the 6 minute walk for those patients who were treated, and no improvement for those who received a placebo.  We are planning, on the basis of these results, to ask the FDA to consider the Marvel Trial a pivotal trial (pivotal from Phase II to Phase III) and to reduce the number of patients in the trial to 150. The Seismic, Myoheart and Marvel Trials have been designed to test the safety and efficacy of MyoCell in treating patients with severe, chronic damage to the heart. Upon regulatory approval of MyoCell, we intend to generate revenue in the United States from the sale of MyoCell cell-culturing services for treatment of patients by qualified physicians.  Abroad, we are identifying centers where it is already acceptable to use the Myocell treatment so that greater numbers of patients with this problem can have access to treatment.

We are currently in the process of evaluating our development timeline for MyoCell and the Marvel Trial.  We received approval from the FDA in July of 2009 to conduct a Phase I safety study on 15 patients of a combined therapy (Myocell with SDF-1), the first approval of a study combining gene and cell therapies.  We initially commenced work on this study, called the Regen Trial, during the first quarter of 2010.  The Company suspended activity on the trial in 2010 while seeking additional funding necessary to conduct the trial. Work on the trial was reinitiated in 2011. Based on the results of the trial, we intend to either incorporate the combined treatment into the Marvel Trial, or continue with the Marvel Trial based on the use of Myocell alone.

All of the patients selected for enrollment in the Marvel Trial have (i) symptoms associated with NYHA Class II or NYHA Class III heart failure, (ii) suffered a previous heart attack at least 90 days prior to the date of treatment, (iii) a LVEF of less than or equal to 35%, (iv) been on optimal drug therapy for at least two months prior to enrollment and (v) had prior placement of an ICD at least 60 days prior to enrollment. Patients were required to use Amiodarone, an anti-arrhythmic drug therapy, at least 24 hours prior to MyoCell implantation.  This prophylactic treatment successfully ameliorated the problem with arrhythmias in patients treated with Myocell and the placebo, which, although never lead to any deterioration in the patients, was considered a serious adverse event.

The patients were divided into three groups. Patients in the first group underwent treatment consisting of 16 injections of an aggregate dosage of approximately 800 million myoblast cells. Patients in the second group underwent treatment consisting of 16 injections of an aggregate dosage of approximately 400 million myoblast cells. Patients in the third group received 16 placebo injections.

The Marvel Trial will measure the following safety and efficacy endpoints of the MyoCell treatment:

Primary Safety	Primary Efficacy	Secondary Efficacy	Tertiary Efficacy
Endpoint	Endpoints	Endpoints	Endpoints
Number of serious adverse events in treatment group as compared to control group
Change in Six-Minute Walk Distance from baseline to six months as compared to control group, or

Quality of Life scores assessed using Minnesota Living with Heart Failure questionnaire from baseline to six months as compared to control group

Total Days Hospitalized in treatment group as compared to control group

Cause-specific hospitalizations in treatment group as compared to control group

Proportion of patients with an improved NYHA Class from baseline to six months as compared to control group

Total days alive out of hospital over the six-month study period

Change in LVEF from baseline to six months as compared to control group

Change in LV Volume and wall motion from baseline to six months as compared to control group

Change in BNP Level from baseline to six months as compared to control group

Total cost and healthcare utilization within six months
Time to death or CHF hospitalization

Change in degree of mitral regurgitation from baseline to six months

Change in Six-Minute Walk Distance from baseline to three months as compared to control group

Quality of Life scores assessed using Minnesota Living with Heart Failure questionnaire from baseline to three months as compared to control group

Proportion of patients with improved NYHA Class from baseline to three months as compared to control group

Pipeline

We are committed to delivering biologics that help treat heart failure and cardiovascular diseases. In addition to MyoCell, we have multiple cell therapies and related devices for the treatment of chronic and acute heart damage in various stages of development. We have also acquired the rights to use certain devices for the treatment of heart damage. We intend to allocate our capital, material and personnel resources among MyoCell and the product candidates described below, a number of which may have complementary therapeutic applications. For each product candidate, we have developed or are in the process of developing a regulatory approval plan. Assuming such proposed plans are able to be followed, we do not anticipate that the regulatory approval of MyoCell will be necessary for our further development of our other product candidates.

Candidate	Proposed Use or Indication	Status/Phase	Comments

MyoCell SDF-1	Autologous cell therapy treatment for severe chronic damage to the heart; cells modified to express angiogenic factors	IND application filed in May 2007. Additional animal studies complete. Phase I trial approved by FDA in July of 2009.	Trial commenced in April 1, 2010.
AdipoCell	Adipose cell therapy treatment for the management of progressive heart failure	N/A	Laboratory kits currently available for purchase
MyoCath	Disposable endoventricular catheter used for the delivery of biologic solutions to the myocardium	Used in European Phase II clinical trials of MyoCell; used in Phase I clinical trials of MyoCell;	Currently utilizing catheters in trials.
MyoCath II	Second generation disposable endoventricular catheter modified to provide multidirectional cell injection and used for the delivery of biologic solutions to the myocardium	Preclinical

MyoCell SDF-1

Our MyoCell SDF-1 product candidate, which has recently completed preclinical testing, is intended to be an improvement to MyoCell. In February 2006, we signed a patent licensing agreement with the Cleveland Clinic of Cleveland, Ohio which gave us exclusive license rights to pending patent applications in connection with MyoCell SDF-1. Dr. Marc Penn, the Medical Director of the Cardiac Intensive Care Unit at the Cleveland Clinic and a staff cardiologist in the Departments of Cardiovascular Medicine and Cell Biology, joined our Scientific Advisory Board. The license for SDF-1 was passed on to a Cleveland Clinic affiliate, Juventas, in July of 2009.  U.S. Stem Cell has an understanding with Juventas pursuant to which the license with U.S. Stem Cell will be reinstated upon completion of certain financial milestones.

We anticipate that MyoCell SDF-1 will be similar to MyoCell, except that the myoblast cells to be injected will be modified prior to injection by an adenovirus vector or non-viral vector so that they will release extra quantities of the SDF-1 protein, which expresses angiogenic factors. Following injury which results in inadequate blood flow to the heart, such as a heart attack, the human body naturally increases the level of SDF-1 protein in the heart. By  modifying the myoblasts to express additional SDF-1 prior to injection, we are seeking to increase the SDF-1 protein levels present in the heart. We are seeking to demonstrate that the presence of additional quantities of SDF-1 protein released by the myoblasts will stimulate the recruitment of the patient’s existing stem cells to the cell transplanted area and, thereafter, the recruited stem cells will assist in the tissue repair and blood vessel formation process. Preclinical animal studies showed a definite improvement of cardiac function when the myoblasts were modified to express additional SDF-1 protein prior to injection as compared to when the myoblasts were injected without modification.

Our Phase I safety study, the REGEN Trial, was approved by the FDA in July of 2009 and work commenced on the trial during the first quarter of 2010. The Company suspended activity on the trial in 2010 while seeking additional funding necessary to conduct the trial. Work on the trial was reinitiated in 2011.

AdipoCell

The AdipoCell product candidate is a proposed treatment for the management of progressive heart failure in patients with damaged myocardial tissue resulting from prior myocardial infarction.  This product candidate contains autologous adipose cells that are prepared bedside to the patient.  By injecting AdipoCell into damaged, akinetic areas of myocardium, these regions may have the ability to recruit stem cells to repair damaged regions, thereby improving heart function.  It is anticipated that AdipoCell will be delivered directly into the myocardium of the hearts of patients suffering from Congestive Heart Failure via a needle-injection catheter system.

In addition to the studies in Mexico, U.S. Stem Cell is distributing the AdipoCell kits for a variety of indications in many countries.  We are actively involved in a variety of clinical studies including COPD, macular degeneration, degenerative disc disease, erectile dysfunction and more.  U.S. Stem Cell therapies are being offered in centers and hospitals in Turkey, Mexico, Jamaica, Australia, South Africa and others.

MyoCath

The MyoCath was developed by U.S. Stem Cell co-founder Robert Lashinski specifically for delivering new cells to damaged tissue.  It is a deflecting tip needle injection catheter that has a larger needle which is 25 gauge for better flow rates and less leakage than systems that are 27 gauge.  This larger needle allows for thicker compositions to be injected which helps with cell retention in the heart.  Also, the MyoCath needle has more fluoroscopic brightness than the normally used nitinol needle, enabling superior visualization during the procedure.  Seeing the needle well during injections enables the physician who is operating the catheter to pinpoint targeted areas more precisely, thus improving safety.  The MyoCath competes well with other biological delivery systems on price and efficiency and allows the physician to utilize standard fluoroscopy and echo equipment found in every cath lab. The MyoCath is used to inject cells into cardiac tissue in therapeutic procedures to treat chronic heart ischemic and congestive heart failure.

Research

We supervise and perform experimental work in the areas of improving cell culturing, cell engraftment, and other advanced research projects related to our product candidates from our cell culturing facility in Sunrise, Florida. The primary focus of a substantial majority of our employees is advancing our clinical trials, preclinical studies, research, and product development.

In addition, we work with a number of third parties within and outside the United States on various research and product development projects, including: preclinical small and large animal testing for product candidate enhancements and pipeline product candidate development; and contract research for clinical and preclinical testing of our pipeline product candidates.

We have also begun studies for an immunotherapy product for cancer.  The product is intended for the vet market and early in vitro studies in dogs have been initiated.  We  announced an exclusive license for the patents associated with these therapies in January 2014.

Cell Culturing

We have an approximately 2,000 square foot cell culturing facility at our headquarters in Sunrise, Florida. We began culturing cells at this facility for preclinical uses in the third quarter of 2006. Upon commencement of the MARVEL Trial in the fourth quarter of 2007, we began culturing cells at this facility for clinical uses.

Over the last three years, we have significantly improved our ability to:

•	culture in excess of 800 million myoblast cells per biopsy; and
•	produce cell cultures with a high percentage of viable myoblast cells.

Accordingly, we were able to increase the maximum dosage of myoblast cells injected as part of the MyoCell therapy to approximately 800 million myoblast cells. We expect to further refine our MyoCell cell culturing processes.

We have historically met and, with respect to the cell culturing of our product candidates in Europe, expect to meet, our cell culturing needs internally.

In 2013, U.S. Stem Cell became an FDA registered tissue bank in order to provide stem cell banking capabilities.  We are currently providing these services to physicians who send tissue samples from their patients for culture expansion and cryopreservation.

Third Party Reimbursement

Government and private insurance programs, such as Medicare, Medicaid, health maintenance organizations and private insurers, fund the cost of a significant portion of medical care in the United States. As a result, government imposed limits on reimbursement of hospitals and other healthcare providers have significantly impacted their spending budgets and buying decisions. Under certain government insurance programs, a healthcare provider is reimbursed a fixed sum for services rendered in treating a patient, regardless of the actual cost of such treatment incurred by the healthcare provider. Private third party reimbursement plans are also developing increasingly sophisticated methods of controlling healthcare costs through redesign of benefits and exploration of more cost-effective methods of delivering healthcare. In general, we believe that these government and private measures have caused healthcare providers to be more selective in the purchase of medical products.

As of the date of this report, CMS has agreed to reimburse some of the costs at the centers that are participating in the MARVEL Trial. Specifically, CMS will reimburse costs deemed “routine” in nature for patients suffering from heart failure. Examples of these reimbursable costs include, but are not limited to, costs associated with physical examination of the patients, x-rays, holter monitoring, MUGA scan and echocardiography. However, at present, CMS reimbursement does not cover the cost of MyoCell implantation.

Reimbursement for healthcare costs outside the United States varies from country to country. In European countries, the pricing of prescription pharmaceutical products and services and the level of government reimbursement are subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compare the cost effectiveness of our product candidates to other available therapies. Conducting one or more clinical trials would be expensive and result in delays in commercialization of our product candidates.

Research Grants

Historically, part of our research and development efforts have been indirectly funded by research grants to various centers and/or physicians that have participated in our MyoCell and MyoCath clinical trials. As part of our development strategy, we intend to continue to seek to develop research partnerships with centers and/or physicians. On November 1, 2010, U.S. Stem Cell, Inc. received written notice of approval of a grant in the approximate amount of $244,500 under the qualifying therapeutic discovery project under section 48D of the Internal Revenue code. On November 9, 2010 U.S. Stem Cell received the $244,500 grant funds.

Patents and Proprietary Rights

We own or hold licenses or sublicenses to an intellectual property portfolio consisting of numerous patents and patent applications in the United States, and in foreign countries, for use in the field of heart muscle regeneration. References in this report to “our” patents and patent applications and other similar references include the patents and patent applications that are owned by us, and references to patents and patent applications that are “licensed” to us and other similar references refer to patents, patent applications and other intellectual property that are licensed or sublicensed to us.

Patent life determination depends on the date of filing of the application or the date of patent issuance and other factors as promulgated under the patent laws. Under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, as amended, a patent which claims a product, use or method of manufacture covering drugs and certain other products, including biologic products, may be extended for up to five years to compensate the patent holder for a portion of the time required for research and FDA review of the product. Only one patent applicable to an approved drug or biologic product is eligible for a patent term extension. This law also establishes a period of time following approval of a drug or biologic product during which the FDA may not accept or approve applications for certain similar or identical drugs or biologic products from other sponsors unless those sponsors provide their own safety and efficacy data.

MyoCell is no longer protected by patents outside, which means that competitors will be free to sell products that incorporate the same or similar technologies that are used in MyoCell without infringing our patent rights.  As a result, MyoCell, if approved for use, may be vulnerable to competition. In addition, many of the patent and patent applications that have been licensed to us that pertain to our other product candidates do not cover certain countries within Europe.

Our commercial success will depend to a significant degree on our ability to:

•
defend and enforce our patents and/or compel the owners of the patents licensed to us to defend and enforce such patents, to the extent such patents may be applicable to our products and material to their commercialization;

•	obtain additional patent and other proprietary protection for MyoCell and our other product candidates;
•	obtain and/or maintain appropriate licenses to patents, patent applications or other proprietary rights held by others with respect to our technology, both in the United States and other countries;
•	preserve company trade secrets and other intellectual property rights relating to our product candidates; and
•	operate without infringing the patents and proprietary rights of third parties.

In addition to patented intellectual property, we also rely on our own trade secrets and proprietary know-how to protect our technology and maintain our competitive position, since patent protection may not be available or applicable to our technology.  Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights, which may impair our ability to protect our proprietary information or obtain patent protection in the future.

We work with others in our research and development activities and one of our strategies is to enter into collaborative agreements with third parties to develop our proposed products. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our licensors, collaborators, consultants and others. In addition, other parties may circumvent any proprietary protection we do have. As a result, we may not be able to maintain our proprietary position.

We are not currently a party to any litigation or other adverse proceeding related to our patents, patent licenses or intellectual property rights. However, if we become involved in litigation or any other adverse intellectual property proceeding, for example, as a result of an alleged infringement, or a third party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, including treble damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial condition and results of operation. In addition, any claims relating to the infringement of third party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous, if available at all.

Primary MyoCath Patent

The Primary MyoCath Patent includes device claims that we believe covers, among other things, the structure of MyoCath. The Primary MyoCath Patent expires in the United States in September 2017.

In January 2000, we entered into a license agreement with Comedicus Incorporated pursuant to which Comedicus granted us a royalty-free, fully paid-up, non-exclusive and irrevocable license to the Primary MyoCath Patent in exchange for a payment of $50,000. This agreement was amended in August 2000 to provide us an exclusive license to the Primary MyoCath Patent in exchange for a payment of $100,000 and our loan of $250,000 to Comedicus. Pursuant to this amendment we also received the right, but not the obligation, with Comedicus’ consent, which consent is not to be unreasonably withheld, to defend the Primary MyoCath Patent against third party infringers.

In June 2003, we entered into agreements with Advanced Cardiovascular Systems, Inc., or ACS, originally a subsidiary of Guidant Corporation and now d/b/a Abbott Vascular, a division of Abbott Laboratories, pursuant to which we assigned our rights under the license agreement with Comedicus, as amended, and committed to deliver 160 units of MyoCath and sold certain of our other catheter related intellectual property, or, collectively, with the Primary MyoCath Patent (the Catheter IP), for aggregate consideration of $900,000. In connection with these agreements, ACS granted to us a co-exclusive, irrevocable, fully paid-up license to the Catheter IP for the life of the patents related to the Catheter IP.

ACS has the exclusive right, at its own expense, to file, prosecute, issue, maintain, license, and defend the Catheter IP, and the primary right to enforce the Catheter IP against third party infringers. If ACS fails to enforce the Catheter IP against a third party infringer within a specified period of time, we have the right to do so at our expense. The party enforcing the Catheter IP is entitled to retain any recoveries resulting from such enforcement. The asset purchase agreement only pertains to the Catheter IP developed or acquired by us prior to June 24, 2003. Our subsequent catheter related developments and/or acquisitions, such as MyoCath II, were not sold or licensed to ACS.

MyoCell SDF-1 Patents

To develop our MyoCell SDF-1 product candidate, we rely primarily on patents.  We had an agreement to license patents from Juventas.  These patents relate to methods of repairing damaged heart tissue by transplanting myoblasts that express SDF-1 and other therapeutic proteins capable of recruiting other stem cells within a patient’s own body to the cell transplant area. We believe we will also need to, among other things, license some additional intellectual property to commercialize MyoCell SDF-1 in the form we believe may prove to be the most safe and/or effective.

In February 2006, we signed a patent licensing agreement with the Cleveland Clinic which provided us with the worldwide, exclusive rights to three pending U.S. patent applications and certain corresponding foreign filings in the following jurisdictions: Australia, Brazil, Canada, China, Europe and Japan, or, collectively, the Cleveland Clinic IP, related to methods of repairing damaged heart tissue by transplanting myoblasts that express SDF-1 and other therapeutic proteins capable of recruiting other stem cells within a patient’s own body to the cell transplant area. The term of our agreement with the Cleveland Clinic expired in July of 2009, when the license to the patents was turned over to a Cleveland Clinic affiliate, Juventas.  We have an understanding with Juventas to restore the license to the patents once certain milestones have been achieved by U.S. Stem Cell.

In 2007, U.S. Stem Cell signed a Letter of Intent with Ono Pharmaceutical which provided rights to conduct clinical development and testing of SDF-1 to determine the effectiveness of SDF-1 for the treatment of damaged myocardium and tissues following acute myocardial infarction, coronary arterial diseases or heart failure.  If the results of this testing is deemed successful then the parties agree to enter into good faith negotiations in an effort to reach a definitive license agreement that will allow U.S. Stem Cell to commercialize its SDF-1 product candidate in all territories of the world except Japan.

MyoCath II Patents

In April 2006, we entered into an agreement with Tricardia, LLC pursuant to which Tricardia granted us a sublicenseable license to certain patents and patent applications in the United States, Australia, Canada, Europe and Japan covering the modified injection needle we intend to use as part of MyoCath II, or the MyoCath II Patents, in exchange for a one-time payment of $100,000. Our license covers and is exclusive with respect to products developed under the MyoCath II Patents for the delivery of therapeutic compositions to the heart. Unless earlier terminated by mutual consent of the parties, our agreement with Tricardia will terminate upon the expiration date of the last MyoCath II Patent.

Tricardia has the obligation to take all actions necessary to file, prosecute and maintain the MyoCath II Patents. We are required to reimburse Tricardia, on a pro-rata basis with other licensees of Tricardia of the MyoCath II Patents, for all reasonable out-of-pocket costs and expenses incurred by Tricardia in prosecuting and maintaining the MyoCath II Patents. To the extent we do not wish to incur the cost of any undertaking or defense of any opposition, interference or similar proceeding involving the MyoCath II Patents with respect to any jurisdiction, the license granted to us pursuant to agreement will be automatically amended to exclude such jurisdiction.

Tricardia also has the first right, but not the obligation, to take any actions necessary to prosecute or prevent any infringement or threatened infringement of the MyoCath II Patents. To the extent Tricardia determines not to initiate suit against any infringer, we have the right, but not the obligation, to commence litigation for such alleged infringement. Our share of any recovery will equal 50% in the event Tricardia commences litigation and 90% in the event we commence litigation.

Sales and Marketing

MyoCell and MyoCell SDF-1

In advance of any expected commercial approval of our MyoCell product candidate in the United States, we intend to internally develop a direct sales and marketing force. We anticipate the team will comprise salespeople, clinical and reimbursement specialists and product marketing managers.

We intend to market MyoCell and/or MyoCell SDF-1 to interventional cardiologists and heart failure specialists. In the typical healthcare system the interventional cardiologist functions as a “gatekeeper” for determining the course of appropriate medical care for our target patient population.

We anticipate our marketing efforts will be focused on informing interventional cardiologists of the availability of  our treatment alternative through the following channels of communication: (i) articles published in medical journals by widely recognized interventional cardiologists, including cardiologists that have participated in our clinical trials; (ii) seminars and speeches featuring widely recognized interventional cardiologists; and (iii) advertisements in medical journals.

Collaborative Arrangements for Seeking Regulatory Approvals and Distribution of Products Outside of the United States and Europe

Korea

On February 1, 2005, we entered into a joint venture agreement with U.S. Stem Cell Korea, Inc., the predecessor entity of BHK, Inc., or BHK, pursuant to which we and BHK agreed to create a joint venture company called U.S. Stem Cell Manufacturing, Inc., located in Korea to own and operate a cell culturing facility. The joint venture agreement contemplated that we would engage U.S. Stem Cell Manufacturing to provide all cell culturing processes for our products and processes sold in Asia including Korea for a period of no less than ten years. Pursuant to the joint venture agreement, we agreed to contribute approximately $59,000 cash and Myocell manufacturing technology for an 18% equity interest in U.S. Stem Cell Manufacturing, and BHK agreed to contribute approximately $9,592,032 for an 82% equity interest in U.S. Stem Cell Manufacturing. On April 1, 2006, we entered into an in-kind investment agreement with U.S. Stem Cell Manufacturing pursuant to which we agreed to provide U.S. Stem Cell Manufacturing with the technology to manufacture MyoCell and MyoCath and, in exchange, received 25,890 common shares of U.S. Stem Cell Manufacturing. In February 2009, our ownership interest in U.S. Stem Cell Manufacturing, Inc. was reduced to approximately 6% as a result of additional investments in U.S. Stem Cell Manufacturing, Inc. by third parties.   Shares in U.S. Stem Cell Manufacturing, Inc, owned by U.S. Stem Cell Inc. became 258,900 shares through a stock split. In May 2009, there was a corporate reorganization and AnC Bio Inc. was given the business of U.S. Stem Cell Manufacturing Inc.

Pursuant to the joint venture agreement, we provided U.S. Stem Cell Manufacturing with standard operating procedures, tests and testing protocols, cell selection methods, cell characterization methods, and all materials necessary to carry out the activities of the cell culturing facility in the manner required by us.

In August 2007, we entered into a supply agreement with BHK pursuant to which we supplied MyoCell and MyoCaths to BHM for use in clinical studies of MyoCell.

According to the agreement, upon U.S. Stem Cell Manufacturing’s inability to continue its operations by reason of law, governmental order or regulation or U.S. Stem Cell Manufacturing’s dissolution or liquidation for any reason, the agreement is null and void.

Government Regulation

The research and development, preclinical studies and clinical trials, and ultimately, the culturing, manufacturing, marketing and labeling of our product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. We believe MyoCell and our medical device products are subject to regulation in the United States and Europe as a biological product and a medical device, respectively.

Biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, or the FD&C Act, the Public Health Service Act, or the PHS Act and their respective regulations as well as other federal, state, and local statutes and regulations. Medical devices are subject to regulation under the FD&C Act and the regulations promulgated hereunder as well as other federal, state, and local statutes and regulations. The FD&C Act and the PHS Act and the regulations promulgated hereunder govern, among other things, the testing, cell culturing, manufacturing, safety, efficacy, labeling, storage, record keeping, approval, clearance, advertising and promotion of our product candidates. Preclinical studies, clinical trials and the regulatory approval process typically take years and require the expenditure of substantial resources. If regulatory approval or clearance of a product is granted, the approval or clearance may include significant limitations on the indicated uses for which the product may be marketed.

FDA Regulation — Approval of Biological Products

The steps ordinarily required before a biological product may be marketed in the United States include:

•	completion of preclinical studies according to good laboratory practice regulations;
•	the submission of an IND application to the FDA, which must become effective before human clinical trials may commence;
•	performance of adequate and well-controlled human clinical trials according to good clinical practices to establish the safety and efficacy of the proposed biological product for its intended use;
•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the product is manufactured, processes, packaged or held to assess compliance cGMP; and
•	the submission to, and review and approval by, the FDA of a biologics license application, or BLA, that includes satisfactory results of preclinical testing and clinical trials.

Preclinical tests include laboratory evaluation of the product candidate, its formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. The FDA requires that preclinical tests be conducted in compliance with good laboratory practice regulations. The results of preclinical testing are submitted as part of an IND application to the FDA together with manufacturing information for the clinical supply, analytical data, the protocol for the initial clinical trials and any available clinical data or literature. A 30-day waiting period after the filing of each IND application is required by the FDA prior to the commencement of clinical testing in humans. In addition, the FDA may, at any time during this 30-day waiting period or any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization.

Clinical trials to support BLAs involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

In Phase I clinical trials, the initial introduction of the biological product candidate into human subjects or patients, the product candidate is tested to assess safety, dosage tolerance, absorption, metabolism, distribution and excretion, including any side effects associated with increasing doses.

Phase II clinical trials usually involve studies in a limited patient population to identify possible adverse effects and safety risks, preliminarily assess the efficacy of the product candidate in specific, targeted indications; and assess dosage tolerance and optimal dosage.

If a product candidate is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken within an expanded patient population at multiple study sites to further demonstrate clinical efficacy and safety, further evaluate dosage and establish the risk-benefit ratio of the product and an adequate basis for product labeling.

Phase IV, or post-marketing, trials may be mandated by regulatory authorities or may be conducted voluntarily. Phase IV trials are typically initiated to monitor the safety and efficacy of a biological product in its approved population and indication but over a longer period of time, so that rare or long-term adverse effects can be detected over a much larger patient population and time than was possible during prior clinical trials. Alternatively, Phase IV trials may be used to test a new method of product administration, or to investigate a product’s use in other indications. Adverse effects detected by Phase IV trials may result in the withdrawal or restriction of a drug.

If the required Phase I, II and III clinical testing is completed successfully, the results of the required clinical trials, the results of product development, preclinical studies and clinical trials, descriptions of the manufacturing process and other relevant information concerning the safety and effectiveness of the biological product candidate are submitted to the FDA in the form of a BLA. In most cases, the BLA must be accompanied by a substantial user fee. The FDA may deny a BLA if all applicable regulatory criteria are not satisfied or may require additional data, including clinical, toxicology, safety or manufacturing data. It can take several years for the FDA to approve a BLA once it is submitted, and the actual time required for any product candidate may vary substantially, depending upon the nature, complexity and novelty of the product candidate.

Before approving an application, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve a BLA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements.

If the FDA evaluations of the BLA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. The approvable letter usually contains a number of conditions that must be met to secure final FDA approval of the BLA. When, and if, those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. If the FDA’s evaluation of the BLA or manufacturing facility is not favorable, the FDA may refuse to approve the BLA or issue a non-approvable letter that often requires additional testing or information.

FDA Regulation — Approval of Medical Devices

Medical devices are also subject to extensive regulation by the FDA. To be commercially distributed in the United States, medical devices must receive either 510(k) clearance or pre-market approval, or PMA, from the FDA prior to marketing. Devices deemed to pose relatively low risk are placed in either Class I or II, which requires the manufacturer to submit a pre-market notification requesting permission for commercial distribution, or 510(k) clearance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, devices deemed not substantially equivalent to a previously 510(k) cleared device and certain other devices are placed in Class III which requires PMA. We anticipate that MyoCath will be classified as a Class III device.

To obtain 510(k) clearance, a manufacturer must submit a pre-market notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and efficacy to a previously 510(k) cleared device, a device that has received PMA or a device that was in commercial distribution before May 28, 1976. The FDA’s 510(k) clearance pathway usually takes from four to twelve months, but it can last longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require PMA. The FDA requires each manufacturer to make this determination, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA is obtained.

A product not eligible for 510(k) clearance must follow the PMA pathway, which requires proof of the safety and efficacy of the device to the FDA’s satisfaction. The PMA pathway is much more costly, lengthy and uncertain than the 510(k) approval pathway. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with quality system regulation requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. Upon acceptance by the FDA of what it considers a completed filing, the FDA commences an in-depth review of the PMA application, which typically takes from one to two years, but may last longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided.

If the FDA’s evaluation of the PMA application is favorable, and the applicant satisfies any specific conditions (e.g., changes in labeling) and provides any specific additional information (e.g., submission of final labeling), the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and efficacy of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in an enforcement action, which could have material adverse consequences, including the loss or withdrawal of the approval.

Even after approval of a pre-market application, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

FDA Regulation — Post-Approval Requirements

Even if regulatory clearances or approvals for our product candidates are obtained, our products and the facilities manufacturing our products will be subject to continued review and periodic inspections by the FDA. For example, as a condition of approval of a new drug application, the FDA may require us to engage in post-marketing testing and surveillance and to monitor the safety and efficacy of our products. Holders of an approved new BLA, PMA or 510(k) clearance product are subject to several post-market requirements, including the reporting of certain adverse events involving their products to the FDA, provision of updated safety and efficacy information, and compliance with requirements concerning the advertising and promotion of their products.

In addition, manufacturing facilities are subject to periodic inspections by the FDA to confirm the facilities comply with cGMP requirements. In complying with cGMP, manufacturers must expend money, time and effort in the area of production and quality control to ensure full compliance. For example, manufacturers of biologic products must establish validated systems to ensure that products meet high standards of sterility, safety, purity, potency and identity. Manufacturers must report to the FDA any deviations from cGMP or any unexpected or unforeseeable event that may affect the safety, quality, or potency of a product. The regulations also require investigation and correction of any deviations from cGMP and impose documentation requirements.

In addition to regulations enforced by the FDA, we are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. Our research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds.

International Regulation

Our product candidates are subject to regulation in every country where they will be tested or used. Whether or not we obtain FDA approval for a product candidate, we must obtain the necessary approvals from the comparable regulatory authorities of foreign countries before we can commence testing or marketing of a product candidate in those countries. The requirements governing the conduct of clinical trials and the approval processes vary from country to country and the time required may be longer or shorter than that associated with FDA approval.

The European Economic Area requires that manufacturers of medical devices obtain the right to affix the CE mark to their products before selling them in member countries. The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to a medical device, the medical device in question must meet the essential requirements defined under the Medical Device Directive (93/42/ EEC) relating to safety and performance, and the manufacturer of the device must undergo verification of regulatory compliance by a third party standards certification provider, known as a notified body.

In addition to regulatory clearance, the conduct of clinical trials in the European Union is governed by the European Clinical Trials Directive (2001/20/ EC), which was implemented in May 2004. This directive governs how regulatory bodies in member states may control clinical trials. No clinical trial may be started without authorization by the national competent authority and favorable ethics approval.

Manufacturing facilities are subject to the requirements of the International Standards Organization. In complying with these requirements, manufacturers must expend money, time and effort in the area of production and quality control to ensure full compliance.

In some cases, we plan to submit applications with different endpoints or other elements outside the United States due to differing practices and requirements in particular jurisdictions. However, in cases where different endpoints will be used outside the United States, we expect that such submissions will be discussed with the FDA to ensure that the FDA is comfortable with the nature of human trials being conducted in any part of the world. As in the United States, post-approval regulatory requirements, such as those regarding product manufacture, marketing, or distribution, would apply to any product that is approved in Europe.

Competition

Our industry is subject to rapid and intense technological change. We face, and will continue to face, competition from pharmaceutical, biopharmaceutical, medical device and biotechnology companies developing heart failure treatments both in the United States and abroad, as well as numerous academic and research institutions, governmental agencies and private organizations engaged in drug funding or discovery activities both in the United States and abroad. We also face competition from entities and healthcare providers using more traditional methods, such as surgery and pharmaceutical regimens, to treat heart failure. We believe there are a substantial number of heart failure products under development by numerous pharmaceutical, biopharmaceutical, medical device and biotechnology companies, and it is likely that other competitors will emerge.

Many of our existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than we do. As a result, these competitors may succeed in developing competing therapies earlier than we do; obtain patents that block or otherwise inhibit our ability to further develop and commercialize our product candidates; obtain approvals from the FDA or other regulatory agencies for products more rapidly than we do; or develop treatments or cures that are safer or more effective than those we propose to develop. These competitors may also devote greater resources to marketing or selling their products and may be better able to withstand price competition. In addition, these competitors may introduce or adapt more quickly to new technologies or scientific advances, which could render our technologies obsolete, and may introduce products that make the continued development of our product candidates uneconomical. These competitors may also be more successful in negotiating third party licensing or collaborative arrangements and may be able to take advantage of acquisitions or other strategic opportunities more readily than we can.

Our ability to compete successfully will depend on our continued ability to attract and retain skilled and experienced scientific, clinical development and executive personnel, to identify and develop viable heart failure product candidates and to exploit these products and compounds commercially before others are able to develop competitive products.

We believe the principal competitive factors affecting our markets include, but are not limited to:

•	the safety and efficacy of our product candidates;
•	the freedom to develop and commercialize cell-based therapies, including appropriate patent and proprietary rights protection;

•	the timing and scope of regulatory approvals;
•	the cost and availability of our products;
•	the availability and scope of third party reimbursement programs; and
•	the availability of alternative treatments.

We are still in the process of determining, among other things:

•	if MyoCell and MyoCell SDF-1 are both safe and effective;
•	the timing and scope of regulatory approvals; and
•	the availability and scope of third party reimbursement programs.

Accordingly, we have a limited ability to predict how competitive MyoCell will be relative to existing treatment alternatives and/or treatment alternatives that are under development. See “Business — Diagnosis and Management of Heart Failure.”

If approved, MyoCell will compete with surgical, pharmaceutical and mechanical based therapies. Surgical options include heart transplantation and left ventricular reconstructive surgery. Although not readily accessible, heart transplantation has proven to be an effective treatment for patients with severe damage to the heart who locate a donor match and are in sufficiently good health to undergo major surgery. Mechanical therapies such as biventricular pacing, ventricular restraint devices and mitral valve therapies have been developed by companies such as Medtronic, Inc., Acorn Cardiovascular, Inc., St. Jude Medical, Inc., World Heart Corporation, Guidant Corporation, a part of Boston Scientific, and Edwards Lifesciences Corp. Pharmaceutical therapies include anti-thrombotics, calcium channel blockers such as Pfizer’s Norvasc® and ACE inhibitors such as Sanofi’s Delix®.

The field of regenerative medicine is rapidly progressing, as many organizations are initiating or expanding their research efforts in this area. We are also aware of several competitors seeking to develop cell-based therapies for the treatment of cardiovascular disease, including Aldagen, Inc., Angioblast Systems, Inc., Athersys, Inc., Baxter International, Inc., Cytori Therapeutics, Inc., MG Biotherapeutics, LLC (a joint venture between Genzyme Corporation and Medtronic, Inc.), Mytogen, Inc. (a wholly-owned subsidiary of Advanced Cell Technology, Inc.), Osiris Therapeutics, Inc. (products now owned by Mesoblast), ViaCell, Inc. (a wholly-owned subsidiary of PerkinElmer, Inc.), and potentially others.

It is our understanding that some of our large competitors have devoted considerable resources to developing a myoblast-based cell therapy for treating severe damage to the heart.

Some organizations are involved in research using alternative cell sources, including bone marrow, embryonic and fetal tissue, umbilical cord and peripheral blood, and adipose tissue.

Many of our existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than we do. These competitors may also devote greater resources to marketing or selling their products and may be better able to withstand price competition. In addition, these competitors may introduce or adapt more quickly to new technologies or scientific advances, which could render our technologies obsolete, and may introduce products that make the continued development of our product candidates uneconomical. These competitors may also be more successful in negotiating third party licensing or collaborative arrangements and may be able to take advantage of acquisitions or other strategic opportunities more readily than we can.

DESCRIPTION OF SECURITIES

The following statements relating to the capital stock set forth the material terms of our securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Certificate of Incorporation, amendment to the Certificate of Incorporation and the By-laws, copies of which are filed as exhibits to this registration statement.

COMMON STOCK

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

On February 4, 2013, effective with the filing of the amendment to the Company's Articles of Incorporation with the Florida Secretary of State (confirmed as filed on February 11, 2013), the Company amended its Articles of Incorporation to increase the authorized shares of capital stock of the Company to nine hundred and seventy million (970,000,000) shares of capital stock consisting of nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively.

Effective May 19, 2014, the Company amended its articles of incorporation to increase the authorized shares of capital stock of the Company from nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively, to two billion (2,000,000,000) shares of shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively.

Following the quarter ended September 30, 2015, we amended our Articles of Incorporation to change our name to U.S. Stem Cell, Inc. and to implement a reverse stock split in the ratio of 1 share for every 1,000 shares of common stock. This amendment was approved and filed on record by the Florida Secretary of State on October 12, 2015, effective on October 19, 2015.  Subsequently, FINRA has declared our 1-for-1,000 reverse stock split market effective as of November 4, 2015. The number of authorized shares of common and preferred stock remained unchanged.  All fractional shares will be rounded up. The trading symbol after December 2, 2015 has been USRM (OTC Markets).

The holders of the Company’s Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available there for and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock, if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, par value $0.001. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. Subsequently, 20,000,000 shares were designated as Series A Preferred Stock.

The Series A Preferred Stock collectively has voting rights equal to 25 votes on all matters presented to be voted by the holders of common stock per share of preferred stock and the right to convert to one share of common stock for each share of preferred stock. Northstar Biotechnology Group, LLC was issued an aggregate of 20,000,000 shares of Series A Preferred Stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the issuance of the common stock hereby will be passed upon for us by Jill Arlene Robbins.

OTHER EXPERTS

The financial statements of US Stem Cell, Inc. as of December 31, 2014 and 2013 and for each the years then ended, included in this prospectus, have been audited by Fiondella Milone and LaSaracina LLP,  an independent registered public accounting firm, as stated in their report  herein, which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring  to the company’s ability to continue as a going concern.  Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Properties

Our headquarters are located in Sunrise, Florida and consists of 4,860 square feet of space, which we lease at a current rent of approximately $82,620 per year. The lease expired in January 2013. In January 2013, the Company amended its facility lease to extend the term of the lease until April 30, 2013. In April 2013, the Company amended its facility lease to extend the term of the lease until August 15, 2013. In September 2013, the Company amended its facility lease to extend the term until August 2016.

In addition to our corporate offices, at this location, we maintain:

•	our MyoCell cell culturing facility for supply within the United States; and

•	a fully equipped cell culturing laboratory where we perform experimental work in the areas of cell culturing, cell engraftment, and other advanced research projects related to our core business.

We believe the space available at our headquarters will be sufficient to meet the needs of our operations for the foreseeable future.

Legal Proceedings

On September 17, 2015, a product liability lawsuit was filed in Broward County, specifically  Patsy Bade v. Bioheart, Inc. US Stem Cell Clinics LLC, Aleiandro Perez, ARNP, and Shareen Greenbaum, M.D., and on November 30, 2015, a product liability lawsuit was filed in Broward County, specifically  Elizabeth Noble v. Bioheart, Inc. US Stem Cell Clinics LLC, Aleiandro Perez, ARNP, and Shareen Greenbaum, M.D. Both matters are  ongoing and the Company is defending  these matters vigorously and  believes the cases are without merit.

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY
 AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTC Markets under the symbol “USRM”. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, as reported by the Over the Counter Bulletin Board. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
Period
Quarter ended December 31, 2015*	$7.55	$0.25
Quarter ended September 30, 2015*	$8.80	$1.90
Quarter ended June 30, 2015**	$0.0092	$0.0045
Quarter ended March 31, 2015**	$0.0177	$0.0079
Quarter ended December 31, 2014**	$0.025	$0.011
Quarter ended September 30, 2014**	$0.038	$0.023
Quarter ended June 30, 2014**	$0.055	$0.020
Quarter ended March 31, 2014**	$0.080	$0.009
Quarter ended December 31, 2013**	$0.0135	$0.007
Quarter ended September 30, 2013**	$0.0300	$0.010
Quarter ended June 30, 2013**	$0.0474	$0.020
Quarter ended March 31, 2013**	$0.0565	$0.012
*reflects the 1-for-1,000 reverse stock split.
**Does not reflect the 1-for-1,000 reverse stock split

Holders

As of the date of this prospectus, there were approximately 506 shareholders of record of our common stock.

Dividends

We have not previously paid any cash dividends on common stock and do not anticipate or contemplate paying dividends on common stock in the foreseeable future. Our present intention is to utilize all available funds to develop and expand our business. The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law and those restrictions imposed under contractual obligation. Under Wyoming corporate law, no dividends or other distributions may be made which would render a company insolvent or reduce assets to less than the sum of liabilities plus the amount needed to satisfy outstanding liquidation preferences.

Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis (MD&A”) of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying  financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto and other financial information contained elsewhere in the Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.

The Company's MD&A is comprised of significant accounting estimates made in the normal course of its operations, overview of the Company's business conditions, results of operations, liquidity and capital resources and contractual obligations. The Company did not have any off balance sheet arrangements as of December 31, 2014 or 2013.

The discussion and analysis of the Company’s financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (or "GAAP"). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Our Ability to Continue as a Going Concern

Our independent registered public accounting firm has issued its report dated March 16, 2015, in connection with the audit of our financial statements as of December 31, 2014, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern and Note 2 to the unaudited financial statements for the period ended September  30, 2015 also describes the existence of conditions that raise substantial doubt about our ability to continue as a going concern. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations Overview

We are a research and development company and our MyoCell product candidate has not received regulatory approval or generated any material revenues and is not expected to until 2016, if ever. We have generated substantial net losses and negative cash flow from operations since inception and anticipate incurring significant net losses and negative cash flows from operations for the foreseeable future as we continue clinical trials, undertake new clinical trials, apply for regulatory approvals, make capital expenditures, add information systems and personnel, make payments pursuant to our license agreements upon our achievement of certain milestones, continue development of additional product candidates using our technology, establish sales and marketing capabilities and incur the additional cost of operating as a public company.

Results of Operations Overview for the Quarter Ended September 30, 2015

Three Months Ended September 30, 2015 as compared to the Three Months Ended September 30, 2014

Revenues

            We recognized revenues of $557,612 for the three months ended September 30, 2015, generated from the sales of kits and equipment, services, MyoCath Catheters, AdipoCell, and laboratory services. We recognized revenues of $579,536 for the three months ended September 30, 2014 from the sale of MyoCath catheters, AdipoCell, physician training, patient studies and laboratory services. The differential in revenue reflected a moderate decrease based on the products and services provided.

Cost of Sales

            Cost of sales consists of the costs associated with the production of MyoCath, laboratory supplies necessary for laboratory services, production of AdipoCell systems and materials, physician course materials, test kits and clinic supplies required for patient studies.

Cost of sales was $243,940 and $455,603 in the three month periods ended September 30, 2015 and 2014, respectively. Associated gross margins were $313,672 (56.3%) and $123,933 (21.4%) for the three months periods ended September 30, 2015 and 2014, respectively. During the three months ended September 30, 2014, we recognized expense related to employee bonuses that directly affected the 2014 margins.

Research and Development

Our research and development expenses consist of costs incurred in identifying, developing and testing our products and services. Research and development expenses were $12,764 in the three month period ended  September 30, 2015, an increase of $4,183 from the research and development expenses of $8,581 in the three month period ended  September 30, 2014. Our increase is proportionate to our increase in management focus on research and development and its corresponding ongoing costs. The timing and amount of our planned research and development expenditures is dependent on our ability to obtain additional financing.

Marketing, General and Administrative

Our marketing, general and administrative costs were $563,676 for the three month period ended September 30, 2015 compared to $1,580,325 for the three month period ended September 30, 2014, a decrease of $1,016,649. The decrease in costs primarily due bonuses paid in 2014, of $500,000, reduction of stock based compensation of $51,918 reduction in service providers and professional fees of $299,087 and reduction in commission expense of $49,242.

Our marketing, general and administrative expenses primarily consist of the costs associated with our general management and product and service marketing programs, including, but not limited to, salaries and related expenses for executive, administrative and marketing personnel, rent, insurance, legal and accounting fees, consulting fees, travel and entertainment expenses, conference costs and other clinical marketing and trade program expenses.

Gain on settlement of debt

During the three months ended September 30, 2015, we incurred a gain of $58,873 in open accounts payable during the current period as compared to a net aggregate gain of $85,229 for the same period last year.

Gain (loss) on change in fair value of derivative liabilities

During 2014 and 2015, we issued convertible promissory notes with an embedded derivative, all requiring us to fair value the derivatives each reporting period and mark to market as a non-cash adjustment to our current period operations. This resulted in a gain of $374,684 and $239,296 on change in fair value of derivative liabilities for the three months ended September 30, 2015 and 2014, respectively.

Interest Expense

Interest expense during the three months ended September 30, 2015 was $312,576 compared to $331,026 three months ended September 30, 2014. Interest expense primarily consists of interest incurred on the principal amount of the Northstar loan, our former Bank of America loan, the Seaside National Bank loan, accrued fees and interest payable to the Guarantors, and the amortization of debt discounts and non-cash interest incurred relating to our issued convertible notes payable. The debt discounts amortization and non-cash interest incurred during the three months ended September 30, 2015 and 2014 was $246,289 and $246,602, respectively.

 Nine Months Ended September 30, 2015 as compared to the Nine Months Ended September 30, 2014

Revenues

We recognized revenues of $1,612,476 for the nine months ended September 30, 2015, generated from the sales of kits and equipment, services, MyoCath Catheters, AdipoCell, and laboratory services. We recognize revenues of $1,563,864 for the nine months ended September 30, 2014 from the sale of MyoCath catheters, AdipoCell, physician training, patient studies and laboratory services. The increase in revenue resulted from the growth of the sale of our products and services.

Cost of Sales

Cost of sales consists of the costs associated with the production of MyoCath, laboratory supplies necessary for laboratory services, production of AdipoCell systems and materials, physician course materials, test kits and clinic supplies required for patient studies.

Cost of sales was $868,742 and $782,487 in the nine month periods ended September 30, 2015 and 2014, respectively. Associated gross margins were $743,734 (46.1%) and $781,377 (50.0%) for the nine months periods ended September 30, 2015 and 2014, respectively. During the nine months ended September 30, 2014, we recognized expense related to employee bonuses that directly affected the 2014 margins.

Research and Development

Our research and development expenses consist of costs incurred in identifying, developing and testing our products and services. Research and development expenses were $39,696 in the nine month period ended September 30, 2015, an increase of $5,780 from the research and development expenses of $33,916 in the nine month period ended September 30, 2014. Our increase is proportionate to our increase in management focus on research and development and its corresponding ongoing costs. The timing and amount of our planned research and development expenditures is dependent on our ability to obtain additional financing.

Marketing, General and Administrative

Our marketing, general and administrative costs were $2,252,058 for the nine month period ended September 30, 2015 compared to $3,289,419 for the nine month period ended September 30, 2014, a decrease of $1,037,361. The decrease in costs primarily due bonuses paid in 2014 of $500,000, reduction of stock based compensation of $104,736,reduction in service providers and professional fees of $327,695 and reduction in commission expense of $136,635.

Our marketing, general and administrative expenses primarily consist of the costs associated with our general management and product and service marketing programs, including, but not limited to, salaries and related expenses for executive, administrative and marketing personnel, rent, insurance, legal and accounting fees, consulting fees, travel and entertainment expenses, conference costs and other clinical marketing and trade program expenses.

Gain on settlement of debt

During the nine months ended September 30, 2015, we settled $1,585,862 in guarantor fees, accrued interest of $373,469 and an outstanding note payable of $1,500,000 for a net gain of $1,960,082. In addition, we incurred a gain of $137,401 in open accounts payable. In the nine months ended September 30, 2014, we settled outstanding debt and related accrued interest for a net gain of $81,568, licensing fees settled for a gain of $2,122,130 and a gain on settlement of accounts payable of $68,585.

Gain (loss) on change in fair value of derivative liabilities

During 2014 and 2015, we issued convertible promissory notes with an embedded derivative, all requiring us to fair value the derivatives each reporting period and mark to market as a non-cash adjustment to our current period operations. This resulted in a gain of $260,953 and $61,339 on change in fair value of derivative liabilities for the nine months ended September 30, 2015 and 2014, respectively.

Interest Expense

Interest expense during the nine months ended September 30, 2015 was $1,126,668 compared to $1,035,118 nine months ended September 30, 2014. Interest expense primarily consists of interest incurred on the principal amount of the Northstar loan, our former Bank of America loan, the Seaside National Bank loan, accrued fees and interest payable to the Guarantors, the amortization of debt discounts and non-cash interest incurred relating to our issued convertible notes payable. The debt discounts amortization and non-cash interest incurred during the nine months ended September 30, 2015 and 2014 was $860,221 and $729,093, respectively.

Stock-Based Compensation

Stock-based compensation reflects our recognition as an expense of the value of stock options and other equity instruments issued to our employees and non-employees over the vesting period of the options and other equity instruments. We have granted to our employees options to purchase shares of common stock at exercise prices equal to the fair market value of the underlying shares of common stock at the time of each grant, as determined by our Board of Directors, with input from management.

The Company follows Accounting Standards Codification subtopic 718-10. Compensation (“ASC 718-10”) which requires that all share-based payments to both employee and non-employees be recognized in the income statement based on their fair values.

In awarding our common stock, our Board of Directors considered a number of factors, including, but not limited to:

●	our financial position and historical financial performance;
●	arm’s length sales of our common stock;
●	the development status of our product candidates;
●	the business risks we face;
●	vesting restrictions imposed upon the equity awards; and
●	an evaluation and benchmark of our competitors; and
●	prospects of a liquidity event.

In April 1, 2013, the Board of Directors authorized, (and approved by our shareholders on February 2, 2015), the establishment of the Bioheart 2013 Omnibus Equity Compensation Plan, or the “2013 Omnibus Plan”. The 2013 Omnibus Plan reserves up to fifty thousand shares of common stock for issuance, subsequently increased to 100,000 on November 3, 2014. We currently have 89,400 available to future issuances.

 Critical Accounting Policies

            Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our critical accounting policies are described in Note 1 to our financial statements appearing elsewhere in this report, we believe the following policies are important to understanding and evaluating our reported financial results:

 Revenue Recognition

            We recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

At the time of each transaction, management assesses whether the fee associated with the transaction is fixed or determinable and whether or not collection is reasonably assured. The assessment of whether the fee is fixed or determinable is based upon the payment terms of the transaction. Collectability is assessed based on a number of factors, including past transaction history with the client and the creditworthiness of the client.

Revenues for test kits and equipment sold are not recorded until test kits are delivered. We have revenue sharing arrangements for the sale of goods whereby the Company is the primary obligor, sets pricing with the customers and bears all associated credit risks with the customers. Sales under revenue share arrangements are recorded as gross sales and any portion shared with third parties under such arrangements are classified as selling expense due to the nature of the marketing activities performed by the third party. Revenues from trainings are not recorded until the completion of the training. Any cash received as a deposit for trainings are recorded by the company as a liability.

Patent treatments and laboratory services revenue are recognized when those services have been completed or satisfied.

Revenues for bank sales are accounted for as Multiple-Element Arrangements under ASC 605-10 which incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.

Research and Development Activities

We account for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

 Derivative financial instruments

Accounting Standards Codification subtopic 815-40, Derivatives and Hedging, Contracts in Entity’s own Equity (“ASC 815-40”) became effective for the Company on October 1, 2009. The Company has identified the embedded derivatives related to the issued Notes and anti-dilutive warrants. These embedded derivatives included in our debt contain certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date.

 Inflation

Our opinion is that inflation has not had, and is not expected to have, a material effect on our operations.

 Climate Change

Our opinion is that neither climate change, nor governmental regulations related to climate change, have had, or are expected to have, any material effect on our operations.

Concentrations of Credit Risk

As of September 30, 2015, five customers represented 15%, 5%, 7%, 15% and 14% respectively for an aggregate of 56% of the Company’s accounts receivable. As of December 31, 2014, two customers represented 38% and 17%, for an aggregate of 55%, of the Company’s accounts receivable.

 Liquidity and Capital Resources

In the nine months ended September 30, 2015, we continued to finance our considerable operational cash needs with cash generated from financing activities.

Operating Activities

Net cash used in operating activities was $789,462 in the nine month period ended September 30, 2015 as compared to $747,184 of cash used in the nine month period ended in September 30, 2014.

Our use of cash for operations in the nine months ended September 30, 2015 reflected a net loss generated during the period of $282,982, adjusted for non-cash items such as stock-based compensation of $341,629, depreciation of $3,947, amortization of debt discounts of $612,811, and non-cash interest expense of $227,396, net with gain on change in fair value of derivative liabilities of $260,953, net gain on settlement of debt of $2,097,483 and income from investments of $23,934. In addition we had a net decrease in operating assets of $1,739 and an increase in accrued expenses of $272,322, in accounts payable of $324,026 and deferred revenue of $32,170.

Investing Activities

Net cash used in investing activities was $168,558 for the nine months ended September 30, 2015 were to acquire office equipment of $894, additional investment of $10,000 and purchase of treasury stock of $157,664 as compared to $8,121 of cash used for the purchase of equipment for the same period of 2014.

Buy-Back Program

On January 13, 2015, we issued a press release announcing that our Board of Directors approved a share repurchase program authorizing us to repurchase outstanding common stock when beneficially prudent for our company and our shareholders. As of September 30, 2015, we have purchased an aggregate of 37,852 shares of our common stock pursuant to our share repurchase program. The share repurchase program authorizing us to repurchase outstanding common stock by our company and our directors has continued through the final quarter of 2015.

Financing Activities

Net cash provided by financing activities was an aggregate of $987,004 in the nine month period ended September 30, 2015 as compared to $755,670 in the nine month period ended in September 30, 2014. In the nine month period ended September 30, 2015 we sold, in private placements, shares of common stock and common stock purchase warrants for aggregate net cash proceeds of $582,808 and received proceeds from issuance of note payable of $541,410 net with repayments of notes payable of $143,818 and received $6,604 related party advances.

Existing Capital Resources and Future Capital Requirements

Our MyoCell product candidate has not received regulatory approval or generated any material revenues. We do not expect to generate any material revenues or cash from sales of our MyoCell product candidate until commercialization of MyoCell, if ever. We have generated substantial net losses and negative cash flow from operations since inception and anticipate incurring significant net losses and negative cash flows from operations for the foreseeable future. Historically, we have relied on proceeds from the sale of our common stock and our incurrence of debt to provide the funds necessary to conduct our research and development activities and to meet our other cash needs.

At September 30, 2015, we had cash and cash equivalents totaling $65,658. However our working capital deficit as of such date was approximately $7.5 million. Our independent registered public accounting firm has issued its report dated March 16, 2015 in connection with the audit of our financial statements as of December 31, 2014 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern and Note 2 of our unaudited financial statement for the quarter ended September 30, 2015 addresses the issue of our ability to continue as a going concern.

Results of Operations Overview for the Year Ended December 31, 2014

Revenues

We have not generated any material revenues from our MyoCell product candidate. The revenues we have recognized to date are related to (i) sales of MyoCath to ACS and other parties, (ii) fees associated with our assignment to ACS of our rights relating to the Primary MyoCath Patent, (iii) revenues generated from paid registry trials, (iv) revenues from the sale of our now discontinued tissue genesis system and related supplies and (v) revenues generated for providing cell culturing services under exclusive supply agreements. Our revenue may vary substantially from quarter to quarter and from year to year. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicative of our future performance. We do not expect to generate substantial revenues until we obtain regulatory approval for and commercialize our product candidates, which we do not expect to occur before 2016.

We recognized revenues of $2,055,831 in 2014 compared to revenues of $96,085 in 2013. Our revenue in 2014 was generated from the sale of MyoCath catheters, AdipoCell and laboratory services. Our revenues for 2013 were generated from the sale of MyoCath Catheters and laboratory services.

Cost of Sales

Cost of sales consists of the costs associated with the production of MyoCath.

Cost of sales was $844,941 in the twelve-month period ended December 31, 2014 compared to $30,831 in the twelve-months ended December 31, 2013.

Research and Development

Our research and development expenses consist of costs incurred in identifying, developing and testing our product candidates. These expenses consist primarily of costs related to our clinical trials, the acquisition of intellectual property licenses and preclinical studies. We expense research and development costs as incurred.

Clinical trial expenses include costs related to the culture and preparation of cells in connection with our clinical trials, costs of contract research, costs of clinical trial facilities, costs of delivery systems, salaries and related expenses for clinical personnel and insurance costs. Preclinical study expenses include costs of contract research, salaries and related expenses for personnel, costs of development biopsies, costs of delivery systems and costs of lab supplies.

We are focused on the development of a number of autologous cell-based therapies, and related devices, for the treatment of heart damage. Accordingly, many of our costs are not attributable to a specifically identified product candidate. We use our employee and infrastructure resources across several projects, and we do not account for internal research and development costs on a product candidate by product candidate basis. From inception through December 31, 2014, we incurred aggregate research and development costs of approximately $65.4 million (unaudited) related to our product candidates We estimate that at least $48.4 million (unaudited) of these expenses relate to our preclinical and clinical development of MyoCell and at least $5.2 million (unaudited) of these expenses relate to our preclinical and clinical development of MyoCath.

Clinical trials and preclinical studies are time-consuming and expensive. Our expenditures on current and future preclinical and clinical development programs are subject to many uncertainties. We generally test our products in several preclinical studies and then conduct clinical trials for those product candidates that we determine to be the most promising. As we obtain results from clinical trials, we may elect to discontinue or delay trials for some product candidates in order to focus our resources on more promising product candidates. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, size of trial and intended use of the product candidate.

Due to the risks inherent in the clinical trial process, development completion dates and costs vary significantly for each product candidate, are difficult to estimate and are likely to change as clinical trials progress.

The cost of clinical trials may vary significantly over the life of a project as a result of a variety of factors, including the number of patients who participate in the clinical trials, the number of sites included in the clinical trials, the length of time required to enroll trial participants, the efficacy and safety profile of our product candidates and the costs and timing of and our ability to secure regulatory approvals.

Marketing, General and Administrative

Our marketing, general and administrative expenses primarily consist of the costs associated with our general management and clinical marketing and trade programs, including, but not limited to, salaries and related expenses for executive, administrative and marketing personnel, rent, insurance, legal and accounting fees, consulting fees, travel and entertainment expenses, conference costs and other clinical marketing and trade program expenses.

Stock-Based Compensation

Stock-based compensation which is included in the Marketing, General and Administrative above, reflects our recognition as an expense of the value of stock options and other equity instruments issued to our employees and non-employees over the vesting period of the options and other equity instruments. We have granted to our employees options to purchase shares of common stock at exercise prices equal to the fair market value of the underlying shares of common stock at the time of each grant, as determined by our Board of Directors, with input from management.

In valuing our common stock, our Board of Directors considered a number of factors, including, but not limited to:

• our financial position and historical financial performance;
• the illiquidity of our capital stock;
• arm’s length sales of our common stock;
• the development status of our product candidates;
• the business risks we face;
• vesting restrictions imposed upon the equity awards;
• an evaluation and benchmark of our competitors; and
• the prospects of a liquidity event.

In April 1, 2013, the Board of Directors approved the establishment of the U.S. Stem Cell 2013 Omnibus Equity Compensation Plan, or the “2013 Omnibus Plan”. The 2013 Omnibus Plan reserves up to hundred million shares of common stock for issuance, as amended. The 2013 Omnibus Plan was approved by the majority of shareholders at our annual meeting, dated February 2, 2015.

A summary of options at December 31, 2014 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term (in years)

Options outstanding at January 1, 2013	7,853,376		$0.67	8.2
Granted	17,400,000		$0.016	9.9
Exercised	—	$
Forfeited/Expired	(1,340,433)		$1.08
Options outstanding at December 31, 2013	23,912,943		$0.15	9.0
Granted	43,148,487		$0.023	10.0
Exercised	—
Forfeited/Expired	(136,221)		$5.2
Options outstanding at December 31, 2014	66,925,209		$0.056	8.9
Options exercisable at December 31, 2014	24,814,222		$0.12	8.7
Available for grant at December 31, 2014	96,500,000

The following information applies to options outstanding and exercisable at December 31, 2014:

	Options Outstanding			Options Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

$0.00 – $0.70	$66,438,487	$9.0	$0.03	$24,327,500	$0.03
$0.71 – $1.28	149,930	3.8	$0.81	149,930	$0.81
$5.25 – $5.67	312,080	1.6	$5.53	312,080	$5.53
$7.69	24,712	1.6	$7.69	24,712	$7.69
	66,925,209	8.9	$0.056	24,814,222	$0.12

On August 5, 2013, we re-priced options previously issued from 2011 through 2012 for current employees and officers in aggregate of 4,890,000 options with previous exercise prices from $0.03 to $0.21 per share to $0.01694 per share, all other terms remaining unchanged.  The gross change in fair value, determined using the Black Scholes option pricing model, of $1,630 was charged to current period operations.

On August 1, 2013, we granted an aggregate 15,000,000 options to purchase the Company’s common stock at $0.01576 per share vesting over four years.   The fair value of $245,749, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 153.27% and Risk free rate: 2.74%, of which $25,599 was charged to current period operations.

On September 1, 2013, we granted an aggregate 2,400,000 options to purchase the Company’s common stock at $0.01654 per share, respectively; to officers and employees, exercisable immediately. The fair value of $37,823, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 150.98% and Risk free rate: 2.78%, was charged to current period operations.

On February 24, 2014, we issued an aggregate 15,000,000 options to purchase the Company’s common stock at $0.019 per share to officers, vesting at 25% immediately and the remainder over approximately 42 months, exercisable over 10 years. The aggregate fair value of $282,597, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 163.63% and Risk free rate: 2.75%.

On February 24, 2014, we issued an aggregate 4,800,000 options to purchase the Company’s common stock at $0.019 per share to officers, vesting immediately and exercisable over 10 years. The aggregate fair value of $90,431, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 163.63% and Risk free rate: 2.75%.

On May 12, 2014, we issued an aggregate 4,848,487 options to purchase the Company’s common stock at $0.0272 per share to officers and employees, vesting over four years at anniversary and exercisable over 10 years. The aggregate fair value of $130,135, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 161.36% and Risk free rate: 2.66%.

On August 1, 2014, we issued an aggregate 15,000,000 options to purchase the Company’s common stock at $0.02694 per share to officers and employees, vesting at 25% immediately and 75% over three years at anniversary and exercisable over 10 years. The aggregate fair value of $391,798, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 168.62% and Risk free rate: 2.52%.

On November 3, 2014, we issued an aggregate 700,000 options to purchase the Company’s common stock at $0.01932 per share to officers and employees, vesting at 25% each year over four years at anniversary and exercisable over 10 years. The aggregate fair value of $12,739, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 152.87% and Risk free rate: 2.36%.

On November 3, 2014, we issued an aggregate 2,800,000 options to purchase the Company’s common stock at $0.01932 per share to board of directors, vesting immediately and exercisable over 10 years. The aggregate fair value of $54,957, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 152.87% and Risk free rate: 2.36%.

The fair value of all options vesting during the year ended December 31, 2014 and 2013 of $537,606 and $125,515, respectively, was charged to current period operations.

Warrants

A summary of common stock purchase warrants at December 31, 2014 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)

Outstanding at January 1, 2013	74,073,322	$0.37	4.5
Issued	50,350,536	$0.16	9.2
Exercised	—	$0.00
Forfeited	(6,345,002)	$0.38
Outstanding at December 31, 2013	118,078,856	$0.22	6.3
Issued	57,582,469	$0.02	8.2
Exercised	(11,918,181)	$0.01
Expired	(13,178,145)	$0.08
Outstanding at December 31, 2014	150,564,999	$0.17	6.6
Exercisable at December 31, 2014	131,822,688	$0.10	6.7

The following information applies to common stock purchase warrants outstanding and exercisable at December 31, 2014:

	Warrants Outstanding			Warrants Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

$0.01 – $0.50	$144,315,866	$6.7	$0.02	$127,118,005	$0.02
$0.52 – $0.68	2,699,675	4.3	$0.58	2,699,675	$0.58
$0.70 – $1.62	848,176	5.0	$0.71	848,176	$0.71
$5.67 – $7.69	2,701,282	7.9	$7.55	1,156,832	$7.35
	150,564,999	6.6	$0.17	131,822,688	$0.10

In conjunction with the authorized issuance of common stock, we issued 41,582,469 common stock purchase warrants during the year ended December 31, 2014. In conjunction with the authorized issuance of common stock, we issued approximately 50 million common stock purchase warrants during the year ended December 31, 2013.

During the year ended December 31, 2014, we issued an aggregate of 8,000,000 common stock purchase warrants in connection with a revenue share agreement dated March 10, 2014. The warrants are exercisable at $0.0217 for four years vesting from June 8, 2014 through March 10, 2016. During the year ended December 31, 2014, the Company charged $103,238 to current period operations.

During the year ended December 31, 2014, we issued an aggregate of 4,000,000 common stock purchase warrants in connection with use of certain intellectual property. The warrants are exercisable at $0.0481 for four years vesting from July 6, 2014 through April 6, 2017. During the year ended December 31, 2014, the Company charged $32,878 to current period operations for the vesting portion.

During the year ended December 31, 2014, we issued an aggregate of 4,000,000 common stock purchase warrants in connection with the termination of a revenue share agreement. The warrants are exercisable at $0.0157 for four years vesting May 27, 2015. During the year ended December 31, 2014, the Company charged $54,146 to current period operations.

On November 3, 2014, the Company extended an aggregate of 13,063,530 expiring common stock purchase warrants previously issued to the Company’s Board of Directors for additional three years. The aggregate change in fair value of $148,517, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 152.87% and Risk free rate: 0.96% was charged to current period operations.

During 2014 and 2013, we recognized stock-based compensation expense of $636,123 and $125,515, respectively. The increase in stock based compensation from 2013 to 2014 was due to 43.1 million common stock purchase options granted in 2013 compared to 17.4 million options in 2013, stock options granted to officers, consultants and key employees. We intend to grant stock options and other stock-based compensation in the future and we may therefore recognize additional stock-based compensation in connection with these future grants.

Interest Expense

Interest expense in 2014 and 2013 primarily consists of interest incurred on the principal amount of the Northstar loan, our former Bank of America loan, the Seaside National Bank loan, accrued fees and interest payable to the Guarantors, the amortization of related deferred loan costs and the amortization of the fair value of warrants issued in connection with the loans. The deferred loan costs and fair value of warrants issued in connection with the loans are being amortized to interest expense over the terms of the respective loans using the effective interest method.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our critical accounting policies are described in Note 1 to our financial statements appearing elsewhere in this report, we believe the following policies are important to understanding and evaluating our reported financial results:

Revenue Recognition

At the time of each transaction, we assess whether the fee associated with the transaction is fixed or determinable and whether or not collection is reasonably assured. The assessment of whether the fee is fixed or determinable is based upon the payment terms of the transaction. If a significant portion of a fee is due after our normal payment terms or upon implementation or client acceptance, the fee is accounted for as not being fixed or determinable and revenue is recognized as the fees become due or after implementation or client acceptance has occurred. Collectability is assessed based on a number of factors, including past transaction history with the client and the creditworthiness of the client.

Revenues for test kits and equipment sold are not recorded until test kits are delivered. The Company has revenue sharing arrangements for the sale of goods whereby the Company is the primary obligor, sets pricing with the customers and bears all associated credit risks with the customers. Sales under revenue share arrangements are recorded as gross sales and any portion shared with third parties under such arrangements are recorded as cost of sales. Revenues from trainings are not recorded until the completion of the training. Any cash received as a deposit for trainings are recorded by the company as a liability.

Patient treatments and service revenue is recognized when those services have been completed or satisfied.

Stock-based compensation

(Included in Accounting Standards Codification (“ASC”) 718 “Share Based Payment”, previously SFAS No. 123(R) “Accounting for stock based compensation”)

The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25.  “Accounting for Stock Issued to Employees”, and related interpretations.  As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned.  SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.  For the period from inception (March 12, 2004) to December 31, 2012, no stock options were committed to be issued to employees.

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2014 and 2013, the Company did not have any derivative instruments that were designated as hedges.

Income taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess.  Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs

Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America.  Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process.  Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows:  The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred.  Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

Depreciation

Depreciation is computed using the straight-line method over the assets’ expected useful lives.

Amortization

 Deferred charges are amortized using the straight-line method over five and six years.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with maturities of three months or less, and all highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

Options and warrants issued

The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance.  The amount allocated to the options and warrants is recorded as additional paid in capital.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Results of Operations

We are a development stage company and our MyoCell product candidate has not received regulatory approval or generated any material revenues and is not expected to until 2016, if ever. We have generated substantial net losses and negative cash flow from operations since inception and anticipate incurring significant net losses and negative cash flows from operations for the foreseeable future as we continue clinical trials, undertake new clinical trials, apply for regulatory approvals, make capital expenditures, add information systems and personnel, make payments pursuant to our license agreements upon our achievement of certain milestones, continue development of additional product candidates using our technology, establish sales and marketing capabilities and incur the additional cost of operating as a public company.

Comparison of Years Ended December 31, 2014 and December 31, 2013

Revenues

We recognized revenues of $2,055,831 in 2014, revenues generated from the sale of, kits and equipment, services, MyoCath Catheters, AdipoCell, and laboratory services.  In 2013, we recognized revenues of $96,085, revenues generated from the sales of MyoCath Catheters and laboratory services.

Cost of Sales

Cost of sales was $844,941 in 2014 and $30,831 in 2013.

Research and Development

Research and development expenses were $66,420 in 2014, a decrease of $560,563 from research and development expenses of $626,983 in 2013. The decrease was primarily attributable to a decrease in the amount of available funds.

The timing and amount of our planned research and development expenditures is dependent on our ability to obtain additional financing.

Marketing, General and Administrative

Marketing, general and administrative expenses were $4,669,432 in 2014, an increase of $2,401,601 from marketing, general and administrative expenses of $2,267,831 in 2013. The increase in marketing, general and administrative expenses is attributable, in part, to an increase in legal fees, salaries and insurance expenses.

Interest Expense

Interest expense was $1,639,571 in 2014 compared to interest expense of $1,437,883 in 2013. Non cash interest comprised of amortization of debt discounts and warrants issued in connection with debt totaled $1,252,680 in 2014 as compared to $597,339 in 2013.

Gain on settlement of debt

During the year ended December 31, 2014, we settled an outstanding note payable and certain accounts payable by issuances of common stock. As such we realized a net $2,498,676 gain on extinguishment of debt during the year ended December 31, 2014, as compared to $1,023,439 for same period last year.

Gain on change in fair value of derivative liabilities.

As of December 31, 2014 and 2013, we issued convertible notes and common stock purchase warrants with anti-dilutive provisions that had the possibility of exceeding our common shares authorized when considering the number of possible shares that may be issuable to satisfy settlement provisions of these agreements after consideration of all existing instruments that could be settled in shares. As such, we are required to determine the fair value of this derivative and mark to market each reporting period. For the year ended December 31, 2014, we incurred a $425,953 gain on change in fair value of our derivative liabilities compared to a gain of $29,179 the same period last year.

Inflation

Our opinion is that inflation has not had, and is not expected to have, a material effect on our operations.

Climate Change

Our opinion is that neither climate change, nor governmental regulations related to climate change, have had, or are expected to have, any material effect on our operations.

Liquidity and Capital Resources

In 2014, we continued to finance our considerable operational cash needs with cash generated from financing activities.

Operating Activities

Net cash used in operating activities was $1,108,647 in 2014 as compared to $1,913,326 of cash used in 2013. Our use of cash for operations in 2014 reflected a net loss generated during the period of $2,253,511, adjusted for non-cash items such as stock-based compensation of $537,606, amortization of debt discounts associated with our convertible notes of $546,970,change in fair value of warrant modifications of $148,517, warrants issued for intellectual property of $190,262, related party notes issued for services rendered of $800,000 ,non-cash interest payments of $705,710  and depreciation expense of $4,490, net with gain on settlement of debt of $2,498,676 and gain on change in fair value of derivative liabilities of $425,953 . A net increase in operating assets of $112,699 and a net increase in operating liabilities of $1,172,038 contributed to our use of operating cash in 2014.

Investing Activities

Net cash used in investing activities was $57,835 in 2014 compared to $9,425 in 2013.

Financing Activities

Net cash provided by financing activities was $1,156,929 in 2014 as compared to $1,968,978 in 2013. In 2014, we sold, in a private placement and put agreements, shares of common stock and warrants for aggregate net cash proceeds of approximately $479,626. In addition, we received an aggregate of $33,759 related party loans and advances, $136,000 from the exercise of options and warrants, and $740,500 from issuance of notes payable, net of repayments of $232,956.

Existing Capital Resources and Future Capital Requirements

Our MyoCell product candidate has not received regulatory approval or generated any material revenues. We do not expect to generate any material revenues or cash from sales of our MyoCell product candidate until commercialization of MyoCell, if ever. We have generated substantial net losses and negative cash flow from operations since inception and anticipate incurring significant net losses and negative cash flows from operations for the foreseeable future. Historically, we have relied on proceeds from the sale of our common stock and our incurrence of debt to provide the funds necessary to conduct our research and development activities and to meet our other cash needs.

At December 31, 2014, we had cash and cash equivalents totaling $36,674; our working capital deficit as of such date was $10,957,443. Our independent registered public accounting firm has issued its report dated March 16th, 2015 in connection with the audit of our financial statements as of December 31, 2014 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.

As of December 31, 2014, we had $5,852,790 in outstanding loans.

On April 30, 2012, we were informed that Northstar assumed all amounts outstanding under the BlueCrest loan. On April 30, 2012, Northstar agreed with us to extend until May 1, 2012 the initial payment date for any and all required monthly payments and payable with respect to the BlueCrest loan and to waive any and all defaults and/or events of default with respect to such payments. We are currently in discussions regarding certain additional amendments to the terms of the loan.

On November 2, 2011, we entered into a Standby Equity Distribution Agreement, or the SEDA, with Greystone Capital Partners, or GCP. Pursuant to the SEDA’s terms, we may, at our sole discretion and upon giving written notice to GCP, each an “Advance Notice”, periodically sell shares of our common stock to GCP. For each share of Common Stock purchased under the SEDA, GCP will pay us an amount, referred to as the “Purchase Price”, that is eighty percent (80%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the SEDA) immediately subsequent to the date of the relevant Advance Notice. We are not obligated to sell any shares of common stock to GCP but may, over the term of the SEDA and in our sole discretion, sell to GCP that number of shares of common stock valued at the Purchase Price from time to time in effect that equals up to one million dollars ($1,000,000) in the aggregate. GCP’s obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including (i) periodic sales of shares of our common stock to GCP must be separated by a time period equal to five Trading Days, and (ii) the amount of any individual periodic sale designated by us in any Advance Notice shall not exceed fifty percent (50%) of the average weekly volume of shares of our common stock traded during the two (2) week period immediately prior to an Advance Notice, where a “week” is five (5) consecutive Trading Days. GCP’s obligations under the SEDA are not transferable.

On October 7, 2014, we entered into a securities purchase agreement (the “Purchase Agreement”) with Magna Equities II, LLC, a New York limited liability company (“Magna”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Magna shall purchase from us, a senior convertible note with an initial principal amount of $307,500 (the “Convertible Note”) for a purchase price of $205,000 (an approximately 33.33% original issue discount). Pursuant to the Purchase Agreement, we issued the Convertible Note to Magna. The Convertible Note matures on August 7, 2015 and, in addition to the approximately 33.33% original issue discount, accrues interest at the rate of 12% per annum. The Convertible Note is convertible at any time, in whole or in part, at Magna’s option into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a fixed conversion price of $0.01035 per share. $40,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by us) under certain conditions described in the Purchase Agreement. In connection with the execution of the Purchase Agreement, our company and Magna also entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to file an initial registration statement with the SEC to register the resale of the Common Stock into which the Convertible Note may be converted,

On October 23, 2014, we entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) with Magna Equities II, LLC, a New York limited liability company (the “Investor”). The Common Stock Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $3,000,000 (the “Total Commitment”) worth of our common stock, $0.001 par value (the “Shares”), over the 24-month term of the Common Stock Purchase Agreement. In connection with the execution of the Common Stock Purchase Agreement, on the Closing Date, our company and the Investor also entered into a registration rights agreement. We paid to the Investor a commitment fee for entering into the Common Stock Purchase Agreement equal to $150,000 (or 5.0% of the Total Commitment under the Common Stock Purchase Agreement) in the form of 9,109,128 restricted shares of our common stock, calculated using a per share price of $0.016467.

On December 22, 2014, the registration statement of the shares underlying the Purchase Agreement and the Common Stock Purchase Agreement was declared effective by the Securities and Exchange Commission, thus, registering an aggregate of 143,812,591 shares of common stock.

Cassel Salpeter & Co.

On November 20, 2013, we entered into an Investment Banking Agreement with Cassel Salpeter & Co. (“CSC”), who will act as exclusive third party financial advisor in connection with investment banking matters.  The term of the Investment Banking Agreement shall be for a period of twenty four months unless terminated or extended in accordance with its terms. For these services, CSC will receive monthly fees, have received 5,207,630 ten year common stock purchase warrants, exercisable at $.0113 and will receive applicable consideration in the event the closing of a Mezzanine Financing consisting of non-convertible subordinated debt and/or sale of equity securities.  We will also reimburse CSC for its reasonable out-of-pocket expenses associated with the services provided pursuant to the Investment Banking Agreement.

Cassel Salpeter & Co. is an independent investment banking firm that provides advice to middle-market and emerging growth companies in the U.S. and worldwide. Together, the firm’s professionals have more than 50 years of experience providing private and public companies with a broad spectrum of investment banking and financial advisory services, including: mergers and acquisitions; equity and debt capital raises; fairness and solvency opinions; valuations; and restructurings, such as 363 sales and plans of reorganization. Co-founded by James Cassel and Scott Salpeter, the firm provides objective, unbiased, results-focused services that clients need to achieve their goals. Personally involved at every stage of all engagements, the firm’s senior partners have forged relationships and completed hundreds of transactions and assignments nationwide. The firm’s headquarters are in Miami.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors multiplied and preserved in sub-zero temperatures for future treatments as required. We retains a49% ownership of the new entity.

MyoCath Product Candidate

The MyoCath is a deflecting tip needle injection catheter that has a larger (25 gauge) needle to allow for better flow rates and less leakage than systems that are 27 gauge. This larger needle allows for thicker compositions to be injected, which helps with cell retention in the heart.

Also, the MyoCath needle has more fluoroscopic brightness than the normally used nitinol needle, enabling superior visualization during the procedure. Seeing the needle well during injections enables the physician who is operating the catheter to pinpoint targeted areas more precisely. The MyoCath is used to inject cells into cardiac tissue in therapeutic procedures to treat chronic heart ischemia and congestive heart failure. Investigators in our MARVEL Trial may use either our MyoCath catheters or Biosense Webster’s (a Johnson & Johnson company) NOGA® Cardiac Navigation System along with the MyoStarTM injection catheter for the delivery of MyoCell to patients enrolled in the trial. We are currently producing Myocath catheters with a contract manufacturer on an as needed basis.

Results of Operations Overview of Year Ended December 31, 2013

Revenues

We have not generated any material revenues from our MyoCell product candidate. The revenues we have recognized to date are related to (i) sales of MyoCath to ACS and other parties, (ii) fees associated with our assignment to ACS of our rights relating to the Primary MyoCath Patent, (iii) revenues generated from paid registry trials, (iv) revenues from the sale of our now discontinued tissue genesis system and related supplies and (v) revenues generated for providing cell culturing services under exclusive supply agreements. We did not generate significant revenue in 2013 and do not expect to do so in 2014. Our revenue may vary substantially from quarter to quarter and from year to year. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicative of our future performance. We do not expect to generate substantial revenues until we obtain regulatory approval for and commercialize our product candidates, which we do not expect to occur before 2015.

We recognized revenues of $96,085 in 2013 compared to revenues of $61,109 in 2012. Our revenue in 2013 was generated from the sale of MyoCath catheters, AdipoCell and laboratory services. Our revenues for 2012 were generated from the sale of MyoCath Catheters and laboratory services.

Cost of Sales

Cost of sales consists of the costs associated with the production of MyoCath.

Cost of sales was $30,831 in the twelve-month period ended December 31, 2013 compared to $1,070 in the twelve-months ended December 31, 2012.

Research and Development

Our research and development expenses consist of costs incurred in identifying, developing and testing our product candidates. These expenses consist primarily of costs related to our clinical trials, the acquisition of intellectual property licenses and preclinical studies. We expense research and development costs as incurred.

Clinical trial expenses include costs related to the culture and preparation of cells in connection with our clinical trials, costs of contract research, costs of clinical trial facilities, costs of delivery systems, salaries and related expenses for clinical personnel and insurance costs. Preclinical study expenses include costs of contract research, salaries and related expenses for personnel, costs of development biopsies, costs of delivery systems and costs of lab supplies.

We are focused on the development of a number of autologous cell-based therapies, and related devices, for the treatment of heart damage. Accordingly, many of our costs are not attributable to a specifically identified product candidate. We use our employee and infrastructure resources across several projects, and we do not account for internal research and development costs on a product candidate by product candidate basis. From inception through December 31, 2013, we incurred aggregate research and development costs of approximately $65.3 million (unaudited)  related to our product candidates We estimate that at least $48.4 million (unaudited)  of these expenses relate to our preclinical and clinical development of MyoCell and at least $5.2 million of these expenses relate to our preclinical and clinical development of MyoCath.

During the third quarter 2009, we received notification that approximately $630,000 in pending projects (Indiana University, University of Florida, Northwestern University, and other sites) was completed. As of December 31, 2013, of the $630,000, we still have an accrual of $219,000 for the completed contracts.

Clinical trials and preclinical studies are time-consuming and expensive. Our expenditures on current and future preclinical and clinical development programs are subject to many uncertainties. We generally test our products in several preclinical studies and then conduct clinical trials for those product candidates that we determine to be the most promising. As we obtain results from clinical trials, we may elect to discontinue or delay trials for some product candidates in order to focus our resources on more promising product candidates. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, size of trial and intended use of the product candidate.

Due to the risks inherent in the clinical trial process, development completion dates and costs vary significantly for each product candidate, are difficult to estimate and are likely to change as clinical trials progress.

The cost of clinical trials may vary significantly over the life of a project as a result of a variety of factors, including the number of patients who participate in the clinical trials, the number of sites included in the clinical trials, the length of time required to enroll trial participants, the efficacy and safety profile of our product candidates and the costs and timing of and our ability to secure regulatory approvals.

Marketing, General and Administrative

Our marketing, general and administrative expenses primarily consist of the costs associated with our general management and clinical marketing and trade programs, including, but not limited to, salaries and related expenses for executive, administrative and marketing personnel, rent, insurance, legal and accounting fees, consulting fees, travel and entertainment expenses, conference costs and other clinical marketing and trade program expenses.

Stock-Based Compensation

Stock-based compensation reflects our recognition as an expense of the value of stock options and other equity instruments issued to our employees and non-employees over the vesting period of the options and other equity instruments. We have granted to our employees options to purchase shares of common stock at exercise prices equal to the fair market value of the underlying shares of common stock at the time of each grant, as determined by our Board of Directors, with input from management.

In valuing our common stock, our Board of Directors considered a number of factors, including, but not limited to:

•	our financial position and historical financial performance;
•	the illiquidity of our capital stock as a private company prior to our IPO;
•	arm's length sales of our common stock;
•	the development status of our product candidates;
•	the business risks we face;
•	vesting restrictions imposed upon the equity awards;
•	an evaluation and benchmark of our competitors; and
•	the prospects of a liquidity event, such as our initial public offering in February 2008.

In April 1, 2013, the Board of Directors approved, subject to shareholder approval, the establishment of the U.S. Stem Cell 2013 Omnibus Equity Compensation Plan, or the “2013 Omnibus Plan”. The 2013 Omnibus Plan reserves up to fifty million shares of common stock for issuance.

Effective April 1, 2013, the Board of Directors resolved that stock options granted for the past three years as of February 25, 2013 be repriced for employees, management and board members, at the exercise price of the average of the last 5 trading days’ closing price as of February 25, 2013. Subsequently, this action was rescinded and the repricing date was set for August 5, 2013.

A summary of options at December 31, 2013 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)

Options outstanding at January 1, 2012	4,636,318	$1.20	8.1
Granted	3,300,000	$0.04	-
Exercised	-	-	--
Forfeited/Expired	(82,942)	$5.57	-
Options outstanding at December 31, 2012	7,853,376	$0.67	8.2
Granted	17,400,000	$0.016	9.9
Exercised	-	-	-
Forfeited/Expired	(1,340,433)	$1.08	-
Options outstanding at December 31, 2013	23,912,943	$0.15	9.0
Options exercisable at December 31, 2013	6,600,443	$0.48	8.0
Available for grant at December 31, 2013	32,600,000	-	-

The following information applies to options outstanding and exercisable at December 31, 2013:

	Options Outstanding			Options Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.00 – $0.70	23,290,000	9.2	$0.03	5,977,500	$0.04
$0.71 – $1.28	162,286	4.4	$0.80	162,286	$0.80
$5.25 – $5.67	435,945	2.0	$5.57	435,945	$5.57
$7.69	24,712	2.6	$7.69	24,712	$7.69
	23,912,943	9.0	$0.15	6,600,443	$0.48

On January 16, 2012, the Company granted 500,000 employee stock options in connection services rendered at the exercise price of $0.10 per share vesting over four years from the date of issuance.

The fair values of the employee options issued on January 16, 2012 were determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 164.79% and Risk free rate: 1.89%.

On August 6, 2012, the Company granted an aggregate 2,800,000 employee stock options in connection services rendered at the exercise price of $0.03 per share vesting over four years from the date of issuance.

The fair values of the employee options issued on August 6, 2012 were determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 164.91% and Risk free rate: 1.59%.

On August 5, 2013, the Company re-priced options previously issued from 2011 through 2012 for current employees and officers in aggregate of 4,890,000 options with previous exercise prices from $0.03 to $0.21 per share to $0.01694 per share, all other terms remaining unchanged.  The gross change in fair value, determined using the Black Scholes option pricing model, of $1,630 was charged to current period operations.

On August 1, 2013, the Company issued an aggregate 15,000,000 options to purchase the Company’s common stock at $0.01576 per share vesting over four years.   The fair value of $245,749, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 153.27% and Risk free rate: 2.74%, of which $25,599,240 was charged to current period operations.

On September 1, 2013, the Company issued an aggregate 2,400,000 options to purchase the Company’s common stock at $0.01654 per share, respectively; to officers and employees, exercisable immediately. The fair value of $37,823, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 150.98% and Risk free rate: 2.78%, was charged to current period operations.

The fair value of all options vesting during the year ended December 31, 2013 and 2012 of $125,515 and $76,674, respectively, was charged to current period operations.

Warrants

A summary of common stock purchase warrants at December 31, 2013 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2012	32,610,075	$0.86	3.8
Issued	42,396,432	$0.018	5.78
Exercised	—	$0.00
Forfeited	(933,185)	$0.76
Outstanding at December 31, 2012	74,073,322	$0.37	4.5
Issued	50,350,536	$0.016	9.2
Exercised	—
Expired	(6,345,002)	$0.38
Outstanding at December 31, 2013	118,078,856	$0.22	6.3
Exercisable at December 31, 2013	101,371,743	$0.13	5.7

In conjunction with the authorized issuance of common stock, the Company granted approximately 50 million common stock purchase warrants during the year ended December 31, 2013.

The following information applies to common stock purchase warrants outstanding and exercisable at December 31, 2013:

	Warrants Outstanding			Warrants Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.01 – $0.50	111,829,723	6.3	$0.03	96,667,060	$0.03
$0.52 – $0.68	2,699,675	5.3	$0.58	2,699,675	$0.58
$0.70 – $1.62	848,176	6.0	$0.71	848,176	$0.71
$5.67 – $7.69	2,701,282	8.9	$7.55	1,156,832	$7.35
TOTAL	118,078,856	6.3	$0.22	101,371,743	$0.13

During the year ended December 31, 2012, in connection with the sale of common stock, the Company issued an aggregate of 22,396,432 warrants to purchase the Company’s common stock at an exercise prices from $0.014 to $0.03 per shares exercisable in six months and expiring three years from issuance.

On September 21, 2012, the Company issued 5,000,000 warrants to purchase the Company’s common stock at $0.02 per share, expiring 10 years from the date of issuance as payment of interest.

The fair value of $119,023, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 163.45% and Risk free rate: 1.779%, was charged to current period operations.

On October 1, 2012, the Company issued 15,000,000 warrants to purchase the Company’s common stock at $0.014 per share, expiring 10 years from the date of issuance as payment of interest with certain reset provisions.

The fair value of $311,190, determined using the Binomial lattice option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 155.41% and Risk free rate: 1.64%, was charged to current period operations.

During 2013 and 2012, we recognized stock-based compensation expense of $125,515 and $76,674, respectively. The decrease in stock based compensation from 2012 to 2013 was primarily due a lower valuation for stock options granted to officers, consultants and key employees. We intend to grant stock options and other stock-based compensation in the future and we may therefore recognize additional stock-based compensation in connection with these future grants.

Interest Expense

Interest expense in 2013 and 2012 primarily consists of interest incurred on the principal amount of the Northstar loan, our former Bank of America loan, the Seaside National Bank loan, accrued fees and interest payable to the Guarantors, the amortization of related deferred loan costs and the amortization of the fair value of warrants issued in connection with the loans. The deferred loan costs and fair value of warrants issued in connection with the loans are being amortized to interest expense over the terms of the respective loans using the effective interest method.

Results of Operations

We are a development stage company and our MyoCell product candidate has not received regulatory approval or generated any material revenues and is not expected to until 2015, if ever. We have generated substantial net losses and negative cash flow from operations since inception and anticipate incurring significant net losses and negative cash flows from operations for the foreseeable future as we continue clinical trials, undertake new clinical trials, apply for regulatory approvals, make capital expenditures, add information systems and personnel, make payments pursuant to our license agreements upon our achievement of certain milestones, continue development of additional product candidates using our technology, establish sales and marketing capabilities and incur the additional cost of operating as a public company.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, the Company is not required to provide this disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

Set forth below is information regarding our executive officers and directors as of the date of this prospectus.

Mike Tomas	49	Director, President and Chief Executive Officer, Chief Financial Officer
William P. Murphy, Jr., M.D.	91	Director, Chairman of the Board
Mark P. Borman	60	Director
Charles A. Hart	54	Director
Sam Ahn	60	Director
Kristin Comella	38	Director, Chief Scientific Officer
Sheldon T. Anderson	64	Director

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have seven directors.  Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Executive Officers and Directors

Mike Tomas. Mike Tomás, President & CEO of U.S. Stem Cell Inc, is considered by many in the industry as one of the most experienced marketers and operating executives for IT/Communications and Biotech/Life Sciences private equity and venture groups portfolio companies. The son of a serial entrepreneur, he spent nearly 20 years driving the evolution of telecommunications technology in the U.S. and Mexico in leadership roles ranging from sales, marketing, customer service, telemarketing, engineering, and operations. Upon retiring as Chief Marketing Officer of Avantel, MCI/Worldcom's Global Ventures $1B investment with Banamex (at the time, the largest bank in Latin America), Mr. Tomás joined other former-MCI executives (including MCI CEO Jerry Taylor) and helped raise venture capital to form an integrated customer communications software solution that was named on Red Herring magazine’s “Top Ten to Watch” list.

Upon the successful sale of that company in 2001, Mr. Tomás helped launch The ASTRI Group, an early-stage private equity investment company providing capital, business development and strategic marketing support to emerging private companies. Mr. Tomás sits on the boards of Easy Solutions Total Fraud Protection (authentication, fraud prevention and anti-phishing countermeasures), U.S. Stem Cell  (adult stem cell development and applications), The IDEA Center (Miami Dade College’s entrepreneurial institute), Career Source Florida (appointed by Florida Governor Rick Scott to his statewide workforce investment board) and is the current chairman of Florida International University’s Global Entrepreneurship Center. Mr. Tomas is an inductee into the Miami-Dade College and WACE Halls of Fame for business, an FIU Torch Award winner--and winner of top communications, medical innovations, education and entrepreneurial awards. An avid athlete, Mr. Tomas is also a Miami-Dade County Sports Commissioner.

William P. Murphy, Jr., M.D. Dr. Murphy has served as a member of our Board of Directors since June 2003. Dr. Murphy founded Small Parts, Inc., a supplier of high quality mechanical components for design engineers, in 1964 and served as its Chairman until his retirement in April 2005. Small Parts, Inc. was acquired by Amazon.com, Inc. in March 2005. From October 1999 until October 2004, Dr. Murphy served as the Chairman and Chief Executive Officer of Hyperion, Inc., a medical diagnosis company which had an involuntary bankruptcy filed against it in December 2003. Dr. Murphy is the founder of Cordis Corporation (now Cordis Johnson & Johnson) which he led as President, Chairman and Chief Executive Officer at various times during his 28 years at Cordis until his retirement in October 1985. Cordis Johnson & Johnson is a leading firm in cardiovascular instrumentation.

Dr. Murphy received an M.D. in 1947 from the University of Illinois and a B.S in pre-medicine from Harvard College in 1946. He also studied physiologic instrumentation at Massachusetts Institute of Technology, or MIT. After a two year rotating internship at St. Francis Hospital in Honolulu, he became a Research Fellow in Medicine at the Peter Bent Brigham Hospital in Boston where he was the dialysis engineer on the first clinical dialysis team in the United States. He continued as an Instructor in Medicine and then a research associate in Medicine at Harvard Medical School. Dr. Murphy is the author of numerous papers and owns 17 patents. He is the recipient of a number of honors, including the prestigious Lemelson-MIT Lifetime Achievement Award, the MIT Corporate Leadership Award, the Distinguished Service Award from North American Society of Pacing and Electrophysiology, and the Jay Malina Award from the Beacon Council of Miami, Florida. He is also a member of the Inventors Hall of Fame

Mark P. Borman. Mr. Borman has served as a member of the Company’s Board of Directors since May 2009. He is a seasoned financial officer with more than 30 years of broad-based financial and investor relations experience. Mr. Borman brings small-company entrepreneurial passion and larger-company disciplines. In addition to the valuable experience he gained working with entrepreneurs and their startups from 2009 to present, Mr. Borman has experience with global, NASDAQ- and NYSE-listed companies in various executive and financial roles. He most recently served as Corporate Officer, Treasurer and Vice President of Investor Relations with ADC Telecommunications. During his career, Mr. Borman has held positions with General Instrument Corporation, First Chicago Corporation, FMC Corporation, Price Waterhouse, and KPMG. Mr. Borman received his B.A. in Accounting from Michigan State University and his M.B.A. from the University of Chicago Graduate School of Business.  He is a Certified Public Accountant and Chartered Financial Analyst and has experience as an advisor, board member, faculty, speaker, and mentor.

Charles A. Hart. Mr. Hart has served as a member of our Board of Directors since May 2009. Mr. Hart has more than 20 years of entrepreneurial experience. Mr. Hart founded Hart Masonry, Inc. in 1986 and has served as its President since then. He is also the Founder and President of Wildridge Enterprises. Mr. Hart is a member of the Board of Directors for Eagle Street Properties LLP.

Sam Ahn. Dr. Ahn previously served as a member of the Company's Board of Directors from January 2001 thru September 2008. Dr. Ahn was one of the early pioneers in developing the field of endovascular surgery by coordinating and leading the first endovascular training courses in the US and Europe as well as developing some of the endovascular devices and techniques currently in clinical use today. He is a former Professor of Surgery in the Division of Vascular Surgery at UCLA, where he was also the Director of the Endovascular Surgery Program. In 2006 Dr. Ahn founded Vascular Management Associates, Inc., a consulting and management firm that sets up outpatient endovascular centers across the US. VMA has set up 8 such sites to date and is on track to set up two more this year. In 2008, he co-founded Wright-Ahn Technology, LLC, to develop and commercialize endovascular devices. In 2009, he co-founded MediBank International, LLC, a global healthcare IT Company. Dr. Ahn graduated from the University of Texas, Southwestern Medical School in Dallas, and received his general and vascular surgical residency training at UCLA. He also earned his MBA from the UCLA Anderson School of Management in August, 2004. Dr. Ahn sits on five vascular journal editorial boards, and has published over 120 peer-reviewed manuscripts, 50 book chapters, and five textbooks, including the first and definitive textbook on Endovascular Surgery. During the past eighteen years he has consulted for over 50 biomedical companies, both new and established, and has authored over 15 patents.

Kristin Comella. Ms. Comella was appointed Chief Scientific Officer in September 2010. Ms. Comella has served as our Vice President of R&D and Corporate Development since December 2008 and has played a major role in managing our product development, manufacturing and quality systems since joining U.S. Stem Cell in 2004. Ms. Comella has 15 years of industry experience with expertise in regenerative medicine, training and education, research and product development, and currently serves on multiple advisory boards in the stem cell arena. Ms. Comella has many years of cell culturing experience including building and managing the stem cell laboratory at Tulane University's Center for Gene Therapy and developing stem cell therapies for osteoarthritis at Osiris Therapeutics. Ms. Comella holds an M.S. in Chemical Engineering from The Ohio State University and a B.S. in Chemical Engineering from the University of South Florida.  On March 12, 2013, Kristin Comella was appointed to serve as a member of our Board of Directors.

Sheldon T. Anderson. Mr. Anderson is Chairman of the Florida Advisory Board of Northern Trust Corporation. From 1992 through December 31, 2012, Mr. Anderson served in a variety of executive capacities with Northern Trust Corporation, including his most recent position as Chairman and Chief executive Officer Southeast Region of Northern Trust Corporation. Mr. Anderson is the Chair-elect of the Beacon Council, Miami-Dade County's economic development agency. He is a Board member of the Miami-Dade College Foundation, Inc.; Museum of Contemporary Art (MOCA); the New World Symphony; Baptist Health Systems Governing Board and Carrollton School of the Sacred Heart. He is Past Chair and a member of the Advisory Council of the United Way of Miami-Dade County. Anderson is President of the Board of Cleveland Orchestra Miami / Miami Music Association and also serves on the Advisory Board of the University of Miami School of Law for Ethics& Public Service.  He is a member of the Orange Bowl Committee and the President's Council of Florida International University. A Miami native, Sheldon holds a degree in International Studies from Ohio State University.

Family Relationships

There are no family relationships among our executive officers and directors.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, or the Reporting Persons, to file with the SEC initial reports of ownership on Form 3 and reports of changes in ownership of Common Stock on Forms 4 or 5. Such persons are required by SEC regulation to furnish us with copies of all such reports they file. Based solely on a review of Forms 3 and 4 furnished to us by the Reporting Persons or prepared on behalf of the Reporting Persons by the Company and on written representations from certain Reporting Persons that no Forms 5 were required, the Company believes that the Reporting Persons have complied with reporting requirements applicable to them.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities.  Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company.  Although the officers and directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours.  Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities.  Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise.  Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis.  A breach of this requirement will be a breach of the fiduciary duties of the officer or director.  If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity.  However, all directors may still individually take advantage of opportunities if we should decline to do so.  Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any director or officer of the Company:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or
c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or
b.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

As part of our system of corporate governance, our Board of Directors has adopted a code of ethics that is specifically applicable to our Chief Executive Officer and senior financial officers. This Code of Ethics for Senior Financial Officers, as well as our Code of Business Conduct and Ethics, applicable to all directors, officers and employees, are available on our web site at http://www.U.S. Stem Cellinc.com/investorrelations.html (which website is not incorporated into this report). If we make substantive amendments to the Code of Ethics for Senior Financial Officers or the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four days of such amendment or waiver.

Shareholder Recommendations for Board Nominees

There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors.

Audit Committee

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a) (58) (A) of the Exchange Act. The members of our Audit Committee are Mr. Borman, who serves as Chairperson of the Audit Committee, Dr. Murphy and Mr. Hart. Our Board of Directors has determined that Mr. Borman qualifies as a “financial expert” as that term is defined in the rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002.

Limitation of Director Liability; Indemnification

Indemnity

The Florida Statutes and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. The bylaws require us to indemnify such persons to the fullest extent permitted by Florida law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act 1993”), as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act 1933 and is, therefore, unenforceable.

Executive Compensation.

The following table sets forth, for the fiscal years ended December 31, 2014 and 2013, the aggregate compensation awarded to, earned by or paid to our Chief Executive Officer and our two most highly compensated officers (other than the Chief Executive Officer), who were serving as executive officers as of December 31, 2014, or the Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mike Tomas	2014	$766,586	$500,000	(1)	$—	$587,895	(2)(3)(4)(5)(6)				$1,854,481
CEO, President, CFO and Director	2013	391,667	375,000	(7)	—	170,137	(8)(9)	—	—	—	936,804

Kristin Comella	2014	371,331	300,000	(1)	—	240,187	(2)(3)(5)(6)				911,518
Chief Science Officer and Director	2013	159,167	125,000	(7)	—	81,916	(8)	—	—	—	366,083

(1)
On February 24, 2014, Mr. Tomas and Ms. Comella received $500,000 and $300,000, respectively, promissory notes for bonuses awarded. The promissory notes bear 5% interest per annum, unsecured and are due January 1, 2015

(2)
On February 24, 2014, Mr. Tomas and Ms. Comella were granted 10,000,000 and 5,000,000, respectively, options to purchase the Company’s common stock at $0.019 per share for ten years, vesting ј immediately, with remainder vesting 1/3 on August 1st and September 1st, respectively, for three years.

(3)
On February 24, 2014, Mr. Tomas and Ms. Comella, as members of the Company’s Board of Directors, were granted 800,000 and 400,000, respectively, options to purchase the Company’s common stock at $0.019 per share, vesting immediately.

(4)	On May 12, 2014, Mr. Tomas was granted 4,298,487 options to purchase the Company’s common stock at $0.02716 per share for ten years vesting annually over four years.
(5)
On August 1, 2014, Mr. Tomas and Ms. Comella were granted 10,000,000 and 5,000,000, respectively, options to purchase the Company’s common stock at $0.2690 per share for ten years with ј vesting immediately, with remainder vesting 1/3 annually on the anniversary.

(6)
On November 3, 2014, Mr. Tomas and Ms. Comella, as members of the Company’s Board of Directors, were granted 400,000 options to purchase the Company’s common stock at $0.01932 per share, vesting immediately.

(7)
On August 1, 2013, Mr. Tomas and Ms. Comella received $375,000 and $125,000, respectively, promissory notes for bonuses awarded. The promissory notes bear 5% interest per annum, unsecured and are due on demand.

(8)
On August 1, 2013, Mr. Tomas and Ms. Comella were granted 10,000,000 and 5,000,000, respectively, options to purchase the Company’s common stock at $0.01576 per share for ten years, vesting annually over four years.

(9)	On September 1, 2013, Mr. Tomas, as a member of the Company’s Board of Directors, was granted 400,000 options to purchase the Company’s common stock at $0.01654 for ten years, vesting immediately.

Our Stock Option Plans

In December 1999, our Board of Directors and shareholders adopted our 1999 Officers and Employees Stock Option Plan, or the Employee Plan, and the 1999 Directors and Consultants Stock Option Plan, or the Director Plan. The Employee Plan and the Director Plan are collectively referred to herein as “the Plans”.  The Plans are administered by the Board of Directors and the Compensation Committee. The objectives of the Plans include attracting and retaining key personnel by encouraging stock ownership in the Company by such persons. In February 2010 the Directors & Consultants Plan was amended to extend the termination date of the Plan to December 1, 2011.

 In July 2008, the Board of Directors approved, subject to shareholder approval, the establishment of the U.S. Stem Cell Omnibus Equity Compensation Plan, or the “Omnibus Plan. The establishment of the Omnibus Plan was approved by the Company’s shareholders at the Annual Meeting of Shareholders held on July 30, 2008. Pursuant to the Omnibus Plan, the Company may grant restricted stock, incentive stock options, non-statutory stock options, stock appreciation rights, deferred stock, stock awards, performance shares, and other stock-based awards consisting of cash, restricted stock or unrestricted stock in various combinations to the Company’s employees, directors and consultants. 5,000,000 shares of common stock have been reserved for issuance under the Omnibus Plan.

In fiscal, the Board of Directors approved, subject to shareholder approval 2013 Omnibus Equity Compensation Plan or the “2013 Omnibus Plan. Pursuant to the 2013 Omnibus Plan, the Company may grant restricted stock, incentive stock options, non-statutory stock options, stock appreciation rights, deferred stock, stock awards, performance shares, and other stock-based awards consisting of cash, restricted stock or unrestricted stock in various combinations to the Company’s employees, directors and consultants. 50,000,000 shares of common stock have been reserved for issuance under the 2013 Omnibus Plan.

Employment Agreements

As of this time, there are no employment agreements with any named executive officer.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards held by our Named Executive Officers as of December 31, 2014:

	Number of Securities Underlying		Option
	Unexercised Options and Warrants		Exercise Price	Option Expiration
Name	Exercisable (#)	Unexercisable (#)	($/per share)	Date
Mike Tomas	250,000	250,000	0.0169	1/16/2022
	750,000	1,250,000	0.0169	8/6/2022
Mike Tomas	125,000	375,000	0.50	06/18/2020
	250,000	250,000	0.0169	08/12/2021
	—	10,000,000	0.0158	8/1/2023
	400,000	—	0.0165	9/1/2023

Kristin Comella	187,500	312,500	0.0169	8/6/2022
	12,356	—	0.71	08/31/2014
	24,712	—	0.71	02/19/2015
	618	—	0.71	12/30/2015
	9,267	—	0.71	04/18/2016
	6,178	—	0.71	01/01/2017
	6,500	—	0.71	10/16/2017
	19,700	—	0.71	01/09/2019
	2,955	—	0.74	03/13/2019
	30,000	—	0.85	05/28/2019
	125,000	125,000	0.0158	08/21/2021
	—	5,000,000	0.0158	08/1/2023

Outstanding Stock Awards at Year End

The outstanding equity awards as at December 31, 2014 are as follows:

	Stock awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Mike Tomas, NEO	1,750,000	0.0169 per share	0	0
Kristin Comella, NEO	312,500	0.0169 per share	0	0
Kristin Comella, NEO	125,000	0.0158 per share	0	0
Mike Tomas, NEO	1,750,000	0.0169 per share	0	0
Mike Tomas, NEO	375,000	0.50 per share	0	0
Mike Tomas, NEO	10,000,000	0.0158 per share	0	0
Kristin Comella, NEO	5,000,000	0.0158 per share	0	0

Options Exercises and Stocks Vested

Options exercised and stocks vested as at December 31, 2014 are as follows:

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Investing ($)
Mike Tomas, NEO	0	0	0	0
Kristin Comella, NEO	0	0	0	0

Grants of Plan-Based Awards

Grants of plan-based awards as at December 31, 2014 are as follows:

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Mike Tomas, NEO	n/a	0	0	0	0	0	0	0	0	0	0
Kristin Comella, NEO	n/a	0	0	0	0	0	0	0	0	0	0

Reference – Grant Date - n/a = not applicable.

Non-Qualified Deferred Compensation

As at December 31, 2014 the Company had no formalized deferred compensation plan.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mike Tomas, NEO	0	0	0	0	0
Kristin Comella, NEO	0	0	0	0	0

Golden Parachute Compensation

As at December 31, 2014, the Company had no arrangements in place relating to the termination of employees.

Name	Cash ($)	Equity ($)	Pension/NQDC ($)	Perquisites/benefits ($)	Tax reimbursement ($)	Other ($)	Total ($)
Mike Tomas, NEO	0	0	0	0	0	0	0
Kristin Comella, NEO	0	0	0	0	0	0	0

Compensation of Directors

Directors who provide services to the Company in other capacities has been previously reported under “Summary Compensation”.  The following table summarizes compensation paid to or earned by our directors who are not Named Executive Officers for their service as directors of our company during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total (1) ($)
Mike Tomas, Director	0	0	$6,304	0	0	0	$6,304
Charles A. Hart, Director	0	0	$6,304	0	0	0	$6,304
William P. Murphy Jr., Director	0	0	$6,304	0	0	0	$6,304
Samuel S. Ahn, Director	0	0	$6,304	0	0	0	$6,304
Mark Bormon, Director	0	0	$6,304	0	0	0	$6,304

 (1)           The values in the “Option Awards” and included within the “Total” columns above do not represent a cash payment of any kind. Rather these values represent the calculated Black-Scholes theoretical value of granted options.  It is important to note that these granted options may or may not ever be exercised.  Whether granted options are exercised or not will be based primarily, but not singularly, on the Company’s future stock price and whether the granted options become “in-the-money”. If these granted options are unexercised and expire, the cash value or benefit to the above noted individuals is $nil.

Pension Benefits

As of December 31, 2014, the Company had no pension or retirement plans.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Mike Tomas, NEO	not applicable	0	0	0
Kristin Comella, NEO	not applicable	0	0	0

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 for all compensation plans under the Company’s Stock Option Plan

Name	No. of Shares of Common Stock Underlying Unexercised Common Stock Purchase Options Exercisable (#)	Date of Grant	Additional Consideration to be Received Upon Exercise or Material Conditions Required to Exercise	Option Exercise Price ($)	Value Realized if Exercised ($)	Option Expiration Date
Mike Tomas, NEO	375,000	9/18/2010	$—	$0.50	$—	6/18/2020
	250,000	8/12/2011	—	0.0169	—	8/12/2021
	250,000	1/16/2012	—	0.0169	—	1/16/2022
	1,250,000	8/6/2012	—	0.0169	—	8/6/2022
	10,000,000	8/01/13	—	0.01576	—	8/1/2023
	400,000	9/1/13		0.01654		9/1/23
	10,000,000	2/24/14	—	0.019	—	2/24/2024
	4,298,487	5/12/14		0.02716		5/12/214
	10,000,000	8/01/14	—	0.0269	—	8/1/24
	400,000	11/3/14	—	0.01932	—	11/3/24

Kristin Comella, NEO	400,000	9/1/2013	—	0.0165	—	9/1/2023
	24,712	2/20/2005	—	0.71	—	2/19/2015
	9,267	4/19/2006	—	0.71	—	4/19/2016
	6,178	1/2/2007	—	0.71	—	1/2/2017
	6,500	10/17/2007	—	0.71	—	10/17/2017
	19,700	1/9/2009	—	0.71	—	1/9/2019
	2,955	3/13/2009	—	0.71	—	3/13/2019
	30,000	5/29/2009	—	0.85	—	5/29/2019
	125,000	8/12/2011	—	0.0169	—	8/12/2021
	187,500	8/06/2012	—	0.0169	—	8/06/2022
	5,000,000	8/01/13	—	0.01576	—	8/1/2023
	5,000,000	2/24/14	—	0.019	—	2/24/2024
	5,000,000	8/01/14	—	0.0269	—	8/1/24
	400,000	11/3/14	—	0.01932	—	11/3/24

Director Compensation

As of December 31, 2014, we had seven directors that qualified for compensation. Our non-employee directors do not receive cash compensation for their services as directors. However, it is generally our policy to annually grant each non-employee director options to purchase shares of our common stock provided that he or she has served as a member of our Board of Directors for at least six months and one day of the twelve month period immediately preceding the date of grant. In addition, we reimburse non-employee directors for actual out-of-pocket expenses incurred.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2013 and 2012, the aggregate compensation awarded to, earned by or paid to our Chief Executive Officer and our two most highly compensated officers (other than the Chief Executive Officer), who were serving as executive officers as of December 31, 2013, or the Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mike Tomas (5)	2013	$391,667	$375,000	(1)	$—	$170,137	(2)(3)				$936,804
CEO, President, CFO and Director	2012	247,585	—		—	100,000	(4)	—	—	—	347,585

Kristin Comella (6)	2013	159,167	125,000	(1)	—	81,916	(2)				366,083
Chief Science Officer and Director	2012	105,671	—		—	—		—	—	—	105,671

(1)
On August 1, 2013, Mr. Tomas and Ms. Comella received $375,000 and $125,000, respectively, promissory notes for bonuses awarded. The promissory notes bear 5% interest per annum, unsecured and are due on demand.

(2)
On August 1, 2013, Mr. Tomas and Ms. Comella were granted 10,000,000 and 5,000,000, respectively, options to purchase the Company’s common stock at $0.01576 per share for ten years, vesting annually over four years.

(3)	On September 1, 2013, Mr. Tomas, as a member of the Company’s Board of Directors, was granted 400,000 options to purchase the Company’s common stock at $0.01654 for ten years, vesting immediately.
(4)
On January 16, 2012, Mr. Tomas was granted 500,000 options to purchase the Company’s common stock at $0.10 per share for ten years, vesting annually over four years. On August 6, 2012, Mr. Tomas was granted 2,000,000 options to purchase the Company’s common stock at $0.03 per share for ten years vesting annually over four years.

(5)	Mr. Tomas was appointed Chief Executive Officer and President on June 18, 2010.
(6)	Ms. Comella was appointed Chief Scientific Officer on September 24, 2010.

Our Stock Option Plans

In December 1999, our Board of Directors and shareholders adopted our 1999 Officers and Employees Stock Option Plan, or the Employee Plan, and the 1999 Directors and Consultants Stock Option Plan, or the Director Plan. The Employee Plan and the Director Plan are collectively referred to herein as “the Plans”.  The Plans are administered by the Board of Directors and the Compensation Committee. The objectives of the Plans include attracting and retaining key personnel by encouraging stock ownership in the Company by such persons. In February 2010 the Directors & Consultants Plan was amended to extend the termination date of the Plan to December 1, 2011.

In July 2008, the Board of Directors approved, subject to shareholder approval, the establishment of the U.S. Stem Cell Omnibus Equity Compensation Plan, or the “Omnibus Plan. The establishment of the Omnibus Plan was approved by the Company’s shareholders at the Annual Meeting of Shareholders held on July 30, 2008. Pursuant to the Omnibus Plan, the Company may grant restricted stock, incentive stock options, non-statutory stock options, stock appreciation rights, deferred stock, stock awards, performance shares, and other stock-based awards consisting of cash, restricted stock or unrestricted stock in various combinations to the Company’s employees, directors and consultants. 5,000,000 shares of common stock have been reserved for issuance under the Omnibus Plan.

In fiscal, the Board of Directors approved, subject to shareholder approval 2013 Omnibus Equity Compensation Plan or the “2013 Omnibus Plan. Pursuant to the 2013 Omnibus Plan, the Company may grant restricted stock, incentive stock options, non-statutory stock options, stock appreciation rights, deferred stock, stock awards, performance shares, and other stock-based awards consisting of cash, restricted stock or unrestricted stock in various combinations to the Company’s employees, directors and consultants. 50,000,000 shares of common stock have been reserved for issuance under the 2013 Omnibus Plan.

Employment Agreements

As of this time, there are no employment agreements with any named executive officer.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards held by our Named Executive Officers as of December 31, 2014:

	Number of Securities Underlying		Option
	Unexercised Options and Warrants		Exercise Price	Option Expiration
Name	Exercisable (#)	Unexercisable (#)	($/per share)	Date
Mike Tomas	250,000	250,000	0.0169	1/16/2022
	750,000	1,250,000	0.0169	8/6/2022
Mike Tomas	125,000	375,000	0.50	06/18/2020
	250,000	250,000	0.0169	08/12/2021
	—	10,000,000	0.0158	8/1/2023
	400,000	—	0.0165	9/1/2023

Kristin Comella	187,500	312,500	0.0169	8/6/2022
	12,356	—	0.71	08/31/2014
	24,712	—	0.71	02/19/2015
	618	—	0.71	12/30/2015
	9,267	—	0.71	04/18/2016
	6,178	—	0.71	01/01/2017
	6,500	—	0.71	10/16/2017
	19,700	—	0.71	01/09/2019
	2,955	—	0.74	03/13/2019
	30,000	—	0.85	05/28/2019
	125,000	125,000	0.0158	08/21/2021
	—	5,000,000	0.0158	08/1/2023

Outstanding Stock Awards at Year End

The outstanding equity awards as at December 31, 2014 are as follows:

	Stock awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Mike Tomas, NEO	1,750,000	0.0169 per share	0	0
Kristin Comella, NEO	312,500	0.0169 per share	0	0
Kristin Comella, NEO	125,000	0.0158 per share	0	0
Mike Tomas, NEO	1,750,000	0.0169 per share	0	0
Mike Tomas, NEO	375,000	0.50 per share	0	0
Mike Tomas, NEO	10,000,000	0.0158 per share	0	0
Kristin Comella, NEO	5,000,000	0.0158 per share	0	0

Options Exercises and Stocks Vested

Options exercised and stocks vested as at December 31, 2013 are as follows:

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Investing ($)
Mike Tomas, NEO	0	0	0	0
Kristin Comella, NEO	0	0	0	0

Grants of Plan-Based Awards

Grants of plan-based awards as at December 31, 2013 are as follows:

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Mike Tomas, NEO	n/a	0	0	0	0	0	0	0	0	0	0
Kristin Comella, NEO	n/a	0	0	0	0	0	0	0	0	0	0

Reference – Grant Date - n/a = not applicable.

Non-Qualified Deferred Compensation

As at December 31, 2013 the Company had no formalized deferred compensation plan.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mike Tomas, NEO	0	0	0	0	0
Kristin Comella, NEO	0	0	0	0	0

Golden Parachute Compensation

As at December 31, 2014, the Company had no arrangements in place relating to the termination of employees.

Name	Cash ($)	Equity ($)	Pension/NQDC ($)	Perquisites/benefits ($)	Tax reimbursement ($)	Other ($)	Total ($)
Mike Tomas, NEO	0	0	0	0	0	0	0
Kristin Comella, NEO	0	0	0	0	0	0	0

Compensation of Directors

Directors who provide services to the Company in other capacities have been previously reported under “Summary Compensation”.  The following table summarizes compensation paid to or earned by our directors who are not Named Executive Officers for their service as directors of our company during the fiscal year ended December 31, 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total (1) ($)
Mike Tomas, Director	0	0	$6,304	0	0	0	$6,304
Charles A. Hart, Director	0	0	$6,304	0	0	0	$6,304
William P. Murphy Jr., Director	0	0	$6,304	0	0	0	$6,304
Samuel S. Ahn, Director	0	0	$6,304	0	0	0	$6,304
Mark Borman, Director	0	0	$6,304	0	0	0	$6,304

 (1)  The values in the “Option Awards” and included within the “Total” columns above do not represent a cash payment of any kind. Rather these values represent the calculated Black-Scholes theoretical value of granted options.  It is important to note that these granted options may or may not ever be exercised.  Whether granted options are exercised or not will be based primarily, but not singularly, on the Company’s future stock price and whether the granted options become “in-the-money”. If these granted options are unexercised and expire, the cash value or benefit to the above noted individuals is $nil.

Pension Benefits

As of December 31, 2014, the Company had no pension or retirement plans.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Mike Tomas, NEO	not applicable	0	0	0
Kristin Comella, NEO	not applicable	0	0	0

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 for all compensation plans under the Company’s Stock Option Plan

Name	No. of Shares of Common Stock Underlying Unexercised Common Stock Purchase Options Exercisable (#)	Date of Grant	Additional Consideration to be Received Upon Exercise or Material Conditions Required to Exercise	Option Exercise Price ($)	Value Realized if Exercised ($)	Option Expiration Date
Mike Tomas, NEO	375,000	9/18/2010	—	0.50	—	6/18/2020
	250,000	8/12/2011	—	0.0169	—	8/12/2021
	250,000	1/16/2012	—	0.0169	—	1/16/2022
	1,250,000	8/6/2012	—	0.0169	—	8/6/2022
	400,000	9/1/2013	—	0.0165	—	9/1/2023
Kristin Comella, NEO	24,712	2/20/2005	—	0.71	—	2/19/2015
	9,267	4/19/2006	—	0.71	—	4/19/2016
	6,178	1/2/2007	—	0.71	—	1/2/2017
	6,500	10/17/2007	—	0.71	—	10/17/2017
	19,700	1/9/2009	—	0.71	—	1/9/2019
	2,955	3/13/2009	—	0.71	—	3/13/2019
	30,000	5/29/2009	—	0.85	—	5/29/2019
	125,000	8/12/2011	—	0.0169	—	8/12/2021
	187,500	8/06/2012	—	0.0169	—	8/06/2022

Director Compensation

As of December 31, 2014, we had seven directors that qualified for compensation. Our non-employee directors do not receive cash compensation for their services as directors. However, it is generally our policy to annually grant each non-employee director options to purchase shares of our common stock provided that he or she has served as a member of our Board of Directors for at least six months and one day of the twelve month period immediately preceding the date of grant. In addition, we reimburse non-employee directors for actual out-of-pocket expenses incurred.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth the beneficial ownership (1) of our common stock as of  February 2, 2016, based on an aggregate of 1,926,861 common shares issued and outstanding and 839,134 shares issuance upon the conversion of securities, for each of our greater than 5% shareholders, directors, named executive officers that continue to serve as executive officers of U.S. Stem Cell and by all of our directors and named executive officers as a group. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o U.S. Stem Cell, Inc., 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325.Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The Company believes that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.  The “Amount of Beneficial Ownership” in calculated based on total shares held plus warrants held (plus stock options entitled to exercise).  The aggregate of these items, which totals 2,765,995 will be used as the denominator for the percentage calculation below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Mike Tomas, President, CEO, CFO, and Director	341,477	(1)	12.34

Kristin Comella, Chief Scientific Officer and Director	187,762	(2)	6.7

William P. Murphy, Director**	346,927	(3)	12.5

Charles A. Hart, Director**	18,136	(4)	*

Sam Ahn, Director**	52,899	(5)	1.9

Mark P. Borman, Director	2,834	(6)	*

Sheldon T. Anderson, Director	5,282	(7)	*

All officers and directors as a group (7 persons)	955,317	(8)	34.5

Northstar Biotechnology Group, LLC	47,369	(9)	1.7

* less than 1%
** Excludes Northstar Biotechnology Group, LLC (“Northstar”), owned partly by certain directors and existing shareholders of the Company, including Dr. William P. Murphy Jr., Dr. Samuel Ahn and Charles Hart and controlled by Gregory Knutson.

(1)
Includes shares are held by The Astri Group over which Mr. Tomas has shared voting and investment power and includes (i) includes 9,193 shares of common stock and (ii) 332,284  shares of common stock issuable upon exercise of presently exercisable stock options .

(2)	Includes 187,762 shares of common stock issuable upon exercise of presently exercisable stock options.
(3)
Includes (i) 343,833 shares of common stock and (ii) 3,094 shares of common stock issuable upon exercise of presently exercisable stock options and warrants.  Shares are directly owned by trusts controlled by Dr. Murphy and his spouse.

(4)	Includes (i) 9,194 shares of common stock and (ii) 8,942 shares of common stock issuable upon exercise of presently exercisable stock options and warrants.
(5)	Includes (i) 42,806 shares of common stock and (ii) 10,093 shares of common stock issuable upon exercise of presently exercisable stock options.
(6)	Includes (i) 24 shares of common stock and (ii) 2,810 shares of common stock issuable upon exercise of presently exercisable stock options
(7)	Includes (i) 1,941 shares of common stock and (ii) 3,341 shares of common stock issuable upon exercise of presently exercisable warrants.
(8)	Includes an aggregate of (i) 406,991 shares of common stock and (ii) 548,326 shares of common stock issuable upon exercise of presently exercisable stock options and warrants.
(9)	Excludes 20,000,000 shares of Series A Preferred Stock (non-convertible) with each share of Series A Preferred Stock having voting power of twenty-five common shares.

Certain Relationships and Related Transactions and Director Independence

Certain Relationships and Related Party Transactions

Northstar Biotechnology Group, LLC

On February 29, 2012, a note issued to BlueCrest Master Fund Limited was assigned to Northstar Biotechnology Group, LLC (“Northstar”), owned partly by certain directors and existing shareholders of the Company, including Dr. William P. Murphy Jr., Dr. Samuel Ahn and Charles Hart. At the date of the assignment, the principal amount of the BlueCrest note was $544,267.

On March 30, 2012, the Company and Northstar agreed to extend until May 1, 2012 the initial payment date for any and all required monthly under the Note, such that the first of the four monthly payments required under the Note will be due and payable on May, 2012 and all subsequent payments will be due on a monthly basis thereafter commencing on June 1, 2012, and to waive any and all defaults and/or events of default under the Note with respect to such payments. As of September 30, 2012, the Company was in default, however, subsequent to September 30, 2012, the Company renegotiated the terms of the Note, Northstar has agreed to suspend the requirement of principal payments by the Company and allow payment of interest-only in common stock.

On September 21, 2012, the Company issued 5,000,000 common stock purchase warrants to Northstar that was treated as Additional interest expense upon issuance.

On October 1, 2012, the Company and Northstar entered into a limited waiver and forbearance agreement providing a recapitalized new note balance comprised of all sums due Northstar with a maturity date extended perpetually. The Company agreed to issue 5,000,000 shares of Series A Convertible Preferred Stock and 10,000,000 of common stock in exchange for $210,000 as payment towards outstanding debt, default interest, penalties, professional fees outstanding and due Northstar. In addition, the Company executed a security agreement granting Northstar a lien on all patents, patent applications, trademarks, service marks, copyrights and intellectual property rights of any nature, as well as the results of all clinical trials, know-how for preparing Myoblasts, old and new clinical data, existing approved trials, all right and title to Myoblasts, clinical trial protocols and other property rights.

In addition, the Company granted Northstar a perpetual license on products as described for resale, relicensing and commercialization outside the United States. In connection with the granted license, Northstar shall pay the Company a royalty of up to 8% on revenues generated.

Effective October 1, 2012, the effective interest rate was 12.85% per annum. The parties agreed, as of February 28, 2013, to reduce the interest rate to 7% per annum.

In connection with the consideration paid, Northstar waived, from the effective date through the earlier of termination or expiration of the agreement, satisfaction of the obligations as described in the forbearance agreement. In 2012, 5,000,000 shares of Series A Convertible Preferred Stock were approved to be issued, which was subsequently increased to 20,000,000 shares of preferred stock as Series A Convertible Preferred Stock. In addition, the Company is obligated to issue additional preferred stock equal in lieu of payment of cash of accrued and unpaid interest on each six month anniversary of the effective date (October 1, 2012). In lieu of the initial two payments in preferred stock, the parties have determined to modify the voting rights of the Series A Convertible Preferred Stock from 20 votes per share on matters to be voted on by the common stock holders to 25 votes per share on matters to be voted on by the common stock holders and all prior and subsequent payments of interest will be in common stock. The Company is required to issue additional shares of its common stock (as amended), in lieu of cash, each six month anniversary of the effective date for any accrued and unpaid interest.

On April 2, 2014, the Company issued 274,681 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,635 due April 1, 2014 per the forbearance agreement.

On September 17, 2014, limited waiver and forbearance agreement was amended to provide that the perpetual license on products as described for resale, relicensing and commercialization outside the United States was conditioned upon NorthStar providing certain financing, which financing the Company, in its sole discretion, could decline and retain the license.

The Loan and Security Agreement relating to the Northstar loan contains various provisions that restrict our operating flexibility. Pursuant to the agreement, we may not, without Northstar’s authorization, among other things:

•
incur additional indebtedness, except for certain permitted indebtedness (generally, accounts payable incurred in the ordinary course of business, leases of equipment or property incurred in the ordinary course of business not to

•
exceed, in the aggregate, $250,000, any unsecured debt less than $20,000 or any debt not secured by the collateral pledged to Northstar that is subordinated to the rights of Northstar pursuant to a subordination agreement satisfactory to Northstar in its sole discretion);

•	make any principal, interest or other payments arising under or in connection with our loan from Seaside National Bank or any other debt subordinate to Northstar loan;

•
incur additional liens on any of our assets, including any liens on our intellectual property, except for certain permitted liens including but not limited to non-exclusive licenses or sub-licenses of our intellectual property in the ordinary course of business and licenses or sub-licenses of intellectual property in connection with joint ventures and corporate collaborations (provided that any proceeds from such licenses be used to pay down the Northstar loan);

•
voluntarily prepay any debt prior to maturity, except for accounts payable incurred in the ordinary course of business, leases of equipment or property incurred in the ordinary course of business not to exceed, in the aggregate, $250,000 and any unsecured debt less than $20,000;

•
convey, sell, transfer or otherwise dispose of property, except for sales of inventory in the ordinary course of business, sales of obsolete or unneeded equipment and transfers or our intellectual property related to product candidates other than MyoCell or MyoCell SDF-1 to a currently operating or newly formed wholly owned subsidiary;

•	merge with or acquire any other entity if we would not be the surviving person following such transaction;

•	pay dividends (other than stock dividends) to our shareholders;

•
redeem any outstanding shares of our common stock or any outstanding options or warrants to purchase shares of our common stock except in connection with a share repurchase pursuant to which we offer to pay our then existing shareholders not more than $250,000;

•	enter into transactions with affiliates other than on arms-length terms; and

•	make any change in any of our business objectives, purposes and operations which has or could be reasonably expected to have a material adverse effect on our business.

As of December 31, 2014, the principle of this note was $362,000.

Lease Guarantee

The Company’s former Chairman of the Board, Chief Executive Officer and Chief Technology Officer has personally guaranteed the Company’s obligations under its lease for its facilities in Sunrise, Florida and has provided a personal guarantee for the Company credit card, which is for his own use only.

Advances

As of December 31, 2014 and 2013, the Company officers and directors have provided advances in the aggregate of $800,000 and $131,859 respectively, for working capital purposes. The advances are unsecured, due on demand and non-interest bearing.

On August 1, 2013, advances in aggregate of $22,750 were converted into a demand promissory note with 5% interest per annum.  On September 30, 2013, the Company issued 1,995,614 shares of common stock in settlement of the $22,750 promissory note.

On September 30, 2013, the Company issued 8,771,929 shares of its common stock as payment of $100,000 towards cash advances.

Officer and Director Notes

On September 30, 2013, the Company issued an aggregate of 15,350,876 shares of its common stock in settlement of $175,000 of these related party notes payable.

On June 20, 2014, the Company issued 4,045,796 shares of its common stock in settlement of $125,000 of a related party note payable and accrued interest of $36,832.

On August 1, 2013, the Company issued an aggregate of $500,000 promissory notes due on demand to officers and employees in settlement of accrued compensation. The promissory notes bear interest of 5% per annum and due at various maturity dates. During the nine months ended September 30, 2014, the Company paid off $240,821 of the outstanding promissory notes. The principle outstanding balance remaining on these notes as of September 30, 2014 was $189,813.

On July 1, 2014, the Company issued an aggregate of $800,000 promissory notes to officers and employee in settlement of accrued compensation. The promissory notes bear interest of 5% per annum and were due on January 1, 2015.

As of and December 31, 2014, the Company officers and directors have outstanding notes in aggregate of $1,971,060. The notes are range from 4.75% to 8% per annum and are due upon payoff of the Northstar note payable described above.

On June 20, 2014, the Company issued 10,333,475 shares of its common stock in settlement of $300,385 of a related party note payable and accrued interest of $112,954.

Subordinated debt, related party

As of December 31, 2014, the Company officers and directors have provided notes in aggregate of $1,500,000. The notes are at 8% per annum and are due upon payoff of the Northstar note payable described above.

Option Issuances

On November 2, 2015, the Board of Directors granted Mike Tomas, the Chief Executive Officer, 10,000 ten year common stock purchase options, exercisable at $6.24, vesting in equal portions over the following four years commencing on November 2, 2016.  In addition, Mr. Tomas was granted 291,885 ten year common stock purchase options, exercisable at $1.71, vesting upon issuance.

On November 2, 2015, the Board of Directors granted Kristin Comella, the Chief Scientific Officer, 5,000 ten year common stock purchase options, exercisable at $6.24, vesting in equal portions over the following four years commencing on November 2, 2016.  In addition, Ms. Comella was granted 175,131 ten year common stock purchase options, exercisable at $1.71, vesting upon issuance.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Florida Statutes and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. The bylaws require us to indemnify such persons to the fullest extent permitted by Florida law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act 1993”), as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission has declared effective our registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus.

For further information with respect to us and the securities covered by this prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

U.S. STEM CELL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of U.S. Stem Cell, Inc.
13794 NW 4th Street, Suite 212,
Sunrise, Florida 33325

We have audited the accompanying balance sheets of U.S. Stem Cell, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Stem Cell, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and used significant amounts of cash in its operations. In addition, at December 31, 2014 the Company’s current liabilities exceed its current assets by $10,957,443. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Fiondella, Milone & LaSaracina LLP
Glastonbury, Connecticut
March 16, 2015

U.S. STEM CELL, INC.
BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$36,674	$46,227
Accounts receivable, net	95,409	19,913
Prepaid and other	9,255	784
Total current assets	141,338	66,924

Property and equipment, net	12,686	9,055

Other assets
Investments	40,597	—
Deposits	10,160	10,160

Total assets	$204,781	$86,139

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,991,979	$2,382,267
Accrued expenses	2,373,615	4,480,335
Advances, related party	148,759	416,198
Deposits	478,286	478,286
Subordinated debt, related party	1,500,000	1,500,000
Notes payable, related party	2,333,059	2,241,477
Notes payable, net of debt discount	1,531,812	1,930,841
Derivative liabilities	741,271	403,811
Total current liabilities	11,098,781	13,833,215

Commitments and contingencies	—	—

Stockholders’ deficit:
Preferred stock, par value $0.001; 20,000,000 shares authorized, 20,000,000 issued and outstanding	20,000	20,000
Common stock, par value $0.001; 2,000,000,000 and 950,000,000 shares authorized, respectively, 581,433,153 and 379,787,745 shares issued and outstanding as of December 31, 2014 and 2013, respectively	581,433	379,788
Additional paid in capital	108,939,061	103,819,119
Common stock subscription	—	215,000
Accumulated deficit	(120,434,494)	(118,180,983)
Total stockholders’ deficit	(10,894,000)	(13,747,076)

Total liabilities and stockholders’ deficit	$204,781	$86,139

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
STATEMENTS OF OPERATIONS

	Year ended December 31,
	2014	2013
Revenue:
Products	$1,155,543	$70,396
Services	900,288	25,689
Total revenue	2,055,831	96,085

Cost and operating expenses:
Cost of sales	844,941	30,831
Research and development	66,420	626,983
Marketing, general and administrative	4,669,432	2,267,831
Depreciation and amortization	4,490	2,190
Total operating expenses	5,585,283	2,927,835

Net loss from operations	(3,529,452)	(2,831,750)

Other income (expenses):
Gain on settlement of debt	2,498,676	1,023,439
Gain on change of fair value of derivative liability	425,953	29,179
Loss from equity investment	(9,117)	—
Other income	—	73,756
Interest expense	(1,639,571)	(1,437,883)
Total other income (expenses)	1,275,941	(311,509)

Net loss before income taxes	(2,253,511)	(3,143,259)

Income taxes (benefit)	—	—

NET LOSS	$(2,253,511)	$(3,143,259)

Net loss per common share, basic and diluted	$(0.005)	$(0.012)

Weighted average number of common shares outstanding, basic and diluted	488,667,063	251,828,970

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
TWO YEARS ENDED DECEMBER 31, 2014

					Additional
	Preferred stock		Common stock		Paid in	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance, December 31, 2012	—	$—	182,062,802	182,063	100,260,094	—	(115,037,724)	(14,595,267)
Reclassify the fair value of excess committed shares liability to equity upon common share authorization increase	—	—	—	—	474,954	—	—	474,954
Issuance of common stock	—	—	50,029,227	50,029	814,971	—	—	865,000
Common stock issued under put agreement	—	—	31,052,141	31,053	315,861	—	—	346,914
Common stock issued in connection with issuance of convertible debt	—	—	2,500,000	2,500	33,750	—	—	36,250
Common stock issued in connection with settlement of debt	—	—	47,967,906	47,968	605,167	—	—	653,135
Common stock issued in settlement of interest and penalty in connection with convertible debt	—	—	9,408,718	9,409	141,406	—	—	150,815
Common stock issued for services	—	—	6,220,263	6,220	78,931	—	—	85,151
Common stock issued in settlement of related party notes payable	—	—	44,890,348	44,890	492,860	—	—	537,750
Common stock issued in settlement of accounts payable	—	—	5,656,340	5,656	151,560	—	—	157,216
Preferred stock issued in settlement of debt	5,000,000	5,000	—	—	65,000	—	—	70,000
Preferred stock issued in settlement of forbearance agreement	15,000,000	15,000	—	—	259,050			274,050
Proceeds from common stock subscription	—	—	—	—	—	215,000	—	215,000
Stock based compensation	—	—	—	—	125,515	—	—	125,515
Net loss	—	—	—	—	—	—	(3,143,259)	(3,143,259)
Balance, December 31, 2013	20,000,000	$20,000	379,787,745	$379,788	$103,819,119	$215,000	$(118,180,983)	$(13,746,776)

U.S. STEM CELL, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
TWO YEARS ENDED DECEMBER 31, 2014

	Preferred stock		Common stock		Additional Paid in	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance, December 31, 2013	20,000,000	$20,000	379,787,745	$379,788	$103,819,119	$215,000	$(118,180,983)	$(13,747,076)
Common stock issued in settlement of accounts payable	—	—	48,584,542	48,585	1,022,570	—	—	1,071,155
Common stock issued in connection with settlement of other debt	—	—	83,236,247	83,236	2,147,571	—	—	2,230,807
Common stock issued for services	—	—	3,839,832	3,840	180,151	—	—	183,991
Common stock issued upon exercise of warrants	—	—	11,918,181	11,918	124,082	—	—	136,000
Common stock issued as commitment shares in connection with equity purchase agreement	—	—	12,000,000	12,000	(12,000)	—	—	—
Proceeds from issuance of common stock	—	—	42,066,606	42,066	652,559	(215,000)	—	479,625
Reclassify fair value of derivative liability to equity upon debt extinguishment	—	—	—	—	128,624	—	—	128,624
Fair value of vesting warrants issued in connection with revenue sharing arrangement	—	—	—	—	190,262	—	—	190,262
Stock based compensation	—	—	—	—	686,123	—	—	686,123
Net income	—	—	—	—	—	—	(2,253,511)	(2,253,511)
Balance, December 31, 2014	20,000,000	$20,000	581,433,153	$581,433	$108,939,061	$—	$(120,434,494)	$(10,894,000)

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,253,511)	$(3,143,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,490	2,190
Bad debt expense	28,732	—
Discount on convertible debt	546,970	368,682
Gain on change in fair value of derivative liability	(425,953)	(29,179)
Gain on settlement of debt	(2,498,676)	(1,023,439)
Non-cash payment of interest	705,710	228,657
Change in fair value of warrant modifications	148,517	—
Warrants issued in connection with revenue share arrangement	190,262	—
Related party notes payable issued for services rendered	800,000	500,000
Loss on equity investments	9,117	—
Common stock issued in connection with accounts payable	—	2,500
Common stock issued in exchange for services	38,750	85,151
Preferred stock issued in settlement of debt and forbearance agreement	—	274,050
Stock based compensation	537,606	125,515
(Increase) decrease in:
Receivables	(104,228)	(18,571)
Inventory	—	62,953
Prepaid and other current assets	(8,471)	85,251
Increase (decrease) in:
Accounts payable	858,437	(59,059)
Accrued expenses	313,601	625,232
Net cash used in operating activities	(1,108,647)	(1,913,326)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for investments	(49,714)	—
Acquisitions of property and equipment	(8,121)	(9,425)
Net cash used by investing activities	(57,835)	(9,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	—	(89)
Proceeds from issuance of common stock, net	479,625	1,426,914
Proceeds from related party advances	33,760	215,500
Proceeds from exercise of stock options and warrants	136,000	—
Proceeds from notes payable	740,500	415,500
Repayments of notes payable	(232,956)	(88,847)
Net cash provided in financing activities	1,156,929	1,968,978

Net (decrease) increase in cash and cash equivalents	(9,553)	46,227

Cash and cash equivalents, beginning of period	46,227	—
Cash and cash equivalents, end of period	$36,674	$46,227

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$429,569	$521,742
Income taxes paid	$—	$—

Non cash financing activities:
Common stock issued in settlement of notes payable	$1,367,927	$793,135
Common stock issued in settlement of accounts payable	$1,071,155	$157,216
Common stock issued in settlement of related party notes and advances payable	$862,880	$397,750
Common stock issued in settlement of interest and penalties in connection with convertible debt	$—	$150,815
Preferred stock issued in settlement of notes payable	$—	$70,000
Reclassification of fair value of excess committed share liability to equity upon common share authorization increase	$—	$474,954

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Basis and business presentation

U.S. Stem Cell, Inc. (the “Company”) was incorporated under the laws of the State of Florida in August, 1999. The Company is in the cardiovascular sector of the cell technology industry delivering cell therapies and biologics that help address congestive heart failure, lower limb ischemia, chronic heart ischemia, acute myocardial infarctions and other issues. Our business includes the development of proprietary cell therapy products as well as revenue generating physician and patient based regenerative medicine / cell therapy training services, cell collection and cell storage services, the sale of cell collection and treatment kits for humans and animals, and the operation of a cell therapy clinic. To date, the Company has not generated significant sales revenues to cover costs, incurred expenses, and as a result has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a research and development business enterprise.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, revenues and expenses and certain disclosures. The most significant estimates are those used in determination of derivative liabilities and stock compensation. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

At the time of each transaction, management assesses whether the fee associated with the transaction is fixed or determinable and whether or not collection is reasonably assured. The assessment of whether the fee is fixed or determinable is based upon the payment terms of the transaction. Collectability is assessed based on a number of factors, including past transaction history with the client and the creditworthiness of the client.

Revenues for test kits and equipment sold are not recorded until test kits are delivered. The Company has revenue sharing arrangements for the sale of goods whereby the Company is the primary obligor, sets pricing with the customers and bears all associated credit risks with the customers. Sales under revenue share arrangements are recorded as gross sales and any portion shared with third parties under such arrangements are classified as selling expense due to the nature of the marketing activities performed by the third party. Revenues from trainings are not recorded until the completion of the training. Any cash received as a deposit for trainings are recorded by the company as a liability.

Patent treatments and laboratory services revenue are recognized when those services have been completed or satisfied.

Revenues for bank sales are accounted for as Multiple-Element Arrangements under ASC 605-10 which incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.

Cash

The Company considers cash to consist of cash on hand and temporary investments having an original maturity of 90 days or less that are readily convertible into cash.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Accounts Receivable

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Allowance for Doubtful Accounts

Any changes to the allowance for doubtful accounts on accounts receivable are charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of December 31, 2014 and 2013, allowance for doubtful accounts was $-0-.

Long-Lived Assets

The Company follows FASB ASC 360-10-15-3, “Impairment or Disposal of Long-lived Assets,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company determined that there was no impairment on its long-lived assets during 2014 and 2013.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 15 years.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of derivative liability and stock compensation accounting versus tax differences.

Investments

The Company has adopted Accounting Standards Codification subtopic 323-10, Investments-Equity Methods and Joint Ventures (“ASC 323-10) which requires the accounting for investments where the Company can exert significant influence, but not control of a joint venture or equity investment. The Company accounted for its 33 percent ownership of U.S. Stem Cell Clinic, LLC utilizing the equity method of accounting.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Common Share, basic and diluted

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted loss per share because their effect is anti-dilutive on the computation. Fully diluted shares outstanding were 668,063,786 and 344,241,761 for the years ended December 31, 2014 and 2013, respectively.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Stock based compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.  Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash. As of December 31, 2014, there were outstanding stock options to purchase 66,925,209 shares of common stock, 24,814,222 shares of which were vested.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to a concentration of credit risk are cash and accounts receivable. Generally, the Company’s cash and cash equivalents in interest-bearing accounts does not exceed FDIC insurance limits. The financial stability of these institutions is periodically reviewed by senior management.

As of December 31, 2014, two customers represented 38% and 17%, aggregate of 55% of the Company’s accounts receivable. As of December 31, 2013, three customers represented 36%, 20% and 20%, aggregate of 76%, of the Company’s accounts receivable.

The Company’s revenues earned from sale of products and services for the year ended December 31, 2014 included 10% of the Company’s total revenues from one customer. For the year ended December 31, 2013, Company’s revenues earned from sale of products and services included 20% of the Company’s total revenues from one customer.

Reliance on Key Personnel and Consultants

The Company has three full-time employees and no part-time employees. The Company is heavily dependent on the continued active participation of its two current executive officers, one employee and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $66,420 and $626,983 for the years ended December 31, 2014 and 2013, respectively.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2014 and 2013, the Company did not have any derivative instruments that were designated as hedges.

At December 31, 2014, the Company had outstanding convertible notes that contained embedded derivatives. These embedded derivatives include certain conversion features and reset provisions. (See Note 10)

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform with the current year’s presentation. These reclassifications had no effect on reported income or losses.

Recent Accounting Pronouncements

In August, 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entities Ability to Continue as a Going Concern. The standard is intended to define management’s responsibility to decide whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The standard requires management to decide whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The standard provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations in the footnotes. The standard becomes effective in the annual period ending after December 15, 2016, with early application permitted. The adoption of this pronouncement is not expected to have a material impact on the consolidated financial statements.  Management’s evaluations regarding the events and conditions that raise substantial doubt regarding the Company’s ability to continue as a going concern have been disclosed in Note 2.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 — GOING CONCERN MATTERS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during year ended December 31, 2014, the Company incurred net losses of $2,253,511 and used $1,108,647 in cash for operating activities. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

The Company’s ability to obtain additional debt financing and/or alternative arrangements, with the Guarantors or otherwise, may be limited by the amount of, terms and restrictions of our then current debt. Accordingly, until such time, we will generally be restricted from, among other things, incurring additional indebtedness or liens, with limited exceptions. Additional debt financing, if available, may involve restrictive covenants that limit or further limit our operating and financial flexibility and prohibit us from making distributions to shareholders.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE 3 — INVESTMENTS

Investment is comprised of a 33% ownership of U.S. Stem Cell Clinic, LLC, accounted for using the equity method of accounting. The initial investment in 2014 of cash and expenses paid on U.S. Stem Cell Clinic, LLC’s behalf was in aggregate of $49,714. The Company’s 33% loss incurred by U.S. Stem Cell Clinic, LLC of $9,117 was recorded as other income/expense in the Company’s Statement of Operations for the year ended December 31, 2014 and reduced the carrying value of the investment to $40,597.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2014 and 2013 is summarized as follows:

	2014	2013
Laboratory and medical equipment	$352,358	$352,358
Furniture, fixtures and equipment	125,634	125,634
Computer equipment	47,647	39,525
Leasehold improvements	362,046	362,046
	887,685	879,563
Less accumulated depreciation and amortization	(874,999)	(870,508)
	$12,686	$9,055

Property and equipment are recorded on the basis of cost. For financial statement purposes, property, plant and equipment are depreciated using the straight-line method over their estimated useful lives.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment in accordance with the guidance for impairment of long lived assets.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2014 and 2013:

	2014	2013
License and royalty fees	$—	$2,122,130
Amounts payable to the Guarantors of the Company’s loan agreement with Bank of America and Seaside Bank, including fees and interest	1,533,217	1,373,775
Interest payable on notes payable	685,575	714,180
Vendor accruals and other	120,836	120,692
Employee commissions, compensation, etc.	33,987	149,558
	$2,373,615	$4,480,335

During the year ended December 31, 2013, 1,000,000 shares of common stock at a common market price of $0.0195 were issued to one debt holder in exchange for $500,000 in principal and $598,125 of accrued interest relating to a previously issued note. As a result of the settlement, the Company recognized a gain of $1,078,625 during the year ended December 31, 2013.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

In June 2000, the Company had entered into an agreement with William Beaumont Hospital, or WBH, pursuant to which WBH granted the Company a worldwide, exclusive, non-sublicenseable license to two U.S. method patents covering the inducement of human adult myocardial cell proliferation in vitro, or the WBH IP. The term of the agreement was for the life of the patents, which expire in 2015. The Company did not use this license in any of their technologies or made any payments to WBH other than the initial payment to acquire the license. On April 2, 2014, the Company received confirmation from WBH that it has no obligation under the patent license agreement and WBH agreed to terminate the patent license agreement pursuant to a termination letter dated March 3, 2014. Accordingly, the Company recognized approximately $2,122,130 in settlement of debt which represents the accumulative accrual and related interest from past years under the 2000 patent license agreement.

During the year ended December 31, 2014, the Company issued an aggregate of 48,584,542 shares of its common stock in settlement of outstanding accounts payable and accrued expenses. In connection with the issuance, the Company incurred $120,656 net gain in settlement of debt.

NOTE 6 – STANDBY EQUITY DISTRIBUTION AGREEMENT

Greystone Capital Partners

On November 2, 2011, the Company and Greystone Capital Partners (“Greystone”) entered into a Standby Equity Distribution Agreement (the “Agreement”).  Pursuant to the Agreement, Greystone has agreed to provide the Company with up to $1,000,000 of funding for the 24-month period following the date February 10, 2012, the registration statement of the Company’s common stock was declared effective by the SEC (the “Equity Line”).

During this 24-month period, commencing on the date on which the SEC first declared the registration statement effective, the Company may request a draw down under the Equity Line by which the Company would sell shares of its common stock to Greystone, which is obligated to purchase the shares under the Agreement.

For each share of the Company common stock purchased under the Agreement, Greystone will pay eighty percent (80%) of the average of the lowest daily volume weighted average price for five consecutive trading days immediately preceding Advance Notice (the “Valuation Period”) commencing the date an Advance Notice (the “Advance Notice”) is delivered to Greystone in a manner provided by the Agreement. Subject to certain limitations and floor price reductions, the Company may, at its sole discretion, issue a Put Notice to Greystone and Greystone will then be irrevocably bound to acquire such shares. The registration statement of the Company’s common stock pursuant to the Agreement was declared effective on February 10, 2012 and a Post-Effective Amendment was declared effective on May 7, 2013. On December 1, 2012, the parties to the Equity Line agreed that the Purchase Price be adjusted to seventy-five percent (75%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Equity Line) immediately subsequent to the date of the relevant Advance Notice.

During the year ended December 31, 2013, the Company issued an aggregate of 31,052,141 shares of its common stock in exchange for $346,914 draw down on the equity line.

The Agreement automatically terminated on the first of April, 2014 (the first day of the month next following the second (2nd) anniversary of the Effective Date).

NOTE 7 – STOCK PURCHASE AGREEMENT

On October 23, 2014, the Company, entered into a common stock purchase agreement (the “Purchase Agreement”) with Magna Equities II, LLC, a New York limited liability company (the “Investor”).  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $3,000,000 (the “Total Commitment”) worth of the Company’s common stock, $0.001 par value (the “Shares”), over the 24-month term of the Purchase Agreement.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the Securities and Exchange Commission (the “Commission”), the Company may provide the Investor with a draw down notice to purchase a specified dollar amount of Shares, with each draw down subject to certain limitations. The Company may not deliver any Draw Down Notice to the Investor if the Initial Purchase Price with respect to the Shares subject to such Draw Down Notice is less than $0.0025 as of the date the applicable Draw Down Notice is received by the Investor (the “Draw Down Exercise Date”).

The applicable Initial Purchase Price. The “Initial Purchase Price” is defined as a price equal to 93% of the lowest of (i) the arithmetic average of the three lowest daily volume weighted average prices for the Company’s common stock (the “VWAP”) during the 10 consecutive trading days ending on the trading day immediately preceding the applicable Draw Down Exercise Date, (ii) the arithmetic average of the three lowest closing sale prices for the Company’s common stock during the 10 consecutive trading days ending on the trading day immediately preceding the applicable Draw Down Exercise Date and (iii) the closing sale price for the Company’s common stock on the trading day immediately preceding the applicable Draw Down Exercise Date.

The Company paid to the Investor as a commitment fee for entering into the Purchase Agreement equal an aggregate of to 12,000,000 shares of the Company’s common stock.

NOTE 8 — NOTES PAYABLE

Notes payable were comprised of the following as of December 31, 2014 and 2013:

	2014	2013
Seaside Bank note payable.	$980,000	$980,000
August 2008 Unsecured Promissory Note	—	500,000
Hunton & Williams notes payable	384,972	384,972
Asher notes payable	151,000	143,000
Daniel James Management note payable	75,000	—
Fourth Man, LLC note payable	75,000	35,000
Magna Group	205,000	—
Total notes payable	1,870,972	2,042,972
Less unamortized debt discount	(339,160)	(112,131)
Total notes payable net of unamortized debt discount	$1,531,812	$1,930,841

Seaside Bank

On October 25, 2010, the Company entered into a Loan Agreement with Seaside National Bank and Trust for a $980,000 loan at 4.25% per annum interest that was used to refinance the Company’s loan with Bank of America. The obligation is guaranteed by certain shareholders of the Company. The Company renewed the loan with Seaside National Bank and Trust during the first quarter of 2014 to extend the maturity date to December 23, 2015.

August 2008 Unsecured Promissory Note

On August 20, 2008, the Company borrowed $1.0 million from a third party pursuant to the terms of an unsecured Promissory Note and Agreement. Outstanding principal and interest on the loan, which accrues at the rate of 13.5% per annum, would be payable in one balloon payment upon the Company’s repayment of the BlueCrest Loan, which was scheduled to mature in May 2010, however the Company was not obligated to make payments until BlueCrest Loan is paid off.

In the event the Company completes a private placement of its common stock and/or securities exercisable for or convertible into its common stock which generates at least $19.0 million of gross proceeds, the Company may prepay, without penalty, all outstanding principal and interest due under the loan using the same type of securities issued in the subject private placement. Because repayment of the loan could occur within 12 months from the date of the balance sheet, the Company has classified this loan as short term.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Subject to certain conditions, at the end of each calendar quarter during the time the loan is outstanding, the Company may, but is not required to, pay all or any portion of the interest accrued but unpaid as of such date with shares of its common stock. In April 2009, as consideration for the authorization to amend certain documents related to the Note, the Company issued to the Note holder a warrant to purchase 451,053 shares of common stock at an exercise price of $0.5321 per share. The warrant, which became exercisable immediately upon issuance, has a ten year term. This warrant had a fair value of $195,694, which was accounted for as additional paid in capital and reflected as a component of debt discount and has been fully amortized as interest expense ratably over the term of the loan.

In 2013, 1,000,000 shares of common stock were issued to the debt holder, in exchange for $500,000 in principal and $598,125 of accrued interest relating to a previously issued note resulting in a gain of $1,078,625. A gain of $1,078,625 was included in the net gain on settlement of debt and trade payables on the statement of operations for the year ended December 31, 2013.

On June 16, 2014, 14,539,191 shares of common stock were issued to the debt holder, in exchange for the remaining $500,000 principal and $81,568 of accrued interest resulting in a gain of $255,890. A gain of $255,890 was included in the net gain on settlement of debt and trade payable on the statement of operations for the year ended December 31, 2014.

Hunton & Williams Notes

At December 31, 2014 and 2013, the Company has two outstanding notes payable with interest at 8% per annum due at maturity. The two notes, $61,150 and $323,822, are payable in one balloon payment upon the date the Noteholder provides written demand, however the Company is not obligated to make payments until the Northstar (or successor) Loan is paid off.

Asher Notes

2013 Notes

During the year ended December 31, 2013, the Company entered into a Securities Purchase Agreements with Asher Enterprises, Inc. (“Asher”), for the sale of 8% convertible notes in aggregate principal amount of $255,500 (the “Asher Notes”).

The Asher Notes bear interest at the rate of 8% per annum. As of the December 31, 2013 all interest and principal must be repaid nine months from the issuance date, the last note due August 7, 2014. The Notes are convertible into common stock, at Asher’s option, at a 42% to 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Asher Notes. These embedded derivatives included certain conversion features and reset provision.

The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date. At the inception of the Asher Notes, the Company determined the aggregate fair value of $335,089 of the embedded derivatives.

The fair value of the embedded derivatives was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 154.80% to 164.29%, (3) weighted average risk-free interest rate of 0.09% to 0.17%, (4) expected lives of 0.67 to .77 years, and (5) estimated fair value of the Company’s common stock from $0.01 to $0.0373 per share. The initial fair value of the embedded debt derivative of $335,089 was allocated as a debt discount up to the proceeds of the note ($255,500) with the remainder ($79,589) charged to current period operations as interest expense. For the years ended December 31, 2014 and 2013, the Company amortized $92,794 and $162,706 of debt discount to current period operations as interest expense, respectively. As of December 31, 2014 the gross balance of the 2013 Asher Notes was $-0-.

2014 Notes

During the year ended December 31, 2014, the Company entered into a Securities Purchase Agreements with Asher Enterprises, Inc. (“Asher”) or affiliates, for the sale of 8% convertible notes in aggregate principal amount of $334,000 (the “Asher Notes”).

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

The Asher Notes bear interest at the rate of 8% per annum. As of December 31, 2014, all interest and principal must be repaid nine months from the issuance date, with the last note being due August 12, 2015. The Notes are convertible into common stock, at Asher’s option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Asher Notes.

These embedded derivatives included certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date, which at December 31, 2014 was $149,770. At the inception of the Asher Notes, the Company determined the aggregate fair value of $566,294 of the embedded derivatives.

For the year ended December 31, 2014, the Company amortized $248,153 of debt discount to current period operations as interest expense.

The remaining principle balance as of December 31, 2014 was $151,000.

Fourth Man, LLC

2013 Notes

On October 11, 2013, the Company entered into a Securities Purchase Agreement with Fourth Man, LLC. (“Fourth Man”), for the sale of an 8% convertible note in the principal amount of $35,000 (the “Note”).

The Note bears interest at the rate of 8% per annum. All interest and principal must be repaid on April 10, 2014. The Note is convertible into common stock, at Fourth Man’s option, at a 47% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Fourth Man Note. These embedded derivatives included certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Fourth Man Note and to fair value as of each subsequent reporting date. At the inception of the Fourth Man Note, the Company determined the aggregate fair value of $52,894 of the embedded derivatives.

The fair value of the embedded derivatives was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 164.29%, (3) weighted average risk-free interest rate of 0.07%, (4) expected life of 0.50 year, and (5) estimated fair value of the Company’s common stock of $0.0121 per share. The initial fair value of the embedded debt derivative of $52,894 was allocated as a debt discount up to the proceeds of the note ($35,000) with the remainder ($17,894) charged to current period operations as interest expense. For the years ended December 31, 2014 and 2013, the Company amortized $19,337 and $15,663 of debt discount to current period operations as interest expense, respectively.

2014 Notes

During the year ended December 31, 2014, the Company entered into Securities Purchase Agreements with Fourth Man, LLC. (“Fourth Man”), for the sale of an 8% to 9.5% convertible notes in the aggregate principal amount of $100,000 (the “Note”).

The Notes bears interest at the rate of 8% to 9.5% per annum. As of the year ended December 31, 2014, all interest and principal must be repaid one year from the issuance date, with the last note being due August 28, 2015. The Notes are convertible into common stock, at Fourth Man’s option, at a 47% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Fourth Man Notes. These embedded derivatives included certain conversion features and reset provision.

The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Fourth Man Notes and to fair value as of each subsequent reporting date which at December 31, 2014 was $93,505. At the inception of the Fourth Man Notes, the Company determined the aggregate fair value of $168,501 of the embedded derivatives.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

For the year ended December 31, 2014, the Company amortized $50,549 of debt discount to current period operations as interest expense.

The remaining principle balance as of December 31, 2014 was $75,000.

Daniel James Management

2014 Notes

During the year ended December 31, 2014, the Company entered into Securities Purchase Agreements with Daniel James Management (“Daniel”) for the sale of 8% to 9.5% convertible notes in aggregate principal amount of $135,000 (the “Daniel Notes”).

The Daniel Notes bear interest at the rate of 8% to 9.5% per annum. As of the year ended December 31, 2014, all interest and principal must be repaid one year from the issuance date, with the last note being due November 30, 2015. The Daniel Notes are convertible into common stock, at holder’s option, at a 47% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Daniel Note. These embedded derivatives included certain conversion features and reset provision.

The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Daniel Notes and to fair value as of each subsequent reporting date which at December 31, 2014 was $95,866. At the inception of the Daniel Notes, the Company determined the aggregate fair value of $236,211 of the embedded derivatives.

For the year ended December 31, 2014, the Company amortized $76,758 of debt discount to current period operations as interest expense.

The remaining principle balance as of December 31, 2014 was $75,000.

Magna Capital Group

2014 Notes

During the year ended December 31, 2014, the Company entered into a Securities Purchase Agreement with Magna Capital Group (“Magna”) for the sale of a convertible note in aggregate principal amount of $307,500 (the “Magna Note”) and an original interest discount (“OID”) of $102,500. $40,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) will be automatically extinguished upon the filing of the registration statement, following the closing of the Securities Purchase Agreement.  In addition, $62,500 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) will be automatically extinguished if (i) the registration statement is declared effective by the SEC on or prior to the earlier of (A) the 120th calendar day after October 7, 2014 and (B) the fifth business day after the date we are notified by the Securities and Exchange Commission, or the Commission, that the registration statement will not be reviewed or will not be subject to further review, and this prospectus is available for use by Magna for the resale by Magna of all of the shares of our common stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default under the Convertible Note or an event that with the passage of time or giving of notice would constitute an event of default under the Convertible Note has occurred on or prior to such date. On November 21, 2014, the Company filed its registration statement and on December 22, 2014, was declared effective. As such, the principle amount of the note was reduced by an aggregate of $102,500.

The Convertible Note matures on August 7, 2015 and, in addition to the approximately 33.33% original issue discount, accrues interest at the rate of 12% per year. The Convertible Note is convertible at any time, in whole or in part, at Magna’s option into shares of Company common stock at a fixed conversion price of $0.01035 per share, subject to adjustment pursuant to the “full ratchet” and standard anti-dilution provisions contained in the Convertible Note. This resulted in an embedded derivatives liability as a result of these anti-dilution provision. This conversion price represents a discount of approximately 45% from the lowest trading price the Company common stock during the five trading days prior to October 7, 2014, the date the Company issued the Convertible Note to Magna.

The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivative as of the inception date of Magna Note and to fair value as of each subsequent reporting date which at December 31, 2014 was $252,211.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

At the inception of the Magna Note, the Company determined the aggregate fair value of $472,702 of the embedded derivative. At the dates of debt reductions, as described above, the Company reclassified the fair value of the related derivative liability of $128,624 to additional paid in capital.

For the year ended December 31, 2014, the Company amortized $57,319 of debt discount to current period operations as interest expense.

The remaining principle balance as of December 31, 2014 was $205,000.

For 2013, the fair value of the embedded derivatives was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 154.80% to 164.29%, (3) weighted average risk-free interest rate of 0.07% to 0.17%, (4) expected lives of 0.50 to .77 years, and (5) estimated fair value of the Company’s common stock from $0.01 to $0.0373 per share. The initial fair value of the embedded debt derivative of $387,983 was allocated as a debt discount up to the proceeds of the note ($290,500) with the remainder ($97,483) charged to current period operations as interest expense.

For 2014, the fair value of the embedded derivatives were determined using the Binomial Option Pricing Model based on the following assumptions at December 31, 2014: (1) dividend yield of 0%, (2) expected volatility of 146.33% to 171.91%, (3) weighted average risk-free interest rate of 0.10% to 0.25%, (4) expected lives of 0.76 to 1.00 years, and (5) estimated fair value of the Company’s common stock from $0.0105 to $0.0486 per share. The initial fair value of the embedded debt derivative of $1,443,708 was allocated as a debt discount up to the proceeds of the notes ($768,000) with the remainder ($675,708) charged to current period operations as interest expense. For the years ended December 31, 2014 and 2013, the Company amortized an aggregate of $575,629 and $368,682 of debt discounts to current period operations as interest expense, respectively.

NOTE 9 — RELATED PARTY TRANSACTIONS

Advances

As of December 31, 2014 and 2013, the Company officers and directors have provided advances in the aggregate of $148,759 and $416,198 respectively, for working capital purposes. The advances are unsecured, due on demand and non-interest bearing.

On August 1, 2013, advances in aggregate of $22,750 were converted into a demand promissory note with 5% interest per annum.  On September 30, 2013, the Company issued 1,995,614 shares of common stock in settlement of the $22,750 promissory note.

On September 30, 2013, the Company issued 8,771,929 shares of its common stock as payment of $100,000 towards cash advances.

During the year ended December 31, 2014, the Company issued an aggregate of 10,232,286 shares of common stock in settlement of $298,759 of related party advances and outstanding accounts payable.

Notes payable-related party

Northstar Biotechnology Group, LLC

On February 29, 2012, a note issued to BlueCrest Master Fund Limited was assigned to Northstar Biotechnology Group, LLC (“Northstar”), owned partly by certain directors and existing shareholders of the Company, including Dr. William P. Murphy Jr., Dr. Samuel Ahn and Charles Hart. At the date of the assignment, the principal amount of the BlueCrest note was $544,267.

On March 30, 2012, the Company and Northstar agreed to extend until May 1, 2012 the initial payment date for any and all required monthly under the Note, such that the first of the four monthly payments required under the Note will be due and payable on May, 2012 and all subsequent payments will be due on a monthly basis thereafter commencing on June 1, 2012, and to waive any and all defaults and/or events of default under the Note with respect to such payments. The Company did not make the required payment, and as a result, was in default of the revised agreement The Company renegotiated the terms of the Note and Northstar agreed to suspend the requirement of principal payments by the Company and allow payment of interest-only in common stock.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

On September 21, 2012, the Company issued 5,000,000 common stock purchase warrants to Northstar that was treated as additional interest expense upon issuance.

On October 1, 2012, the Company and Northstar entered into a limited waiver and forbearance agreement providing a recapitalized new note balance comprised of all sums due Northstar with a maturity date extended perpetually. The Company agreed to issue 5,000,000 shares of Series A Convertible Preferred Stock and 10,000,000 of common stock in exchange for $210,000 as payment towards outstanding debt, default interest, penalties, professional fees outstanding and due Northstar. In addition, the Company executed a security agreement granting Northstar a lien on all patents, patent applications, trademarks, service marks, copyrights and intellectual property rights of any nature, as well as the results of all clinical trials, know-how for preparing Myoblasts, old and new clinical data, existing approved trials, all right and title to Myoblasts, clinical trial protocols and other property rights.

In addition, the Company granted Northstar a perpetual license on products as described for resale, relicensing and commercialization outside the United States. In connection with the granted license, Northstar shall pay the Company a royalty of up to 8% on revenues generated.

Effective October 1, 2012, the effective interest rate was 12.85% per annum.  The parties agreed, as of February 28, 2013, to reduce the interest rate to 7% per annum.

In connection with the consideration paid, Northstar waived, from the effective date through the earlier of termination or expiration of the agreement, satisfaction of the obligations as described in the forbearance agreement.

In 2012, 5,000,000 shares of Series A Convertible Preferred Stock were approved to be issued, which was subsequently increased to 20,000,000 shares of preferred stock as Series A Convertible Preferred Stock. In addition, the Company is obligated to issue additional preferred stock equal in lieu of payment of cash of accrued and unpaid interest on each six month anniversary of the effective date (October 1, 2012). In lieu of the initial two payments in preferred stock, the parties have determined to modify the voting rights of the Series A Convertible Preferred Stock from 20 votes per share on matters to be voted on by the common stock holders to 25 votes per share on matters to be voted on by the common stock holders and all prior and subsequent payments of interest will be in common stock. The Company is required to issue additional shares of its common stock (as amended), in lieu of cash, each six month anniversary of the effective date for any accrued and unpaid interest.

As described above, during the year ended December 31, 2013, the Company issued the 5,000,000 shares of Series A Convertible Preferred Stock and the 10,000,000 of common stock described above in exchange for the $210,000 as payment towards outstanding principle of the debt. In addition, the Company issued 15,000,000 shares of Series A Convertible Preferred Stock as a penalty in settlement of the terms of the forbearance agreement. The fair value of the Preferred Stock of $274,050 was included in interest expense for the year ended December 31, 2013.

On September 30, 2013, the Company issued 8,771,929 shares of its common stock as payment of $100,000 towards cash advances.

On December 24, 2013, the Company issued 3,915,662 shares of its common stock as payment of accrued interest through June 30, 2013 of $85,447.

On April 2, 2014, the Company issued 274,681 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,635 due April 1, 2014 per the forbearance agreement.

On September 17, 2014, limited waiver and forbearance agreement entered into on October 1, 2012 to provide that the perpetual license on products as described for resale, relicensing and commercialization outside the United States was amended as such to condition upon NorthStar providing certain financing, which financing the Company, in its sole discretion, could decline and retain the license.

On October 3, 2014, the Company issued 514,886 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,705 due October 1, 2014 per the forbearance agreement.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

As of December 31, 2014 and 2013, the principle of this note was $362,000.

Officer and Director Notes

	2014	2013
Notes payable, Dr. Murphy	$465,240	$763,626
Note payable, Dr. Ahn	-	125,000
Note payable, Mr. Tomas	331,354	518,133
Note payable, Mr. Tomas	375,000	375,000
Note payable, Mr. Tomas	500,000	-
Note payable, Ms. Comella	-	97,718
Note payable, Ms. Comella	299,465	-
Total	$1,971,059	$1,879,477

Notes payable, Dr. Murphy

At December 31, 2014 and 2013, the Company has outstanding notes payable to Dr. Murphy with interest at 8% per annum due at maturity in aggregate $465,240 and $763,626, respectively. Of the outstanding balance, certain subordinated notes $100,000 and $140,000 were previously due on November 30, 2012 and June 4, 2011 respectively, and are unsecured. The Company is not obligated to make payment until Northstar loan is paid off.

On June 20, 2014, the Company issued 10,333,475 shares of its common stock in settlement of $298,386 of related party note payable, $2,000 advances and accrued interest of $112,954.

Note payable, Dr. Ahn

At December 31, 2013, the Company has outstanding note payable for $125,000 to Dr. Ahn with interest at 8% per annum due at maturity.

On June 20, 2014, the Company issued 4,045,796 shares of its common stock in settlement of $125,000 of related party note payable and accrued interest of $36,832.

Notes payable, Mr. Tomas

In 2013, the Company issued a promissory note payable for previous advances and accrued compensation. The promissory note bear interest of 5% per annum and due on demand. During the year ended December 31, 2014, the Company paid off $186,779 of the outstanding promissory note. The principle outstanding balance of these notes as of December 31, 2014 is $331,354.

On August 1, 2013, the Company issued a $375,000 promissory notes due on demand in settlement of accrued compensation. The promissory note bear interest of 5% per annum and due on demand. The principle outstanding balance of these notes as of December 31, 2014 is $375,000.

On July 1, 2014, the Company issued a $500,000 promissory note in settlement of accrued compensation. The promissory notes bear interest of 5% per annum and due on January 1, 2015. The principle outstanding balance of these notes as of December 31, 2014 is $375,000.

Notes payable, Ms. Comella

On August 1, 2013, the Company issued a $125,000 promissory notes due on demand in settlement of accrued compensation. The promissory note bear interest of 5% per annum and due on demand. During the year ended December 31, 2014 and 2013, the Company paid off $97,718 and $27,282 of the outstanding promissory note. The principle outstanding balance of these notes as of December 31, 2014 is $-0-.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

On July 1, 2014, the Company issued a $300,000 promissory note in settlement of accrued compensation. The promissory notes bear interest of 5% per annum and due on January 1, 2015. During the year ended December 31, 2014, the Company paid off $535 of the outstanding promissory note. The principle outstanding balance of these notes as of December 31, 2014 is $299,465.

Subordinated debt, related party

As of December 31, 2014 and 2013, the Company officers and directors have provided notes in aggregate of $1,500,000. The notes range from 4.75% to 8% per annum and are due upon payoff of the Northstar note payable described above.

NOTE 10 — DERIVATIVE LIABILITIES

Excessive committed shares

On December 31, 2012, in connection with the previously issued stock options and warrants, the Company had the possibility of exceeding their common shares authorized when considering the number of possible shares that may be issuable to satisfy settlement provisions of these agreements after consideration of all existing instruments that could be settled in shares. The accounting treatment of derivative financial instruments required that the Company reclassify the derivative from equity to a liability at their fair values as of the date possible issuable shares exceeded the authorized level and at fair value as of each subsequent balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

On February 4, 2013, in conjunction with the increase in authorized number of shares to 970,000,000, the Company determined it had adequate authorized shares to settle all of these agreements. As such, the Company adjusted the derivative liability to fair value on February 4, 2013 and reclassified the derivative liability to equity. The fair value of the derivative liability of $474,954 (a non-cash item) as of February 4, 2013 was determined using the Binomial Option Pricing model with the following assumptions: dividend yield: 0%; volatility: 156.52%; risk free rate: 0.38%; and expected life: 3.5 years. The Company recorded a loss on change in derivative liabilities of $84,907 during the year ended December 31, 2013.

Reset warrants

On October 1, 2012, in connection with the forbearance agreement with Northstar as discussed in Note 8 above, the Company issued an aggregate of 15,000,000 common stock purchase warrants to purchase the Company’s common stock with an exercise price of $0.014 per share for ten years with anti-dilutive (reset) provisions.

The Company has identified embedded derivatives related to the issued warrants. These embedded derivatives included certain and anti-dilutive (reset) provisions. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date and to fair value as of each subsequent reporting date.

At December 31, 2014, the fair value of the reset provision related to the embedded derivative liability of $149,920 was determined using the Binomial Option Pricing model with the following assumptions: dividend yield: 0%; volatility: 146.33%; risk free rate: 1.97%; and expected life: 7.75 years. The Company recorded a loss on change in derivative liabilities of $3,064 during the year ended December 31, 2014.

Convertible notes

During the year ended December 31, 2014 and 2013, the Company issued convertible notes (see Note 7 above).

These notes are convertible into common stock, at holders’ option, at a discount to the market price of the Company’s common stock. The Company has identified the embedded derivatives related to these notes relating to certain anti-dilutive (reset) provisions. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of these notes and to fair value as of each subsequent reporting date.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

The fair value of the embedded derivatives at December 31, 2014, in the amount of $591,351, was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 146.33%, (3) weighted average risk-free interest rate of 0.04 to 0.25%, (4) expected lives of 0.24 to 0.92 years, and (5) estimated fair value of the Company’s common stock of $0.01 per share. The Company recorded a gain on change in derivative liabilities of $429,018 during the year ended December 31, 2014.

Based upon ASC 840-15-25 (EITF Issue 00-19, paragraph 11) the Company has adopted a sequencing approach regarding the application of ASC 815-40 to its outstanding convertible notes. Pursuant to the sequencing approach, the Company evaluates its contracts based upon earliest issuance date.

NOTE 11 — STOCKHOLDERS’ EQUITY

Preferred stock

On August 17, 2012, the Board of Directors designated 5,000,000 shares of preferred stock as Series A Convertible Preferred Stock which was increased to 20,000,000 shares of preferred stock as Series A Convertible Preferred Stock (currently held by Northstar Biotechnology Group, LLC). Each share of preferred stock is convertible into equal number of common shares at the option of the holder; entitled to 20 votes on all matters presented to be voted by the holders of common stock; upon event of liquidation, entitled to amount equal to stated value plus any accrued and unpaid dividends or other fees before distribution to junior securities. In lieu of the initial two payments due to Northstar on April 1, 2013 and October 1, 2013, the parties have determined to modify the voting rights of the Series A Convertible Preferred Stock from 20 votes per share on matters to be voted on by the common stock holders to 25 votes per share on matters to be voted on by the common stock holders (see Note 8 above).

During the year ended December 31, 2013, the Company issued an aggregate of 20,000,000 shares of Series A Convertible Preferred Stock for principle payment and settlement of forbearance (see note 9 above).

Common stock

Effective May 19, 2014, the Company amended its articles of incorporation to increase the authorized shares of capital stock of the Company from nine hundred and fifty million (950,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively, to two billion (2,000,000,000) shares of shares of common stock and twenty million (20,000,000) shares of preferred stock, both $.001 par value respectively.

During the year ended December 31, 2014, the Company issued 42,066,606 shares of common stock for proceeds of $479,625.

During the year ended December 31, 2014, the Company issued an aggregate of 48,584,542 shares of its common stock in settlement of outstanding accounts payable and accrued expenses. In connection with the issuance, the Company incurred $57,025 loss in settlement of debt.

During the year ended December 31, 2014, the Company issued an aggregate of 83,236,247 shares of its common stock for the conversion of $2,057,280 of notes payable and related accrued interest. In connection with the issuance, the Company incurred $255,890 gain in settlement of debt.

During the year ended December 31, 2014, the Company issued an aggregate of 3,839,832 shares of its common stock for services provided to the Company valued at $183,991.

During the year ended December 31, 2014, the Company issued an aggregate of 11,918,181 shares of its common stock in connection with the exercise of warrants.

During the year ended December 31, 2014 the Company issued Magna Group 12,000,000 shares of its common stock as a commitment fee for entering into the Purchase Agreement (See Note 7).

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

During the year ended December 31, 2013, the Company issued 50,029,227 shares of common stock for proceeds of $865,000.

During the year ended December 31, 2013, the Company issued 31,052,141 shares of common stock issued under its standby equity distribution agreement with Greystone Capital Partners.

During the year ended December 31, 2013, the Company issued an aggregate of 5,656,340 shares of its common stock for settlement of $82,339 of accounts payable. In connection with the settlement, the Company recorded a loss on settlement of debt of $74,877.

During the year ended December 31, 2013, the Company issued 2,500,000 shares of its common stock in connection with the issuance of a note payable.

During the year ended December 31, 2013, the Company issued 57,967,906 shares of its common stock in connection with the settlement and/or conversion of various notes payable.

During the year ended December 31, 2013, the Company issued 34,890,348 shares of its common stock in connection with the settlement of related party notes payable and advances.

During the year ended December 31, 2013, the Company issued 9,408,718 shares of its common stock in settlement of interest and penalty in connection with convertible debt.

During the year ended December 31, 2013, the Company issued 6,220,263 shares of its common stock services rendered valued at $85,151.

NOTE 12 — STOCK OPTIONS AND WARRANTS

Stock Options

In December 1999, the Board of Directors and shareholders adopted the 1999 Officers and Employees Stock Option Plan, or the Employee Plan, and the 1999 Directors and Consultants Stock Option Plan, or the Director Plan. The Employee Plan and the Director Plan are collectively referred to herein as the Plans. The Plans are administered by the Board of Directors and the Compensation Committee. The objectives of the Plans include attracting and retaining key personnel by encouraging stock ownership in the Company by such persons. In February 2010, the Directors & Consultants Plan was amended to extend the termination date of the Plan to December 1, 2011.

On April 1, 2013, the Board of Directors approved, subject to shareholder approval, the establishment of the U.S. Stem Cell 2013 Omnibus Equity Compensation Plan, or the “2013 Omnibus Plan”. The 2013 Omnibus Plan reserves up to fifty million shares of common stock for issuance. On August 4, 2014, the Board of Directors approved to set the reserve to one hundred million shares of common stock for issuance and to close the 1999 Officers and Employees Stock Option Plan.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

A summary of options at December 31, 2014 and activity during the nine months then ended is presented below:

	Shares	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term (in years)

Options outstanding at January 1, 2013	7,853,376		$0.67	8.2
Granted	17,400,000		$0.016	9.9
Exercised	—	$
Forfeited/Expired	(1,340,433)		$1.08
Options outstanding at December 31, 2013	23,912,943		$0.15	9.0
Granted	43,148,487		$0.023	10.0
Exercised	—
Forfeited/Expired	(136,221)		$5.2
Options outstanding at December 31, 2014	66,925,209		$0.056	8.9
Options exercisable at December 31, 2014	24,814,222		$0.12	8.7
Available for grant at December 31, 2014	96,500,000

The following information applies to options outstanding and exercisable at December 31, 2014:

	Options Outstanding			Options Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

$0.00 – $0.70	66,438,487	9.0	$0.03	24,327,500	$0.03
$0.71 – $1.28	149,930	3.8	$0.81	149,930	$0.81
$5.25 – $5.67	312,080	1.6	$5.53	312,080	$5.53
$7.69	24,712	1.6	$7.69	24,712	$7.69
	66,925,209	8.9	$0.056	24,814,222	$0.12

On August 5, 2013, the Company re-priced options previously issued from 2011 through 2012 for current employees and officers in aggregate of 4,890,000 options with previous exercise prices from $0.03 to $0.21 per share to $0.01694 per share, all other terms remaining unchanged.  The gross change in fair value, determined using the Black Scholes option pricing model, of $1,630 was charged to operations.

On August 1, 2013, the Company issued an aggregate 15,000,000 options to purchase the Company’s common stock at $0.01576 per share to employees, exercisable over 4 years.   The fair value of $245,749, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 153.27% and Risk free rate: 2.74%, of which $25,599 was charged to operations.

On September 1, 2013, the Company issued an aggregate 2,400,000 options to purchase the Company’s common stock at $0.01654 per share, respectively; to officers and employees, exercisable immediately. The fair value of $37,823, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 150.98% and Risk free rate: 2.78%, was charged to operations.

On February 24, 2014, the Company issued an aggregate 15,000,000 options to purchase the Company’s common stock at $0.019 per share to officers, vesting at 25% immediately and the remainder over approximately 42 months, exercisable over 10 years.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

The aggregate fair value of $282,597, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 163.63% and Risk free rate: 2.75%.

On February 24, 2014, the Company issued an aggregate 4,800,000 options to purchase the Company’s common stock at $0.019 per share to officers, vesting immediately and exercisable over 10 years. The aggregate fair value of $90,431, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 163.63% and Risk free rate: 2.75%.

On May 12, 2014, the Company issued an aggregate 4,848,487 options to purchase the Company’s common stock at $0.0272 per share to officers and employees, vesting over four years at anniversary and exercisable over 10 years. The aggregate fair value of $130,135, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 161.36% and Risk free rate: 2.66%.

On August 1, 2014, the Company issued an aggregate 15,000,000 options to purchase the Company’s common stock at $0.02694 per share to officers and employees, vesting at 25% immediately and 75% over three years at anniversary and exercisable over 10 years. The aggregate fair value of $391,798, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 168.62% and Risk free rate: 2.52%.

On November 3, 2014, the Company issued an aggregate 700,000 options to purchase the Company’s common stock at $0.01932 per share to officers and employees, vesting at 25% each year over four years at anniversary and exercisable over 10 years. The aggregate fair value of $12,739, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 152.87% and Risk free rate: 2.36%.

On November 3, 2014, the Company issued an aggregate 2,800,000 options to purchase the Company’s common stock at $0.01932 per share to board of directors, vesting immediately and exercisable over 10 years. The aggregate fair value of $54,957, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 152.87% and Risk free rate: 2.36%.

The fair value of all options vesting during the year ended December 31, 2014 and 2013 of $537,606 and $125,515, respectively, was charged to current period operations.

Warrants

A summary of common stock purchase warrants at December 31, 2014 and activity during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)

Outstanding at January 1, 2013	74,073,322	$0.37	4.5
Issued	50,350,536	$0.16	9.2
Exercised	—	$0.00
Forfeited	(6,345,002)	$0.38
Outstanding at December 31, 2013	118,078,856	$0.22	6.3
Issued	57,582,469	$0.02	8.2
Exercised	(11,918,181)	$0.01
Expired	(13,178,145)	$0.08
Outstanding at December 31, 2014	150,564,999	$0.17	6.6
Exercisable at December 31, 2014	131,822,688	$0.10	6.7

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

The following information applies to common stock purchase warrants outstanding and exercisable at December 31, 2014:

	Warrants Outstanding			Warrants Exercisable
	Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

$0.01 – $0.50	144,315,866	6.7	$0.02	127,118,005	$0.02
$0.52 – $0.68	2,699,675	4.3	$0.58	2,699,675	$0.58
$0.70 – $1.62	848,176	5.0	$0.71	848,176	$0.71
$5.67 – $7.69	2,701,282	7.9	$7.55	1,156,832	$7.35
	150,564,999	6.6	$0.17	131,822,688	$0.10

In conjunction with the authorized issuance of common stock, the Company granted approximately 50 million common stock purchase warrants during the year ended December 31, 2013.

In conjunction with the authorized issuance of common stock, the Company granted 41,582,469 common stock purchase warrants during the year ended December 31, 2014.

During the year ended December 31, 2014, the Company issued an aggregate of 8,000,000 warrants in connection with a revenue share venture agreement dated March 10, 2014. The warrants are exercisable at $0.0217 for four years vesting from June 8, 2014 through March 10, 2016 (term of agreement). During the year ended December 31, 2014, the Company charged $103,238 to current period operations.

During the year ended December 31, 2014, the Company issued an aggregate of 4,000,000 warrants in connection with use of certain intellectual property. The warrants are exercisable at $0.0481 for four years vesting from July 6, 2014 through April 6, 2017. During the year ended December 31, 2014, the Company charged $32,878 to current period operations for the vesting portion.

During the year ended December 31, 2014, the Company issued an aggregate of 4,000,000 warrants in connection with the termination of a revenue share agreement. The warrants are exercisable at $0.0157 for four years vesting May 27, 2015. During the year ended December 31, 2014, the Company charged $54,146 to current period operations.

On November 3, 2014, the Company extended an aggregate of 13,063,530 expiring warrants previously issued to the Company’s board of directors for additional three years. The aggregate change in fair value of $148,517, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 152.87% and Risk free rate: 0.96% was charged to current period operations.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Leases

The Company entered into several operating lease agreements for facilities and equipment. Terms of certain lease arrangements include renewal options, escalation clauses, payment of executory costs such as real estate taxes, insurance and common area maintenance. The landlord has filed a security interest against the assets of the Company.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

In July 2013, the Company amended its facility lease to extend the term of the lease until July 31, 2016. Approximate annual future minimum lease obligations under non-cancelable operating lease agreements as of December 31, 2014 are as follows:

Year ending December 31,
2015	$86,382
2016	43,830
Total	$130,212

Rent expense was $128,136 and $123,216 for the years ended December 31, 2014 and 2013, respectively.

Revenue Share Agreement

On March 10, 2014, the Company entered into a revenue sharing agreement (the Agreement) with Global Stem Cells, Group, LLC and its subsidiaries whereby both parties will participate in marketing for obtaining patients and provide physician training for stem cell treatments under the names of “Regenestem” and “Stem Cell Training”, respectively. In addition, each party will be responsible for selling equipment and kit to existing and previous customers. Profits are divided on a fifty/fifty basis with distribution within 10 days of the accounting for patients and physician training and 30 day with sales of equipment and kits. In November 2014, the Company terminated the joint venture.

In consideration of Global Stem Cell Group, LLC’s participation, the Company issued an aggregate of 8,000,000 warrants to purchase the Company’s common stock for four years at $0.0217 per share with 2,000,000 warrants vesting 90 days from the effective date, 2,000,000 vesting on each anniversary date for three years. At termination of the revenue share agreement, the Company issued an aggregate of 4,000,000 warrants to purchase the Company’s common stock. During the year ended December 31, 2014, the Company charged $54,146 to current period operations. Because of the termination of the agreement during 2014, all services were considered final and rendered and the fair value of all 12,000,000 warrants issued under this agreement were recognized during 2014.

William Beaumont Hospital

In June 2000, the Company entered into an agreement with William Beaumont Hospital, or WBH, pursuant to which WBH granted to the Company worldwide, exclusive, non-sublicenseable license to two U.S. method patents covering the inducement of human adult myocardial cell proliferation in vitro, or the WBH IP. The term of the agreement is for the life of the patents, which expire in 2015. The Company did not use this license in any of our technologies. The Company had not made any payments to WBH other than the initial payment to acquire the license. The Company has received confirmation from WBH that it has no obligation under the patent license agreement and WBH agreed to terminate the patent license agreement. (See Note 5)

Accordingly, the Company has recognized approximately $2,122,130 in settlement of debt which represents the accumulative accrual and related interest from past years under the 2000 patent license agreement.

Employment agreements

On July 28, 2014, the Company’s Board of Directors approved the 2014/2015 salary for Mike Tomas, Chief Executive Officer, at $525,000 per year, beginning July 1, 2014 with an incentive bonus ranging from $150,000 to $500,000. In addition, the Board of Directors will grant Mr. Tomas options to be determined on or before June 30, 2015. The Company’s Board of Directors approved a bonus of $500,000 and options to acquire 10,000,000 shares of the Company’s common stock for ten years with four year vesting and a cashless exercise provision at an exercise price equal to the five day average closing price of the Company’s common stock as of August 1, 2014. The cash bonus may be paid in the form a six month promissory note.

On July 28, 2014, the Company’s Board of Directors approved the 2014/2015 salary for Kristin Comella, Chief Scientific Officer, at $250,000 per year, beginning July 1, 2014 with an incentive bonus ranging from $100,000 to $300,000. In addition, the Board of Directors will grant Ms. Comella options to be determined on or before June 30, 2015. The Company’s Board of Directors approved a bonus of $300,000 and options to acquire 5,000,000 shares of the Company’s common stock for ten years with four year vesting and a cashless exercise provision at an exercise price equal to the five day average closing price of the Company’s common stock as of August 1, 2014. The cash bonus may be paid in the form a six month promissory note.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Consulting agreements

On November 20, 2013, the Company entered into an investment banking agreement with Cassel Salpeter & Co. (“CSC”), who will act as exclusive third party financial advisor in connection with investment banking matters. The term of the Investment Banking Agreement shall be for a period of twenty four months unless terminated or extended in accordance with its terms. For these services, CSC will receive a one-time $25,000 fee, $5,000 monthly fees and 5,207,630 ten year common stock purchase warrants, exercisable at $.0113 and applicable consideration in the event the closing of a Mezzanine Financing consisting of non-convertible subordinated debt and/or sale of equity securities. The Company will also reimburse CSC for its reasonable out-of-pocket expenses associated with the services provided pursuant to the Investment Banking Agreement. As of December 31, 2014 and 2013, the Company accrued $71,504 and $32,424 under the agreement, respectively.

Litigation

The Company is subject to other legal proceedings that arise in the ordinary course of business. In the opinion of management, as of December 31, 2014, the amount of ultimate liability with respect to such matters, if any, in excess of applicable insurance coverage, is not likely to have a material impact on the Company’s business, financial position, results of operations or liquidity. However, as the outcome of litigation and other claims is difficult to predict significant changes in the estimated exposures could exist.

NOTE 14 — INCOME TAXES

The Company follows Accounting Standards Codification subtopic 740, Income Taxes (“ASC 740”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	2014	2013
Income taxes using U.S. federal statutory rate	$(766,194)	$(1,068,708)
State income taxes, net of federal benefit	(90,051	(108,788)
Stock Option Expirations	66,043	78,864
Net Operating Loss adjustments	(144,824)	(20,008)
Nontaxable Gain on Derivative Instrument	933,477	(9,921)
Change in Valuation Allowance	1,549	1,127,875
Other		686
	$-	$—

At December 31, 2014, the significant components of the deferred tax assets (liabilities) are summarized below:

	2014	2013
Deferred tax assets:
Stock Based Compensation	$4,794,777	$4,465,854
Net Operating Losses	36,117,831	35,429,429
Other	41,469	125,317
Total deferred tax assets	40,954,077	40,020,600

Deferred tax liabilities:	-	—
Total deferred tax liabilities	-	—
Valuation allowance	$40,954,077	40,020,600
Net deferred tax assets		$—

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

As of December 31, 2014 and December 31, 2013, the Company had U.S. federal net operating loss carryforwards of approximately $95.8 million and $94.2 million, respectively, which expire at various dates from 2019 through 2034. These net operating loss carryforwards may be used to offset future taxable income and thereby reduce the Company’s U.S. federal income taxes. Section 382 of the Internal Revenue Code of 1986 (the “Code”) imposes an annual limit on the ability of a corporation that undergoes a greater than 50% ownership change to use its net operating loss carry forwards to reduce its tax liability. If in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by section 382 of the Code, the Company’s net operating loss carryforwards may be significantly limited as to the amount of use in a particular years. In addition, all or a portion of the Company’s net operating loss carryforwards may expire unutilized. As of December 31, 2014 and December 31, 2013, the Company had net operating loss carryforwards for state income tax purposes of approximately $95.8 million and $94.2 million, respectively, which expire at various dates from 2019 through 2034.

The Company has provided a full valuation allowance against its net deferred tax assets, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits of these assets will not be realized.

The Company complies with the provisions of FASB ASC 740-10 in accounting for its uncertain tax positions. ASC 740-10 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Management has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740-10.

The Company is subject to income tax in the U.S., and certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service, or any states in connection with income taxes. The Company’s tax years generally remain open to examination for all federal and state tax matters until its net operating loss carryforwards are utilized and the applicable statutes of limitation have expired. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations.

The Company recognizes interest and penalties related to unrecognized tax benefits, if incurred, as a component of income tax expense.

NOTE 15 — FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) on January 1, 2008. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.

As of December 31, 2014 or 2013, the Company did not have any items that would be classified as level 1 or 2 disclosures.

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed in notes 7 and 9. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed in Notes 8 and 10 are that of volatility and market price of the underlying common stock of the Company.

As of December 31, 2014 and 2013, the Company did not have any derivative instruments that were designated as hedges.

The derivative liability as of December 31, 2014, in the amount of $741,271 has a level 3 classification.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2014:

	Excess Share Derivative	Warrant Liability	Debt Derivative
Balance, December 31, 2012	$390,048	221,179	$—
Total (gains) losses
Initial fair value of debt derivative at note issuance		—	673,219
Initial fair value of derivative relating to reset warrants	—	—	—
Mark-to-market at December 31, 2013:	84.906	(74,324)	(39,761)
Transfers out of Level 3 upon increase in authorized shares	(474,954)	—	—
Transfers out of Level 3 upon conversion and settlement of notes			(376,502)
Balance, December 31, 2013	$—	$146,855	$256,956
Total (gains) losses
Initial fair value of debt derivative at note issuance	—	—	1,443,708
Mark-to-market at December 31, 2014:	—	3,065	(429,018)
Transfers out of Level 3 upon conversion or payoff of notes payable	—	—	(680,295)
Balance, December 31, 2014	$—	$149,920	$591,351
Net (Loss) Gain for the period included in earnings relating to the liabilities held at December 31, 2014	$—	$(3,065)	$429,018

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. The Company’s stock price increased approximately 5% from December 31, 2013 to December 31, 2014. As the stock price increases for each of the related derivative instruments, the value to the holder of the instrument generally increases, therefore increasing the liability on the Company’s balance sheet. Additionally, stock price volatility is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments. The simulated fair value of these liabilities is sensitive to changes in the Company’s expected volatility.

Decreases in expected volatility would generally result in a lower fair value measurement. A 10 percent change in pricing inputs and changes in volatilities and correlation factors would result in less than a $129,253 change in our Level 3 fair value.

U.S. STEM CELL, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE 15 — SUBSEQUENT EVENTS

Subsequent stock issuances

In January 2015, the Company issued 4,783,568 shares of its common stock in settlement for services, provided 14,299,567 shares of its common stock in settlement of $49,500 of outstanding convertible notes payable, and $2,981 accrued interest and 2,096,450 shares of its common stock for net proceeds of $16,118 from equity drawdown under the Magna Purchase Agreement.

In February 2015, the Company sold an aggregate of 1,443,656 shares of its common stock for net proceeds of $16,270. In connection with the stock sale, the Company issued an aggregate of 1,443,656 warrants to purchase the Company’s common stock for five years at $0.01127 per share. In addition, the Company issued 20,219,367 shares of its common stock in settlement of $132,500 of outstanding convertible notes payable and $2,520 accrued interest and 16,556,976 shares of its common stock for net proceeds of $135,645 from equity drawdown under the Magna Purchase Agreement.

In March 2015, the Company issued 6,185,432 shares of its common stock in settlement of $25,000 of outstanding convertible notes payable and $1,226 accrued interest. In addition, the Company issued 635,357 shares of its common stock as true up shares relating to the February 2015 equity drawdown under the Magna Purchase Agreement.

Options granted

On February 2, 2015, the Company granted an aggregate of 7,000,000 options to purchase the Company’s common stock to Board of Directors members at an exercise price of $0.01116 for ten years, vesting immediately.

Subsequent financing

On January 7, 2015, the Company entered into a Securities Purchase Agreement with KBM Worldwide, Inc. (“KBM”), for the sale of an 8% convertible note in the principal amount of $38,000 (the “Note”).

The Note bears interest at the rate of 8% per annum. All interest and principal must be repaid on October 9, 2015. The Note is convertible into common stock, at KBM’s option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 140% if prepaid during the period commencing on the closing date through 179 days thereafter. After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

On January 28, 2015, the Company entered into a Securities Purchase Agreement with Fourth Man, LLC., for the sale of an 9.5% convertible note in the principal amount of $25,000 (the “Note”).

The Note bears interest at the rate of 9.5% per annum. All interest and principal must be repaid on January 27, 2016. The Note is convertible into common stock, at Asher’s option, at a 47% discount to the lowest daily closing trading price of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the Note in full, the Company is required to pay off all principal at 150%, interest and any other amounts.

On February 19, 2015, the Company entered into a Securities Purchase Agreement with Vis Vires Group, Inc. (“VIS”), for the sale of an 8% convertible note in the principal amount of $38,000 (the “Note”).

The Note bears interest at the rate of 8% per annum. All interest and principal must be repaid on November 23, 2015. The Note is convertible into common stock, at VIS’s option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 140% if prepaid during the period commencing on the closing date through 179 days thereafter. After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

U.S. STEM CELL, INC.
FINANCIAL STATEMENTS
SEPTEMBER 30, 2015

Condensed Balance Sheets — September 30, 2015 (Unaudited) and December 31, 2014	F-33

Unaudited Condensed Statements of Operations (Unaudited) — Three and Nine Months Ended September 30, 2015 and 2014	F-34

Unaudited Condensed Statements of Stockholders Deficit (Unaudited) — Nine Months Ended September 30, 2015	F-35

Unaudited Condensed Statements of Cash Flows (Unaudited) — Nine Months Ended September 30, 2015 and 2014	F-36

Notes to Unaudited Condensed Financial Statements	F-37

The accompanying condensed interim financial unaudited statements have been prepared in accordance with the instructions to Form 10-Q. Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders’ equity in conformity with generally accepted accounting principles. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2014. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results that can be expected for the year ending December 31, 2015.

U.S. STEM CELL, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,658	$36,674
Accounts receivable, net	93,770	95,409
Prepaid and other	9,155	9,255
Total current assets	168,583	141,338

Property and equipment, net	9,633	12,686

Other assets
Investments	74,530	40,597
Deposits	10,160	10,160

Total assets	$262,906	$204,781

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,025,825	$1,991,979
Accrued expenses	656,141	2,373,615
Advances, related party	155,363	148,759
Deferred revenue	32,170	-
Deposits	478,286	478,286
Promissory note, short term portion, net of debt discount of $80,754 and $-0- respectively	69,246	1,500,000
Notes payable, related party	2,242,262	2,333,059
Notes payable, net of debt discount	1,635,500	1,531,812
Derivative liabilities	399,328	741,271
Total current liabilities	7,694,121	11,098,781

Long term debt:
Promissory note, long term portion, net of debt discount of $259,720	1,288,043	-
Total liabilities	8,982,164	11,098,781

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock, par value $0.001; 20,000,000 shares authorized, 20,000,000 issued and outstanding	20,000	20,000
Common stock, par value $0.001; 2,000,000,000 shares authorized, 977,806 and 581,433 shares issued and 939,954 and 581,433 outstanding as of September 30, 2015 and December 31, 2014, respectively	978	581
Additional paid in capital	112,134,904	109,519,913
Treasury stock, 37,852 shares	(157,664)	-
Accumulated deficit	(120,717,476)	(120,434,494)
Total stockholders' deficit	(8,719,258)	(10,894,000)

Total liabilities and stockholders' deficit	$262,906	$204,781

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue:
Products	$321,129	$281,752	$949,251	$869,012
Services	236,483	297,784	663,225	694,852
Total revenue	557,612	579,536	1,612,476	1,563,864

Cost and operating expenses:
Cost of sales	243,940	455,603	868,742	782,487
Research and development	12,764	8,581	39,696	33,916
Marketing, general and administrative	563,676	1,580,325	2,252,057	3,289,419
Depreciation and amortization	1,328	1,759	3,947	3,745
Total operating expenses	821,708	2,046,268	3,164,442	4,109,567

Net loss from operations	(264,096)	(1,466,732)	(1,551,966)	(2,545,703)

Other income (expenses):
Gain on settlement of debt	58,873	85,229	2,097,483	2,272,283
Gain on change of fair value of derivative liability	374,684	239,296	260,953	61,339
Income from equity investment	11,625	-	23,934	-
Other income	10,131	-	13,282	-
Interest expense	(312,576)	(331,026)	(1,126,668)	(1,035,118)
Total other income (expenses)	142,737	(6,501)	1,268,984	1,298,504

Net loss before income taxes	(121,359)	(1,473,233)	(282,982)	(1,247,199)

Income taxes (benefit)	-	-	-	-

NET LOSS	$(121,359)	$(1,473,233)	$(282,982)	$(1,247,199)

Net loss per common share, basic and diluted	$(0.15)	$(2.84)	$(0.38)	$(2.68)

Weighted average number of common shares outstanding, basic and diluted	835,113	519,135	736,269	464,608

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT
NINE MONTHS ENDED SEPTEMBER 30, 2015
(unaudited)

					Additional
	Preferred stock		Common stock		Paid in	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total
Balance, December 31, 2014	20,000,000	$20,000	581,433	$581	$109,519,913	$-	$(120,434,494)	$(10,894,000)
Common stock issued in settlement of accounts payable and accrued interest	-	-	22,182	22	165,390		-	165,412
Common stock issued in settlement of guarantor fees	-	-	24,353	24	170,077		-	170,101
Common stock issued in connection with settlement of other debt	-	-	247,524	248	1,295,340		-	1,295,588
Proceeds from issuance of common stock	-	-	95,664	96	582,712		-	582,808
Common stock issued in settlement of litigation	-	-	6,650	7	59,843		-	59,850
Purchase of 37,852 shares of Company's common stock at average cost of $4.17 per share	-	-	-	-	-	(157,664)	-	(157,664)
Stock based compensation	-	-	-	-	341,629	-	-	341,629
Net loss	-	-	-	-	-	-	(282,982)	(282,982)
Balance, September 30, 2015	20,000,000	$20,000	977,806	$978	$112,134,904	$(157,664)	$(120,717,476)	$(8,719,258)

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(282,982)	$(1,247,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,947	3,745
Bad debt expense	-	28,732
Discount on convertible debt	612,811	343,592
Change in fair value of derivative liability	(260,953)	(61,339)
Gain on settlement of debt	(2,097,483)	(2,272,283)
Common stock issued in settlement of litigation	59,850
Non cash payment of interest	227,396	385,501
Warrants issued in connection with joint venture agreement	-	136,837
Related party notes payable issued for services rendered	-	800,000
Income on equity investments	(23,934)	-
Stock based compensation	341,629	446,366
(Increase) decrease in:
Receivables	1,639	(162,682)
Prepaid and other current assets	100	(23,624)
Increase (decrease) in:
Accounts payable	324,026	628,684
Accrued expenses	272,322	246,486
Deferred revenue	32,170	-
Net cash used in operating activities	(789,462)	(747,184)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for investments	(10,000)	-
Purchase of treasury stock	(157,664)	-
Acquisitions of property and equipment	(894)	(8,121)
Net cash used by investing activities	(168,558)	(8,121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	582,808	428,251
Proceeds from related party advances	6,604	26,759
Proceeds from exercise of stock options and warrants	-	136,000
Proceeds from notes payable	541,410	388,000
Repayments of notes payable	(143,818)	(223,340)
Net cash provided in financing activities	987,004	755,670

Net increase in cash and cash equivalents	28,984	365

Cash and cash equivalents, beginning of period	36,674	46,227
Cash and cash equivalents, end of period	$65,658	$46,592

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$273,883	$161,532
Income taxes paid	$-	$-

Non cash financing activities:
Common stock issued in settlement of notes payable	$623,237	$938,075
Common stock issued in settlement of accounts payable	$165,412	$857,445
Common stock issued in settlement of guarantor fees	$170,101	$-
Promissory note issued in exchange for subordinated debt and accrued expenses	$1,697,762	$-
Common stock issued in settlement of related party notes and advances payable	$-	$862,880

See the accompanying notes to these financial statements

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying unaudited condensed financial statements follows:

General

The accompanying unaudited condensed financial statements of U.S. Stem Cell, Inc. (f.k.a. Bioheart, Inc.), (the “Company”), have been prepared in accordance with the rules and regulations (Regulation S-X) of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results from operations for the three and nine month periods ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ended December 31, 2015. The unaudited condensed financial statements should be read in conjunction with the December 31, 2014 financial statements and notes thereto included in the Company’s Annual Report on Form 10-K.

Basis and business presentation

U.S. Stem Cell, Inc. (f.k.a. Bioheart, Inc.) (the “Company”) was incorporated under the laws of the State of Florida in August, 1999. The Company is in the cardiovascular sector of the cell technology industry delivering cell therapies and biologics that help address congestive heart failure, lower limb ischemia, chronic heart ischemia, acute myocardial infarctions and other issues. The business includes the development of proprietary cell therapy products as well as revenue generating physician and patient based regenerative medicine/cell therapy training services, cell collection and cell storage services, the sale of cell collection and treatment kits for humans and animals, and the operation of a cell therapy clinic. To date, the Company has not generated significant sales revenues in that they remain less than their total operating expenses, has incurred expenses, and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a research and development business enterprise.

On October 12, 2015, the Company amended its Articles of Incorporation to change its name to U.S. Stem Cell, Inc. and to implement a reverse stock split in the ratio of 1 share for every 1,000 shares of common stock. This amendment was approved and filed of record by the Florida Secretary of State on October 12, 2015, effective on October 19, 2015.  FINRA has declared the Company’s 1-for-1,000 reverse stock split market effective as of November 4, 2015. In addition, the ticker symbol will be BHRTD for 20 business days from November 4th 2015 at which point it will change to USRM. These financial statements have been retroactively restated to reflect the reverse stock split (see note 10).

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

At the time of each transaction, management assesses whether the fee associated with the transaction is fixed or determinable and whether or not collection is reasonably assured. The assessment of whether the fee is fixed or determinable is based upon the payment terms of the transaction. Collectability is assessed based on a number of factors, including past transaction history with the client and the creditworthiness of the client.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

Revenues for test kits and equipment sold are not recorded until test kits are delivered. The Company has revenue sharing arrangements for the sale of goods whereby the Company is the primary obligor, sets pricing with the customers and bears all associated credit risks with the customers. Sales under revenue share arrangements are recorded as gross sales and any portion shared with third parties under such arrangements are classified as selling expense due to the nature of the marketing activities performed by the third party. Revenues from trainings are not recorded until the completion of the training. Any cash received as a deposit for trainings are recorded by the company as a liability.

Patent treatments and laboratory services revenue are recognized when those services have been completed or satisfied.

Revenues for bank sales are accounted for as Multiple-Element Arrangements under ASC 605-10 which incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.

At September 30, 2015 and December 31, 2014, the Company had deferred revenues of $32,170 and $-0-, respectively.

Accounts Receivable

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Allowance for Doubtful Accounts

Any changes to the allowance for doubtful accounts on accounts receivable are changed to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of September 30, 2015 and December 31, 2014, allowance for doubtful accounts was $-0-.

Investments

The Company has adopted Accounting Standards Codification subtopic 323-10, Investments-Equity Methods and Joint Ventures (“ASC 323-10) which requires the accounting for investments where the Company can exert significant influence, but not control of a joint venture or equity investment. The Company accounted for its 33 percent ownership of U.S. Stem Cell Clinic, LLC utilizing the equity method of accounting.

Net Loss per Common Share, basic and diluted

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding. Shares issuable upon conversion of convertible debt, stock options and warrants have been excluded as common stock equivalents in the diluted loss per share for the three and nine months ended September 30, 2015 and 2014 because their effect is anti-dilutive on the computation. Fully diluted shares outstanding were 1,206,554 and 659,543 for the three months ended September 30, 2015 and 2014, respectively and 1,107,710 and 605,016 for the nine months ended September 30, 2015 and 2014, respectively.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

Stock based compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash. As of September 30, 2015, there were outstanding stock options to purchase 73,804 shares of common stock, 44,468 shares of which were vested.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to a concentration of credit risk are cash and accounts receivable. Generally, the Company’s cash and cash equivalents in interest-bearing accounts does not exceed FDIC insurance limits. The financial stability of these institutions is periodically reviewed by senior management.

As of September 30, 2015, five customers represented 15%, 5%, 7%, 15% and 14% respectively for an aggregate of 56% of the Company’s accounts receivable. As of December 31, 2014, two customers represented 38% and 17%, for an aggregate of 55%, of the Company’s accounts receivable.

For the three months ended September 30, 2015, the Company’s revenues earned from the sale of products and services were $557,612, of which one customer represented 11% of the Company’s revenues. For the three months ended September 30, 2014, the Company’s revenues earned from the sale of products and services were $579,536, of which no customers represented 10% or more of the Company’s revenues.

For the nine months ended September 30, 2015, the Company’s revenues earned from the sale of products and services were $1,612,476, of which no customers represented 10% or more of the Company’s revenues. For the nine months ended September 30, 2014, the Company’s revenues earned from the sale of products and services were $1,563,864, of which one customer represented 11% of the Company’s revenues.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $12,764 and $39,696 for the three and nine months ended September 30, 2015, respectively; and $8,581 and $33,916 for the three and nine months ended September 30, 2014, respectively.

Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At September 30, 2015 and December 31, 2014, the Company did not have any derivative instruments that were designated as hedges.

At September 30, 2015 and December 31, 2014, the Company had outstanding convertible notes that contained embedded derivatives. These embedded derivatives include certain conversion features and reset provisions. (See Note 7 and Note 9)

Reliance on Key Personnel and Consultants

The Company has four full-time employees and one part-time employee. The Company is heavily dependent on the continued active participation of its two current executive officers, one employee and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform with the current year’s presentation. These reclassifications had no effect on reported income or losses.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 — GOING CONCERN MATTERS

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying unaudited condensed financial statements, during nine months ended September 30, 2015, the Company incurred an operating loss of $1,551,966 and used $789,462 in cash for operating activities. As of September 30, 2015, the Company had a working capital deficit (current liabilities in excess of current assets) of approximately $7.5 million. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

NOTE 3 — INVESTMENTS

Investment is comprised of a 33% ownership of U.S. Stem Cell Clinic, LLC, accounted for using the equity method of accounting. The investments in 2014 and 2015 of cash and expenses paid on U.S. Stem Cell Clinic, LLC’s behalf were an aggregate of $59,714. The Company’s 33% income earned by U.S. Stem Cell Clinic, LLC of $11,625 and $23,934 for the three and nine months ended September 30, 2015, respectively, (inception to date income of $14,816) was recorded as other income/expense in the Company’s Statement of Operations in the appropriate periods and increased the carrying value of the investment to $74,530.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2015 and December 31, 2014 summarized as follows:

	September 30, 2015	December 31, 2014
Laboratory and medical equipment	$353,252	$352,358
Furniture, fixtures and equipment	125,634	125,634
Computer equipment	47,647	47,647
Leasehold improvements	362,046	362,046
	888,579	887,685
Less accumulated depreciation and amortization	(878,946)	(874,999)
	$9,633	$12,686

Property and equipment are recorded on the basis of cost. For financial statement purposes, property, plant and equipment are depreciated using the straight-line method over their estimated useful lives.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment in accordance with the guidance for impairment of long lived assets.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consisted of the following as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
Amounts payable to the Guarantors of the Company’s loan agreement with Bank of America and Seaside Bank, including fees and interest	$40,205	$1,533,217
Interest payable on notes payable	451,937	685,575
Vendor accruals and other	141,582	120,836
Employee commissions, compensation, etc.	22,417	33,987
	$656,141	$2,373,615

During the nine months ended September 30, 2014, the Company issued an aggregate of 45,232 shares of its common stock in settlement of outstanding accounts payable and accrued expenses. In connection with the issuance, the Company incurred $105,737 loss in settlement of debt.

During the nine months ended September 30, 2015, the Company issued an aggregate of 20,819 shares of its common stock in settlement of outstanding accounts payable. In connection with the issuance, the Company incurred $86,763 gain in settlement of debt.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

During the nine months ended September 30, 2015, the Company incurred a gain of $50,638 in relief of accounts payable.

During the nine months ended September 30, 2015, the Company issued an aggregate of 24,353 shares of its common stock in settlement of accumulative outstanding accounts payable due to Guarantors of the Company of $961,124.  In connection with the issuance, the Company incurred a $791,024 gain in settlement of debt.

During the nine months ended September 30, 2015, the Company settled an outstanding subordinated debt, related accrued interest and accounts payable due to the guarantor by issuing a five year, non-interest bearing note payable.  (See Note 7).  In connection with the note issuance, the Company settled $624,737 of outstanding guarantor fees.

NOTE 6 – STOCK PURCHASE AGREEMENT

On October 23, 2014, the Company, entered into a common stock purchase agreement (the “Purchase Agreement”) with Magna Equities II, LLC, a New York limited liability company (the “Investor”).  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $3,000,000 (the “Total Commitment”) worth of the Company’s common stock, $0.001 par value (the “Shares”), over the 24-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial registration statement was declared effective by the Securities and Exchange Commission (the “Commission”), the Company may provide the Investor with a draw down notice to purchase a specified dollar amount of Shares, with each draw down subject to certain limitations. The Company may not deliver any Draw Down Notice to the Investor if the Initial Purchase Price with respect to the Shares subject to such Draw Down Notice is less than $2.50 as of the date the applicable Draw Down Notice is received by the Investor (the “Draw Down Exercise Date”).

The applicable Initial Purchase Price, the “Initial Purchase Price”, is defined as a price equal to 93% of the lowest of (i) the arithmetic average of the three lowest daily volume weighted average prices for the Company’s common stock (the “VWAP”) during the 10 consecutive trading days ending on the trading day immediately preceding the applicable Draw Down Exercise Date, (ii) the arithmetic average of the three lowest closing sale prices for the Company’s common stock during the 10 consecutive trading days ending on the trading day immediately preceding the applicable Draw Down Exercise Date and (iii) the closing sale price for the Company’s common stock on the trading day immediately preceding the applicable Draw Down Exercise Date.

In 2014, the Company paid to the Investor as a commitment fee for entering into the Purchase Agreement equal an aggregate of to 12,000 shares of the Company’s common stock.

During the nine months ended September 30, 2015, the Company issued an aggregate of 87,812 shares of its common stock in exchange for $521,538 under the Purchase Agreement. (See Note 10)

NOTE 7 — NOTES PAYABLE

Notes payable were comprised of the following as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
Seaside Bank note payable.	$980,000	$980,000
Hunton & Williams notes payable	384,972	384,972
Asher notes payable	66,000	151,000
Daniel James Management notes payable	75,000	75,000
Fourth Man, LLC notes payable	75,000	75,000
Magna Group note payable	64,595	205,000
Power Up Lending Group notes payable	169,965	-
Total notes payable	1,815,532	1,870,972
Less unamortized debt discount	(180,032)	(339,160)
Total notes payable net of unamortized debt discount	$1,635,500	$1,531,812

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

Seaside Bank

On October 25, 2010, the Company entered into a Loan Agreement with Seaside National Bank and Trust for a $980,000 loan at 4.25% per annum interest that was used to refinance the Company’s loan with Bank of America. The obligation is guaranteed by certain shareholders of the Company. The Company renewed the loan with Seaside National Bank and Trust during the first quarter of 2014 to extend the maturity date to December 23, 2015.

Hunton & Williams Notes

At September 30, 2015 and December 31, 2014, the Company has two outstanding notes payable with interest at 8% per annum due at maturity. The two notes, $61,150 and $323,822, are payable in one balloon payment upon the date the Noteholder provides written demand, however the Company is not obligated to make payments until the Northstar (or successor) Loan is paid off.

Asher Notes (During this period)

During the nine months ended September 30, 2015, the Company entered into Securities Purchase Agreements with Asher Enterprises, Inc. (“Asher”) or affiliates, for the sale of 8% convertible notes in aggregate principal amount of $180,000 (the “Asher Notes”). The Company incurred legal fees in the amount of $15,000 which were deducted from the proceeds of the notes.

The Asher Notes bear interest at the rate of 8% per annum. As of the nine months ended September 30, 2015, all interest and principal must be repaid nine months from the issuance date, with the last note being due February 6, 2016. The Asher Notes are convertible into shares of common stock, at Asher’s option, at a 45% discount to the average of the three lowest closing bid prices of the shares of common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Asher Notes. (see note 9)

These embedded derivatives included certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date, which at September 30, 2015 was $72,522. At the inception of the Asher Notes, the Company determined the aggregate fair value of $211,575 of the embedded derivatives.

During the nine months ended September 30, 2015, $151,000 of notes plus accrued interest that were outstanding at December 31, 2014, and $114,000 of notes plus accrued interest that were issued during 2015, were converted into shares of the Company’s common stock (see Note 10).

The remaining aggregate Asher Notes unconverted principle balance as of September 30, 2015 was $66,000.

Daniel James Management (During this period)

During the nine months ended September 30, 2015, the Company entered into Securities Purchase Agreements with Daniel James Management (“Daniel”) for the sale of 9.5% convertible note in aggregate principal amount of $100,000 (the “Daniel Notes”).

The Daniel Notes bear interest at the rate of 9.5% per annum. As of the nine months ended September 30, 2015, all interest and principal must be repaid one year from the issuance date, with the last note being due September 1, 2016. The Daniel Notes are convertible into common stock, at holder’s option, at a 47% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Daniel Notes. These embedded derivatives included certain conversion features and reset provision. (see note 9).

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Daniel Notes and to fair value as of each subsequent reporting date which at September 30, 2015 was $110,537. At the inception of the Daniel Notes, the Company determined the aggregate fair value of $180,930 of the embedded derivatives.

During the nine months ended September 30, 2015, $75,000 of notes plus accrued interest that were outstanding at December 31, 2014, and $25,000 of notes plus accrued interest that were issued during 2015, were converted into shares of the Company’s common stock (see Note 10).

The remaining aggregate Daniel Notes unconverted principle balance as of September 30, 2015 was $75,000.

Fourth Man, LLC (During this period)

During the nine months ended September 30, 2015, the Company entered into Securities Purchase Agreements with Fourth Man, LLC. (“Fourth Man”), for the sale of a 9.5% convertible notes in the aggregate principal amount of $100,000 (the “Notes”).

The Notes bears interest at the rate of 8% to 9.5% per annum. As of the nine months ended September 30, 2015, all interest and principal must be repaid one year from the issuance date, with the last note being due July 31, 2016. The Notes are convertible into shares of common stock, at Fourth Man’s option, at a 47% discount to the lowest closing bid price of the common stock during the 10 trading day period prior to conversion. The Company has identified the embedded derivatives related to the Fourth Man Notes. These embedded derivatives included certain conversion features and reset provision. (see note 9)

The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Fourth Man Notes and to fair value as of each subsequent reporting date which at September 30, 2015 was $108,731.  At the inception of the Fourth Man Notes, the Company determined the aggregate fair value of $198,855 of the embedded derivatives.

During the nine months ended September 30, 2015, $75,000 of notes plus accrued interest that were outstanding at December 31, 2014, and $25,000 of notes plus accrued interest that were issued during 2015, were converted into shares of the Company’s common stock (see Note 10).

The remaining aggregate Fourth Man, LLC Notes unconverted principle balance as of September 30, 2015 was $75,000.

Magna Group (During this period)

On August 6, 2015, the Company amended the securities purchase agreement with Magna amending the maturity date of its convertible notes payable with Magna from August 7, 2015 to November 7, 2015.  This amendment also changes to conversion price of the notes from $0.01035 to the lesser of a) $0.006 or b) a 40% discount from the lowest trading price in the five trading days prior to conversion.

The Company has identified the embedded derivatives related to the Magna Notes. These embedded derivatives included certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of Magna Notes and to fair value as of each subsequent reporting date which at September 30, 2015 was $83,787.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

During the nine months ended September 30, 2015, $140,405 of notes that were outstanding at December 31, 2014, plus accrued interest, were converted into shares of the Company’s common stock (see Note 10). The remaining aggregate Magna notes unconverted principle balance as of September 30, 2015 was $64,595.

PowerUp Lending Group, Ltd

In July 2015, the Company entered into two revenue based factoring agreements and received an aggregate of $180,000 (less origination fees of $3,590) in exchange for $243,000 of future receipts relating to monies collected from customers or other third party payors. Under the terms of the agreements, the Company is required to make daily payments equal to the greater of $1,464 or 20% of the Company’s daily cash or monetary sales receipts over the term of the agreements (ranging from 126 to 189 business days). The Company has recorded a debt discount which is being amortized to interest expense over the term of the agreements. At September 30. 2015, the Company has recorded interest expense in the amount of $20,014 under the terms of the agreement. The remaining unamortized debt discount at September 30, 2015 is $46,576.

Promissory note

At December 31, 2014, a related party to one of the Company’s former officers provided notes in aggregate of $1,500,000.  As of December 31, 2014, these notes were not considered as related party. The notes range from 4.75% to 8% per annum and are due upon payoff of the Northstar note payable described in Note 8.

On June 1, 2015, the Company issued an amended and restated promissory note of $1,697,762 in settlement of the $1,500,000 outstanding subordinated debt (See Note 12), related accrued interest of $373,469 and accumulated and unpaid guarantor fees of $624,737 (See Note 5).

The note is unsecured and non-interest bearing with four semi-annual payments of $75,000 beginning on December 31, 2015 with the remaining unpaid balance due June 1, 2020.

The Company imputed an interest rate of 5% and discounted the promissory note accordingly. The imputed debt discount of $368,615 is amortized to interest expense using the effective interest method.

In connection with the settlement, the Company recorded a gain on settlement of debt of $1,169,058.

For the three and nine months ended September 30, 2015, the Company amortized $21,396 and $28,141 of debt discounts to current period operations as interest expense, respectively.

Summary:

The Company has identified the embedded derivatives related to the Asher, Daniel, Fourth Man LLC and Magna notes. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of these notes and to fair value as of each subsequent reporting date which at September 30, 2015 was $375,577. The fair value of the embedded derivatives at issuance of the Asher, Daniel, Fourth Man and Magna Notes, was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 111.98% to 147.97%, (3) weighted average risk-free interest rate of 0.17% to 0.37%, (4) expected lives of 0.75 to 1.00 years, and (5) estimated fair value of the Company’s common stock from $0.0019 to $0.0127 per share.

The initial fair value of the embedded debt derivative of $591,360 was allocated as a debt discount up to the proceeds of the notes ($363,964) with the remainder ($227,396) charged to current period operations as interest expense. For the three and nine months ended September 30, 2015, the Company amortized an aggregate of $207,196 and $632,825 of debt discounts to current period operations as interest expense, respectively.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

NOTE 8 — RELATED PARTY TRANSACTIONS

Advances

As of September 30, 2015 and December 31, 2014, the Company’s officers and directors have provided advances in the aggregate of $155,363 and $148,759, respectively, for working capital purposes. The advances are unsecured, due on demand and non-interest bearing.

Notes payable-related party

Northstar Biotechnology Group, LLC

On February 29, 2012, a note issued to BlueCrest Master Fund Limited was assigned to Northstar Biotechnology Group, LLC (“Northstar”), owned partly by certain directors and existing shareholders of the Company, including Dr. William P. Murphy Jr., Dr. Samuel Ahn and Charles Hart. At the date of the assignment, the principal amount of the BlueCrest note was $544,267.

On March 30, 2012, the Company and Northstar agreed to extend until May 1, 2012 the initial payment date for any and all required monthly under the Note, such that the first of the four monthly payments required under the Note will be due and payable on May, 2012 and all subsequent payments will be due on a monthly basis thereafter commencing on June 1, 2012, and to waive any and all defaults and/or events of default under the Note with respect to such payments. The Company did not make the required payment, and as a result, was in default of the revised agreement The Company renegotiated the terms of the Note and Northstar agreed to suspend the requirement of principal payments by the Company and allow payment of interest-only in common stock.

On September 21, 2012, the Company issued 5,000 common stock purchase warrants to Northstar that was treated as additional interest expense upon issuance.

On October 1, 2012, the Company and Northstar entered into a limited waiver and forbearance agreement providing a recapitalized new note balance comprised of all sums due Northstar with a maturity date extended perpetually. The Company agreed to issue 5,000,000 shares of Series A Convertible Preferred Stock and 10,000 of common stock in exchange for $210,000 as payment towards outstanding debt, default interest, penalties, professional fees outstanding and due Northstar. In addition, the Company executed a security agreement granting Northstar a lien on all patents, patent applications, trademarks, service marks, copyrights and intellectual property rights of any nature, as well as the results of all clinical trials, know-how for preparing Myoblasts, old and new clinical data, existing approved trials, all right and title to Myoblasts, clinical trial protocols and other property rights.

In addition, the Company granted Northstar a perpetual license on products as described for resale, relicensing and commercialization outside the United States. In connection with the granted license, Northstar shall pay the Company a royalty of up to 8% on revenues generated.

Effective October 1, 2012, the effective interest rate was 12.85% per annum. The parties agreed, as of February 28, 2013, to reduce the interest rate to 7% per annum.

In connection with the consideration paid, Northstar waived, from the effective date through the earlier of termination or expiration of the agreement, satisfaction of the obligations as described in the forbearance agreement.

In 2012, 5,000,000 shares of Series A Convertible Preferred Stock were approved to be issued, which was subsequently increased to 20,000,000 shares of preferred stock as Series A Convertible Preferred Stock. In addition, the Company is obligated to issue additional preferred stock equal in lieu of payment of cash of accrued and unpaid interest on each six month anniversary of the effective date (October 1, 2012). In lieu of the initial two payments in preferred stock, the parties have determined to modify the voting rights of the Series A Convertible Preferred Stock from 20 votes per share on matters to be voted on by the common stock holders to 25 votes per share on matters to be voted on by the common stock holders and all prior and subsequent payments of interest will be in common stock. The Company is required to issue additional shares of its common stock (as amended), in lieu of cash, each six month anniversary of the effective date for any accrued and unpaid interest.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

As described above, during the year ended December 31, 2013, the Company issued the 5,000,000 shares of Series A Convertible Preferred Stock and the 10,000 of common stock described above in exchange for the $210,000 as payment towards outstanding principle of the debt. In addition, the Company issued 15,000,000 shares of Series A Convertible Preferred Stock as a penalty in settlement of the terms of the forbearance agreement. The fair value of the Preferred Stock of $274,050 was included in interest expense for the year ended December 31, 2013.

On September 30, 2013, the Company issued 8,772 shares of its common stock as payment of $100,000 towards cash advances.

On December 24, 2013, the Company issued 3,916 shares of its common stock as payment of accrued interest through June 30, 2013 of $85,447.

On April 2, 2014, the Company issued 275 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,635 due April 1, 2014 per the forbearance agreement.

On September 17, 2014, limited waiver and forbearance agreement entered into on October 1, 2012 to provide that the perpetual license on products as described for resale, relicensing and commercialization outside the United States was amended as such to condition upon NorthStar providing certain financing, which financing the Company, in its sole discretion, could decline and retain the license.

On October 3, 2014, the Company issued 515 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,705 due October 1, 2014 per the forbearance agreement.

On April 3, 2015, the Company issued 1,363 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,635 due April 1, 2015 per the forbearance agreement.

As of September 30, 2015 and December 31, 2014, the principle of this note was $362,000.

	September 30, 2015	December 31, 2014
Notes payable, Dr. Murphy	$465,240	$465,240
Note payable, Mr. Tomas	252,250	331,354
Note payable, Mr. Tomas	375,000	375,000
Note payable, Mr. Tomas	500,000	500,000
Note payable, Ms. Comella	287,772	299,465
Total	$1,880,262	$1,971,059

Notes payable, Dr. Murphy

At September 30, 2015 and December 31, 2014, the Company has outstanding notes payable to Dr. Murphy with interest at 8% per annum due at maturity in aggregate $465,240. Of the outstanding balance, certain subordinated notes totaling $100,000 and $140,000 were previously due on November 30, 2012 and June 4, 2011 respectively, and are unsecured. The Company is not obligated to make payment until Northstar (or successor) Loan is paid off.

Notes payable, Mr. Tomas

In 2013, the Company issued a promissory note payable for previous advances and accrued compensation. The promissory note bears interest of 5% per annum and due on demand. During the nine months ended September 30, 2015, the Company paid off $79,104 of the outstanding promissory note. The principle outstanding balance of this note as of September 30, 2015 is $252,250.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

On August 1, 2013, the Company issued a $375,000 promissory note due on demand in settlement of accrued compensation. The promissory note bears interest of 5% per annum and is due on demand. The principle outstanding balance of this note as of September 30, 2015 is $375,000.

On July 1, 2014, the Company issued a $500,000 promissory note in settlement of accrued compensation. The promissory note bears interest of 5% per annum and was due on January 1, 2015. The principle outstanding balance of this note as of September 30, 2015 is $500,000.

Notes payable, Ms. Comella

On July 1, 2014, the Company issued a $300,000 promissory note in settlement of accrued compensation. The promissory note bears interest of 5% per annum and due on January 1, 2015. During the nine months ended September 30, 2015, the Company paid off $11,693 of the outstanding promissory note. The principle outstanding balance of this note as of September 30, 2015 is $287,772.

Transactions with Pavilion

During the three and nine months ended September 30, 2015, the Company purchased $69,973 and $242,271 lab kits, respectively, from Pavillion, Inc., a related party, whose owner is related to an officer of the Company.

NOTE 9 — DERIVATIVE LIABILITIES

Reset warrants

On October 1, 2012, in connection with the forbearance agreement with Northstar as discussed in Note 8 above, the Company issued an aggregate of 15,000 common stock purchase warrants to purchase the Company’s common stock with an exercise price of $0.014 per share for ten years with anti-dilutive (reset) provisions.

The Company has identified embedded derivatives related to the issued warrants. These embedded derivatives included certain and anti-dilutive (reset) provisions. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date and to fair value as of each subsequent reporting date.

At September 30, 2015, the fair value of the reset provision related to the embedded derivative liability of $23,751 was determined using the Binomial Option Pricing model with the following assumptions: dividend yield: 0%; volatility: 136.32%; risk free rate: 1.74%; and expected life: 7.00 years. The Company recorded a gain on change in derivative liabilities of $58,760 and $126,168 during the three and nine months ended September 30, 2015, respectively.

Convertible notes

In 2014 and the nine months ended September 30, 2015, the Company issued convertible notes (see Note 7 above).

These notes are convertible into common stock, at holders’ option, at a discount to the market price of the Company’s common stock. The Company has identified the embedded derivatives related to these notes relating to certain anti-dilutive (reset) provisions. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of these notes and to fair value as of each subsequent reporting date.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

The fair value of the embedded derivatives at September 30, 2015, in the amount of $375,577, was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 136.32%, (3) weighted average risk-free interest rate of 0.01 to 0.33%, (4) expected lives of 0.25 to 0.92 years, and (5) estimated fair value of the Company’s common stock of $0.0019 per share. The Company recorded a gain on change in derivative liabilities of $315,924 and $134,784 during the three and nine months ended September 30, 2015, respectively.

Based upon ASC 840-15-25 (EITF Issue 00-19, paragraph 11) the Company has adopted a sequencing approach regarding the application of ASC 815-40 to its outstanding convertible notes. Pursuant to the sequencing approach, the Company evaluates its contracts based upon earliest issuance date.

NOTE 10 — STOCKHOLDERS’ EQUITY

On October 12, 2015, the Company filed an amendment to its Articles of Incorporation and effected a 1-for-1,000 reverse stock split of its issued and outstanding shares of common stock, $0.001 par value, effective November 19, 2015. The Financial Industry Regulatory Authority (“FINRA”) declared the ex-dividend date for the dividend date as November 4, 2015.  All per share amounts and number of shares in the condensed financial statements and related notes have been retroactively restated to reflect the reverse stock split as if it had occurred on the first day of the first period presented resulting in the transfer of $580,852 from common stock to additional paid in capital at December 31, 2014.

During the nine months ended September 30, 2015, the Company issued an aggregate of 20,819 shares of its common stock in the amount of $152,777 for the settlement of outstanding accounts payable and accrued expenses. In connection with the issuance of the shares the Company recognized a gain on settlement of accounts payable and accrued expenses in the amount of $86,763 (see Note 5).

During the nine months ended September 30, 2015, the Company issued 6,650 shares of common stock in settlement of litigation. In connection with the issuances, the Company recognized a loss in the amount of $59,850, which is included in the marketing, general and administration expense in the Statement of Operations (see Note 12).

On April 3, 2015, the Company issued 1,363 shares of its common stock in lieu of payment in cash of accrued and unpaid interest of $12,635 due April 1, 2015 per the forbearance agreement on Northstar note (See Note 8).

During the nine months ended September 30, 2015, the Company issued an aggregate of 247,524 shares of its common stock for the conversion of $623,237 of notes payable and related accrued interest. Upon conversion of the notes, the Company recorded an adjustment to the derivative liability in the amount of $672,350 (see Note 13).

During the nine months ended September 30, 2015, the Company purchased 37,852 shares of the Company’s common stock in the open market at an average cost of $4.17 per share.

During the nine months ended September 30, 2015, the Company issued an aggregate of 87,812 shares of common stock in exchange for $521,538 under the stock purchase agreement with Magna Equities II, LLC (see Note 6), and issued an aggregate of 7,852 shares of common stock in exchange for $61,270. In connection with the stock sale, the Company issued an aggregate of 1,443,656 warrants to purchase the Company’s common stock (see Note 11).

During the nine months ended September 30, 2015, the Company issued an aggregate of 24,353 shares of its common stock in settlement of accumulative outstanding accounts payable due to Guarantors of the Company of $961,125. In connection with the issuance, the Company incurred a $791,024 gain in settlement of debt.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

NOTE 11 — STOCK OPTIONS AND WARRANTS

Stock Options

In December 1999, the Board of Directors and shareholders adopted the 1999 Officers and Employees Stock Option Plan, or the Employee Plan, and the 1999 Directors and Consultants Stock Option Plan, or the Director Plan. The Employee Plan and the Director Plan are collectively referred to herein as the Plans. The Plans are administered by the Board of Directors and the Compensation Committee.

The objectives of the Plans include attracting and retaining key personnel by encouraging stock ownership in the Company by such persons. In February 2010, the Directors & Consultants Plan was amended to extend the termination date of the Plan to December 1, 2011.

On April 1, 2013, the Board of Directors approved, subject to shareholder approval, the establishment of the Bioheart 2013 Omnibus Equity Compensation Plan, or the “2013 Omnibus Plan”. The 2013 Omnibus Plan reserves up to fifty thousand shares of common stock for issuance. On August 4, 2014, the Board of Directors approved to set the reserve to one hundred thousand shares of common stock for issuance and to close the 1999 Officers and Employees Stock Option Plan. On February 2, 2015, at the annual meeting of shareholders, the majority of shareholders approved the 2013 Omnibus Equity Compensation Plan. On November 2, 2015, the Board of Directors approved the increase of the reserve under the 2013 Omnibus Plan to (pre-split) five hundred million shares of common stock for issuance.

A summary of options at September 30, 2015 and activity during the nine months then ended is presented below:

	Shares	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term (in years)

Options outstanding at January 1, 2014	23,921		$150.00	9.0
Granted	43,148		$23.00	10.0
Exercised	—	$
Forfeited/Expired	(136)		$5,200.00
Options outstanding at December 31, 2014	66,933		$56.00	8.9
Granted	7,100		$11.16	10.0
Exercised	—
Forfeited/Expired	(229)		$5,112.48
Options outstanding at September 30, 2015	73,804		$36.32	8.3
Options exercisable at September 30, 2015	44,468		$46.41	8.3
Available for grant at September 30, 2015	89,400

The following information applies to options outstanding and exercisable at September 30, 2015:

		Options Outstanding			Options Exercisable
		Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

	$0.00 – $20.00	52,690	8.2	$16.73	34,490	$16.38
	$20.01 – $30.00	19,849	8.8	$26.96	8,713	$26.94
	$30.01 – $100.00	300	5.9	$70.00	300	$70.00
$	>100.00	965	4.3	$1,243.27	965	$1,243.27
		73,804	8.3	$36.32	44,468	$46.41

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

On February 2, 2015, the Company issued an aggregate 7,000 options to purchase the Company’s common stock at $11.16 per share to members of the Board of Directors, vesting immediately and exercisable over 10 years. The aggregate fair value of $121,735, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 142.65% and Risk free rate: 1.68%.

On August 24, 2015, the Company issued 100 options to purchase the Company’s common stock at $5.31 per share to a consultant, vesting immediately and exercisable over 4 years. The aggregate fair value of $347, determined using the Black Scholes option pricing model with the following assumptions: Dividend yield: 0%; Volatility: 129.01% and Risk free rate: 1.39%.

The fair value of all options vesting during the three and nine months ended September 30, 2015 of $73,520 and $345,761, respectively, was charged to current period operations. The fair value of all options vesting during the three and nine months ended September 30, 2014 of $164,247 and $407,616, respectively, was charged to period operations.

Warrants

A summary of common stock purchase warrants at September 30, 2015 and activity during the period then ended is presented below:

	Shares	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Term (in years)

Outstanding at January 1, 2014	118,134		$220.00	6.3
Issued	57,582		$20.00	8.2
Exercised	(11,918)		$10.00
Expired	(13,178)		$80.00
Outstanding at December 31, 2014	150,620		$10.00	6.6
Issued	1,444		$11.27	10.0
Exercised		$
Expired	(13,325)		$24.00
Outstanding at September 30, 2015	138,739		$182.90	6.5
Exercisable at September 30, 2015	133,194		$100.27	6.6

The following information applies to common stock purchase warrants outstanding and exercisable at September 30, 2015:

		Warrants Outstanding			Warrants Exercisable
		Shares	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

	$0.01 – $20.00	94,108	7.0	$15.54	94,108	$15.54
	$20.01 – $30.00	29,743	6.3	$24.52	27,743	$24.72
	$30.01 – $50.00	6,253	3.4	$48.36	4,253	$48.49
	$50.01 – $60.00	543	2.2	$60.00	543	$60.00
$	>60.00	8,092	4.4	$2,823.67	6,547	$1,675.28
		138,739	6.5	$182.90	133,194	$100.27

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

In conjunction with the authorized issuance of common stock, the Company granted 1,444 common stock purchase warrants during the nine months ended September 30, 2015. The warrants are exercisable at an exercise price of approximately $11.27 per share for ten years.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Litigation

On March 19 2015, the Company settled a prospective dispute with a third party over the use of proprietary information through the issuance of 6,650 shares of common stock. (See Note 10)

On November 10, 2014, the Company was served with a lawsuit by an alleged assignee and a guarantor to a Loan Guarantee, Payment and Security Agreement. These parties claim breach of that Agreement and damages of approximately $2.3 Million plus interest. The assignor and assignee also sued the Company’s directors and two past directors and an affiliate shareholder for breach of fiduciary duty, claiming damages as alleged creditors arising out of these parties’ alleged participation in Northstar Biotech Group, LLC, a secured creditor of the Company. On June 1, 2015, the Company settled the lawsuit. As part of the settlement, the Company recorded a gain of $1,169,058. The Company provided a note to the original guarantor in the amount of $1,697,762, to be paid over a five year period with a 0% interest rate.

The Company is subject to other legal proceedings that arise in the ordinary course of business. In the opinion of management, as of September 30, 2015, the amount of ultimate liability with respect to such matters, if any, in excess of applicable insurance coverage, is not likely to have a material impact on the Company’s business, financial position, results of operations or liquidity. However, as the outcome of litigation and other claims is difficult to predict significant changes in the estimated exposures could exist.

NOTE 13 — FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) on January 1, 2008. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.

As of September 30, 2015 or December 31, 2014, the Company did not have any items that would be classified as level 1 or 2 disclosures.

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed in notes 7 and 9. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed in Notes 7 and 9 are that of volatility and market price of the underlying common stock of the Company.

As of September 30, 2015 and December 31, 2014, the Company did not have any derivative instruments that were designated as hedges.

The derivative liability as of September 30, 2015, in the amount of $399,328 has a level 3 classification.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of September 30, 2015:

	Warrant Liability	Debt Derivative
Balance, December 31, 2013	146,855	$256,956
Total (gains) losses
Initial fair value of debt derivative at note issuance	—	1,443,708
Initial fair value of derivative relating to reset warrants	—	—
Mark-to-market at December 31, 2014:	3,065	(429,018)
Transfers out of Level 3 upon increase in authorized shares	—	—
Transfers out of Level 3 upon conversion and settlement of notes	—	(680,295)
Balance, December 31, 2014	$149,920	$591,351
Total (gains) losses
Initial fair value of debt derivative at note issuance	—	591,360
Mark-to-market at September 30, 2015:	(126,169)	(134,784)
Transfers out of Level 3 upon conversion or payoff of notes payable	—	(672,350)
Balance, September 30, 2015	$23,751	$375,577
Net gain for the period included in earnings relating to the liabilities held at September 30, 2015	$126,169	$134,784

U.S. STEM CELL, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(unaudited)

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. The Company’s stock price decreased approximately 82% from December 31, 2014 to September 30, 2015. As the stock price decreases for each of the related derivative instruments, the value to the holder of the instrument generally decreases.. Additionally, stock price volatility is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments.

The estimated fair value of these liabilities is sensitive to changes in the Company’s expected volatility. Increases in expected volatility would generally result in a higher fair value measurement.

NOTE 14 — SUBSEQUENT EVENTS

Subsequent stock issuances

In October and November 2015, the Company issued an aggregate of 252,157 shares of its common stock in settlement of $136,095  of outstanding convertible notes payable and $7,499 accrued interest; 14,848 shares of its common stock in settlement of services of approximately $65,015. In addition, the Company issued an aggregate 38,678 shares of its common stock in settlement of $100,000 principal and $12,705 accrued interest on Northstar debt. The Company also issued an aggregate of 274,211 shares of its common stock in settlement of $471,000 of outstanding notes payable and advances to related parties.

Subsequent financing

On October 1, 2015, the Company entered into a Securities Purchase Agreement with Magna Equities, II, LLC for the sale of 12% convertible note in the principal amount of $160,000 (the “Note”).

The Note bears interest at the rate of 12% per annum. All interest and principal must be repaid on August 1, 2016. The Note is convertible into common stock, at Magna Equities, II, LLC’s option, at a $0.72 per share or if a registration statement registering the underlying shares of common stock is not filed within 70 days, 45%  of the lowest trading price during five consecutive trading days prior to conversion with anti-dilutive provisions.

On October 7, 2015, the Company entered into a Securities Purchase Agreement with Fourth Man, LLC., for the sale of a 9.5% convertible note in the principal amount of $25,000 (the “Note”).

The Note bears interest at the rate of 9.5% per annum. All interest and principal must be repaid on October 6, 2016. The Note is convertible into common stock, at Fourth Man’s option, at a 47% discount to the lowest daily closing trading price of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the Note in full, the Company is required to pay off all principal at 150%, interest and any other amounts.

The Company amended its Articles of Incorporation to change its name to U.S. Stem Cell, Inc. and to implement a reverse stock split in the ratio of 1 share for every 1,000 shares of common stock. This amendment was approved and filed of record by the Florida Secretary of State on October 12, 2015, effective on October 19, 2015.  FINRA has declared the Company’s 1-for-1,000 reverse stock split market effective as of November 4, 2015. The number of authorized shares of common and preferred stock remained unchanged.  All fractional shares will be rounded up. In addition, the ticker symbol will be BHRTD for 20 business days on November 4th 2015 and will change to USRM (OTC Markets) on December 2, 2015.

341,718 Shares

Common Stock

Prospectus